Exhibit 2

Contribution and Exchange Agreement by and among Abbott Laboratories, Takeda Pharmaceutical Company Limited,
Takeda America Holdings, Inc., TAP Pharmaceutical Products Inc., Lake Products Inc.

and Takeda Pharmaceuticals LLC dated as of March 19, 2008*

*                 In accordance with Item 601(b)(2) of Regulation S-K, the schedules and similar attachments to this agreement, which are listed in the table of contents of this agreement, have not been filed, with the exception of Exhibit I to this agreement. The registrant agrees to furnish a copy of any omitted schedule or similar attachment to the SEC upon request.

Execution Version

CONTRIBUTION AND EXCHANGE AGREEMENT

by and among

ABBOTT LABORATORIES

TAKEDA PHARMACEUTICAL COMPANY LIMITED

TAKEDA AMERICA HOLDINGS, INC.

TAP PHARMACEUTICAL PRODUCTS INC.

LAKE PRODUCTS INC.

and

TAKEDA PHARMACEUTICALS LLC

dated as of March 19, 2008

i

ARTICLE 15 Miscellaneous		58

Section 15.01	Notices	58
Section 15.02	Amendments; No Waivers	59
Section 15.03	Expenses	60
Section 15.04	Successors and Assigns	60
Section 15.05	Dispute Resolution	60
Section 15.06	Governing Law	62
Section 15.07	Counterparts; Effectiveness	62
Section 15.08	Entire Agreement	62
Section 15.09	Severability	62
Section 15.10	Specific Performance	63
Section 15.11	No Right to Setoff	63
Section 15.12	Third Parties	63
Section 15.13	Construction	63
Section 15.14	Descriptive Headings	63
Section 15.15	No Partnership or Joint Venture	64
Section 15.16	Obligations of Takeda	64
Section 15.17	Effect of Amendment and Restatement	64

EXHIBITS

Exhibit I	Definitions
Exhibit II	Royalty Deduction Schedule
Exhibit III	TAP Long Range Plan (Selected Items)
Exhibit IV	Agreed Accounting Conventions
Exhibit V	Description of Headquarters Facility
Exhibit VI-A	Abbott Knowledge Persons
Exhibit VI-B	Takeda Knowledge Persons
Exhibit VI-C	TAH Knowledge Persons
Exhibit VI-D	TAP Closing Knowledge Persons
Exhibit VI-E	TAP Signing Knowledge Persons
Exhibit VII	Base Transaction Conventions

TAP DISCLOSURE SCHEDULES TO THE
SIGNING REPRESENTATIONS

Schedule 4.01	Organization and Qualification
Schedule 4.02	Authority; Binding Obligation
Schedule 4.03(a)	Non-Contravention; Required Filings and Consents
Schedule 4.03(d)	Non-Contravention; Required Filings and Consents
Schedule 4.04	Capitalization of Tap
Schedule 4.06	Governmental Authorizations
Schedule 4.07(a)	Capitalization of Subsidiaries
Schedule 4.08	Material Changes in Accounting Principles

Schedule 4.09	Certain Developments
Schedule 4.10	Undisclosed Liabilities
Schedule 4.11	Legal Proceedings
Schedule 4.13	No Basis for Exclusion Or Debarment
Schedule 4.14	Relations with Governments
Schedule 4.27	Insurance
Schedule 4.28	Books and Records
Schedule 4.29	Broker’s Fees

TAP DISCLOSURE SCHEDULES TO THE
CLOSING REPRESENTATIONS

Schedule 4.03(b)	Required Third Party Consents
Schedule 4.03(c)	Non-Contravention; Required Filings and Consents
Schedule 4.05	Ownership of Newco Stock
Schedule 4.07(b)	Subsidiaries and Affiliated Transactions
Schedule 4.12	Compliance with Laws
Schedule 4.15(a)(i)	Owned Identifiable Intellectual Property: Split-Off Business
Schedule 4.15(a)(ii)	Owned Identifiable Intellectual Property: Retained Business
Schedule 4.15(a)(iii)	Other Owned Identifiable Intellectual Property
Schedule 4.15(b)	Intellectual Property
Schedule 4.15(c)(i)	Tap Intellectual Property Exceptions: Exclusive Licenses
Schedule 4.15(c)(ii)	Tap Intellectual Property Exceptions: Noncompetition
Schedule 4.15(d)	Intellectual Property
Schedule 4.16	Health Care Compliance and Pricing
Schedule 4.17(a)	FDA Regulatory Compliance
Schedule 4.17(b)	FDA Regulatory Compliance
Schedule 4.17(c)	FDA Regulatory Compliance
Schedule 4.18	Environmental Matters
Schedule 4.19	Compliance with Plea and Related Agreements
Schedule 4.20(a)	Material Contracts
Schedule 4.20(b)	Material Contracts
Schedule 4.21	Labor and Employment Matters
Schedule 4.22(a)	Benefit Plans
Schedule 4.22(b)(iv)	Contributions to Multiemployer Plans
Schedule 4.22(c)-(i)	Employee Benefit Matters
Schedule 4.23(a)	Inventory
Schedule 4.23(b)	Inventory
Schedule 4.24	Products Liability
Schedule 4.25	Title and Condition Of Assets
Schedule 4.26	Accounts Receivable
Schedule 4.30	Privacy Laws

OTHER SCHEDULES

Schedule 3.02(c)	Resigning Directors and Officers

v

Schedule 5.06	Abbott TAP-Related Intellectual Property
Schedule 6.02(h)	Takeda TAP-Related Intellectual Property
Schedule 7.05	Termination of Certain Inter-company Contracts

ATTACHMENTS

Attachment A	Form of Special Warranty Deed
Attachment B	Form of Identifiable Intellectual Property Assignment Documents
Attachment C	Joint Transition Team
Attachment D	Joint Information Technology Team
Attachment E	Control of Third Party Claims
Attachment F	Form of VEP Report
Attachment G	Form of Escrow Agreement

CONTRIBUTION AND EXCHANGE AGREEMENT

This Contribution and Exchange Agreement (this “Agreement”), dated as of March 19, 2008 and amended and restated as of April 30, 2008, by and among Abbott Laboratories, an Illinois corporation (“Abbott”), Takeda Pharmaceutical Company Limited, a Japanese corporation (“Takeda”), Takeda America Holdings, Inc., a New York corporation and wholly-owned subsidiary of Takeda (“TAH”), TAP Pharmaceutical Products Inc., a close corporation incorporated in Delaware (“TAP”), Lake Products Inc., a Delaware corporation (“Newco”), and Takeda Pharmaceuticals LLC, a Delaware limited liability company (“VEP LLC”), amends and restates in its entirety the Contribution and Exchange Agreement, dated as of March 19, 2008, by and among Abbott, Takeda, TAH, TAP and Newco (the “Original Agreement”).

W I T N E S S E T H

WHEREAS, TAP is a close corporation jointly owned by TAH and Abbott and is engaged in the Split-off Business and the Retained Business;

WHEREAS, upon the terms and subject to the conditions of this Agreement, (i) TAP desires to contribute to Newco certain Assets used or held for use primarily in the conduct of the Split-off Business, certain other Assets, and an amount of cash, if any, equal to half of the Net Assets of TAP (prior to the Contemplated Transactions) less the Net Assets of the Split-off Business (giving effect to the Contemplated Transactions), subject to subsequent adjustment, and (ii) Newco desires to assume, among other things, the Liabilities associated primarily with, or to the extent arising out of the conduct of, the Split-off Business and such other Assets and certain other Liabilities;

WHEREAS, upon the terms and subject to the conditions of this Agreement, TAP desires to exchange with Abbott, and Abbott desires to exchange with TAP, immediately following the consummation of the Contribution and Assumption, all of the issued and outstanding Newco Stock for all of the issued and outstanding TAP Class A Common Stock owned by Abbott;

WHEREAS, in accordance with the Original Agreement, VEP LLC has been established to facilitate certain arrangements between TAP and Newco with respect to VEP Products after the Closing, and the Parties wish to amend and restate the Original Agreement in its entirety and to provide for the amendment and restatement of certain other Transaction Documents to reflect changes to the documentation of the Contemplated Transactions as contemplated by the Original Agreement; and

WHEREAS, the Parties are entering into the Contemplated Transactions pursuant to a plan of reorganization in accordance with Sections 368(a)(1)(D) and 355 of the Code, and the Parties intend for such Contemplated Transactions to qualify as a tax free reorganization under such sections of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth hereinafter and in the other Transaction Documents, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01          Definitions.  Capitalized terms used but not otherwise defined herein shall have the respective meanings specified in Exhibit I to this Agreement.

ARTICLE 2

TRANSFER AND ASSUMPTION OF ASSETS AND LIABILITIES

Section 2.01          Contribution of the Transferred Assets and Assumption of the Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, including Article 12, immediately prior to the Exchange, (i) TAP shall assign, transfer, convey and deliver as a capital contribution to Newco, and Newco shall accept, all of the right, title and interest of TAP in, to and under the Transferred Assets, free and clear of all Liens running for the benefit of TAP or any of the TAP Subsidiaries, (ii) if the Estimated Net Asset Equalization Amount is greater than zero, TAP shall contribute to Newco cash in the amount of the Estimated Net Asset Equalization Amount and (iii) Newco shall assume and agree to pay, perform and discharge when due all of the Assumed Liabilities (clauses (i), (ii) and (iii), collectively, the “Contribution and Assumption”).

Section 2.02          Retained Assets and Liabilities.

(a)        Notwithstanding anything to the contrary herein, TAP shall not assign, transfer, convey or deliver to Newco, nor shall Newco accept, any right, title or interest in, to or under any Retained Assets.

(b)        Newco shall not assume or have any responsibility for any Retained Liabilities.

Section 2.03          Contribution Deliveries.

(a)        Immediately prior to the Exchange on the Closing Date (the “Contribution Effective Time”), TAP shall duly execute and/or deliver to Newco:

(i)         a wire transfer of immediately available funds in an amount equal to the Estimated Net Asset Equalization Amount, if the Estimated Net Asset Equalization Amount is greater than zero;

(ii)        (A) a special warranty deed conveying the Headquarters Facility to Newco in the form attached hereto as Attachment A (the “Special Warranty Deed”), (B) a title policy from First American Title Insurance Company (or another title company mutually acceptable to Abbott and TAH) (the

“Title Company”) for an ALTA extended coverage title policy insuring Newco in an amount equal to at least the Title Commitment Headquarters Value in form and substance reasonably acceptable to Abbott and containing the following endorsements: (1) an endorsement deleting the standard printed exceptions; (2) an endorsement insuring that the insured property is the same as depicted in the Survey; (3) an endorsement insuring access to the Premises by vehicles from North Field Drive, Lake Forest, Illinois; (4) an endorsement insuring against loss of title to the Headquarters Facility or the inability of the owner of the Premises to maintain or operate the improvements now located on the Premises by reason of a violation of a covenant, condition or restriction of record at Closing affecting the Headquarters Facility; (5) a 3.1 zoning endorsement insuring that the Headquarters Facility, as currently operated, is in compliance with all applicable zoning ordinances and regulations; (6) a tax parcel endorsement; (7) a contiguity endorsement and (8) such other endorsements as Abbott may reasonably request which the Title Company commits to issue (the “Title Policy”), (C) a current survey of the Headquarters Facility prepared in accordance with “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys,” jointly established and adopted by ALTA and ACSM in 2005 in form and content reasonably acceptable to Abbott and including ALTA Table A items 2, 3, 4, 6, 7(a), 7(c), 8, 9, 10, 11(c), 16 and 18 (the “Survey”) and (D) all affidavits, statements, transfer tax declarations and other items necessary to effectuate the transfer of the Headquarters Facility to Newco and cause the Title Company to issue the Title Policy; provided that any and all costs and expenses of the deliveries identified in clauses (B) and (C) shall be borne entirely by TAP (which costs and expenses shall be reflected as a Liability on the TAP Closing Balance Sheet or paid by TAP prior to the Closing);

(iii)       the Contribution, Conveyance and Assumption Agreement;

(iv)       instruments for the transfer to Newco of the Identifiable Intellectual Property set forth in Schedule 4.15(a)(i) of the TAP Disclosure Schedules, in the forms attached hereto as Attachment B;

(v)        the Transferred Assets specified in clause (m) of the definition of Transferred Assets; and

(vi)       a non-foreign person affidavit as required by Section 1445 of the Code.

(b)        At the Contribution Effective Time, Newco shall duly execute and deliver to TAP:

(i)         the Contribution, Conveyance and Assumption Agreement; and

(ii)        instruments for the transfer to Newco of the Identifiable Intellectual Property set forth in Schedule 4.15(a)(i) of the TAP Disclosure Schedules, in the forms attached hereto as Attachment B.

(c)        Notwithstanding anything in Section 2.01 or this Section 2.03 to the contrary, TAP may assign, transfer, deliver, convey and contribute to Newco any Transferred Asset and cause Newco to assume any Assumed Liability, in each case, prior to the Contribution Effective Time and upon mutual written agreement of the Parties.  Any such mutual written agreement shall specify that the subject action may be unwound in the event this Agreement is terminated pursuant to Section 13.01.

Section 2.04          Third Party Consents; Assignment of Contracts and Rights.

(a)        Subject to the terms of this Agreement, prior to the Contribution Effective Time, TAP shall, and Abbott and TAH shall each instruct TAP to (and, if applicable, vote to cause TAP to), use commercially reasonable efforts to take such actions, make such filings, furnish such information and seek timely to obtain any Third Party Consents reasonably determined by either TAH or Abbott as being required in connection with the consummation of the Contemplated Transactions.  Fifty percent (50%) of all out-of-pocket costs, including any consent fees, incurred by TAP in connection with taking such actions, making such filings, furnishing such information and seeking or obtaining such Third Party Consents (to the extent such costs are not reflected on the TAP Closing Balance Sheet or paid by TAP prior to the Closing) shall be promptly reimbursed by Newco upon the written request of TAP.

(b)        In the event any Third Party Consent, which is determined by Abbott to be required in connection with the consummation of the Contemplated Transactions, is not obtained prior to the Contribution Effective Time, TAP shall, and TAH shall cause TAP to, subsequent to the Contribution Effective Time, continue to use its commercially reasonable efforts to promptly obtain such Third Party Consent.  In the event that TAP makes any payment to any Person to induce such Person to grant any Third Party Consent, which Third Party Consent is determined by Abbott or TAH to be required in connection with the consummation of the Contemplated Transactions and is not obtained prior to the Contribution Effective Time, fifty percent (50%) of the amount of such payment and related out-of-pocket costs and expenses (including reasonable attorneys’ fees) of TAP shall be promptly reimbursed by Newco upon written request by TAP (to the extent not reflected on the TAP Closing Balance Sheet or paid by TAP prior to the Closing); provided that any such payment shall be approved in advance in writing by Abbott.  Abbott shall cooperate with TAP in connection with obtaining such Third Party Consents and shall use commercially reasonable efforts (but not payment of money) to obtain such Third Party Consents.  After the Contribution Effective Time, until any such Third Party Consent is received, (i) TAP and Newco shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Newco the benefits, obligations and Liabilities associated with such Transferred Asset, (ii) Newco shall timely discharge and perform when due all of the obligations of TAP associated with such Transferred Asset, including all payment obligations, as if Newco were the Party in interest thereto, and (iii) TAP shall enforce, at the reasonable request of Newco, any rights of TAP relating to such Transferred Asset; provided that, upon written request of TAP, Newco shall promptly reimburse TAP for (x) fifty percent (50%) of all out-of-pocket costs and expenses (including reasonable attorneys’ fees) of TAP incurred pursuant to clause (i) of this sentence after the Closing but prior to the one year anniversary of the Closing Date and (y) all out-of-pocket costs and expenses (including reasonable attorneys’ fees) of TAP incurred pursuant to clause (iii) of this sentence after the Closing or pursuant to clause (i) of this sentence on or after the one year anniversary of the Closing Date, to the extent, in the case of each of the foregoing clauses (x) and (y), not reflected on the TAP Closing Balance Sheet.  Once such Third Party Consent for the transfer of any applicable Transferred Asset not transferred at the Contribution Effective Time is obtained, TAP shall promptly transfer, or cause to be transferred, such Transferred Asset to Newco for no additional consideration.

(c)        Unless the Parties agree otherwise, any Mixed Contract that exists as of the Contribution Effective Time shall be assigned in part to Newco, if so assignable, upon or after the Contribution Effective Time, so that each of Newco and TAP shall be entitled to the rights and benefits and shall assume the related portion of any Liabilities inuring to their respective businesses; provided, however, that in no event shall TAP be required to assign any Mixed Contract in its entirety.  If any Mixed Contract cannot be so partially assigned, TAP and Newco shall take such other reasonable and permissible actions to cause (i) the Assets associated with that portion of each Mixed Contract that relates to the Retained Business to be enjoyed by TAP; (ii) the Liabilities associated with that portion of each Mixed Contract that relates to the Retained Business to be borne by TAP; (iii) the Assets associated with that portion of each Mixed Contract that relates to the Split-off Business to be enjoyed by Newco; and (iv) the Liabilities associated with that portion of each Mixed Contract that relates to the Split-off Business to be borne by Newco.

(d)        At the Closing, the Interchangeable Assets shall be physically apportioned between the Retained Business and the Split-off Business on an approximately pro rata basis in accordance with the overall usage of the Interchangeable Assets by the Retained Business and the Split-off Business as of immediately prior to the Closing Date.  The portion of the Interchangeable Assets so apportioned to the Retained Business shall constitute Retained Assets and the portion of the Interchangeable Assets so apportioned to the Split-off Business shall constitute Transferred Assets.  After the Closing, except as otherwise provided in this Agreement or any other Transaction Document, (i) Newco and its Affiliates shall have no right of access to, possession of or use of the Interchangeable Assets that constitute Retained Assets and (ii) TAP and its Affiliates shall have no right of access to, possession of or use of the Interchangeable Assets that constitute Transferred Assets.  Prior to the Closing, TAH and Abbott shall cooperate in good faith to identify and determine the allocation of each such Interchangeable Asset in accordance herewith.

(e)        Subject to the terms of any arrangement between TAP and Newco pursuant to clause (i) in Section 2.04(b), subsequent to the Contribution Effective Time, TAP shall promptly pay to Newco when received any amounts received by TAP pertaining primarily to any Transferred Asset or any claim, right or benefit arising under any Transferred Asset.

(f)        Subsequent to the Contribution Effective Time, Newco shall promptly pay to TAP when received any amounts received by Newco pertaining primarily to any Retained Asset or any claim, right or benefit arising under any Retained Asset (including any Split-off Accounts Receivable retained by TAP as a Retained Asset pursuant to the terms of this Agreement).

Section 2.05          Governmental Authorizations.

(a)        Subject to the terms of this Agreement, prior to the Contribution Effective Time, TAP shall, and Abbott and TAH shall each instruct TAP to (and, if applicable, vote to cause TAP to), and Abbott and TAH (at the cost and expense of TAP) shall, as the case may be, use commercially reasonable efforts to take such actions, make such filings, furnish such information and seek timely to obtain such Governmental Authorizations, if any, as are required in connection with the consummation of the Contemplated Transactions.  In addition, pursuant to 21 C.F.R. § 314.72(a)(1), TAP shall, at the time of transfer, notify the FDA in writing of all NDAs and INDs transferred from TAP to Newco and that all rights to such NDAs and INDs have been transferred to Newco.

(b)        Notwithstanding anything to the contrary herein, Newco acknowledges and agrees that if there are any Governmental Authorizations pertaining primarily to the Split-off Business (or are otherwise necessary to engage in the Split-off Business from and after the Contribution Effective Time) that are non-transferable or otherwise not transferred to Newco prior to or at the Contribution Effective Time pursuant to this Agreement (the “Non-Transferred Permits”), the same shall be retained by TAP from and after the Contribution Effective Time for the benefit of Newco.  For a period of one year after the Closing Date, TAP shall, and TAH shall cause TAP to, continue to use its commercially reasonable efforts to promptly transfer any transferable Non-Transferred Permits pertaining primarily to the Split-off Business.  In the event TAP makes any payment to any third party to transfer any such transferable Non-Transferred Permit, fifty percent (50%) of the amount of such payment and related out-of-pocket costs and expenses of TAP (including reasonable attorneys’ fees) shall be promptly reimbursed by Newco upon written request by TAP (to the extent not reflected on the TAP Closing Balance Sheet or paid by TAP prior to the Closing); provided that (except for any such payment to a Governmental Authority that is required by Law to transfer any Non-Transferred Permit) Newco shall be obligated to make the respective payment to TAP only if Abbott has approved such third party payment in writing in advance.  TAP and Newco shall cooperate with each other in any reasonable and lawful arrangements to provide to Newco the benefits, obligations and Liabilities associated with each Non-Transferred Permit until such time as Newco obtains a replacement Governmental Authorization, but the obligations of TAP under this Section 2.05(b) to maintain any Non-Transferred Permit and provide any benefits thereunder to Newco shall expire on the one year anniversary of the Closing Date (the “Permit Expiration Date”) and TAP shall have no obligation to renew or take action to otherwise extend any such Non-Transferred Permit that expires prior thereto on its own terms.  After the Closing, Newco shall timely discharge and perform when due all of the obligations of TAP associated with such Non-Transferred Permit, including all payment obligations, as if Newco were the party in interest thereto.  TAP may terminate any and all Non-Transferred Permits in its discretion upon or at any time after the Permit Expiration Date.  From and after the Closing, in the event TAP identifies a Governmental Authorization transferred to Newco as a Transferred Asset that is related to the Retained Business, then upon written request by TAP, (i) Newco shall cooperate with TAP in any reasonable and lawful arrangement designed to provide TAP with the benefits associated with such Governmental Authorization, and (ii) TAP shall promptly reimburse Newco for fifty percent (50%) of its out-of-pocket costs and expenses (including reasonable attorneys’ fees) attributable to providing TAP with the benefits associated with such Governmental

Authorization.  The obligations of Newco under this Section 2.05(b) to make any Governmental Authorization available to TAP shall expire on the Permit Expiration Date.

Section 2.06          Authorization of Transactions.  In accordance with Section 350 of the General Corporation Law of the State of Delaware, TAH and Abbott hereby agree that TAH and Abbott, as the stockholders of TAP, shall control the authorization and approval, on behalf of TAP, of this Agreement and the Contemplated Transactions, and each of TAH and Abbott hereby grants all consents and approvals necessary for the consummation of the Contemplated Transactions under the organizational documents of TAP, the Laws of the State of Delaware and any applicable Contracts between such Parties and TAP.

ARTICLE 3

EXCHANGE

Section 3.01          Exchange.  Upon the terms and subject to the conditions of this Agreement, the Parties agree that, following the consummation of the Contribution and Assumption, at the Closing, TAP shall transfer and deliver to Abbott all of the issued and outstanding Newco Stock, free and clear of any and all Liens, and in exchange for such Newco Stock, Abbott shall concurrently transfer and deliver to TAP all of the issued and outstanding TAP Class A Common Stock (the “Exchange”), free and clear of any and all Liens.

Section 3.02          Closing.

(a)        Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) will be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, Illinois, on the later of (i) April 30, 2008 (the “Target Closing Date”) if the conditions to the Closing set forth in Article 11 have then been satisfied or waived (other than such conditions which by their nature are to be satisfied at the Closing) and (ii) the last Business Day of the month in which satisfaction or waiver of the conditions set forth in Article 11 occurs (other than such conditions which by their nature are to be satisfied at the Closing), in each case other than as TAH and Abbott may mutually agree in writing.  Notwithstanding anything herein to the contrary, if satisfaction or waiver of the conditions set forth in Article 11 (other than such conditions which by their nature are to be satisfied at the Closing) occurs prior to the Target Closing Date, the Closing shall be held on any Business Day prior to the Target Closing Date that Takeda designates upon written notice to Abbott at least five (5) Business Days prior to such designated date; provided that such designated date must be the last Business Day of a month.  The date on which the Closing actually occurs shall be referred to as the “Closing Date,” and, except as otherwise expressly provided herein, the Closing shall for all purposes be deemed effective as of 11:59 PM, Central Time, on the Closing Date.

(b)        At the Closing, TAH or TAP, as appropriate, shall duly execute (and, if applicable, TAP shall cause the TAP Sales Subsidiary to execute) and/or deliver or cause to be delivered to Abbott or Newco, as the case may be:

(i)           certificates evidencing the shares of Newco Stock to be delivered by TAP under this Agreement, free and clear of all Liens, preemptive or similar rights or any other limitation or restriction, duly endorsed in blank or accompanied by stock powers duly endorsed in blank;

(ii)          the Transition Services Agreement;

(iii)         the Tolling Agreement-Prevacid;

(iv)        the Tolling Agreement-Uloric;

(v)         the Tolling Agreement-Lupron;

(vi)        the Headquarters Lease;

(vii)       the Amended and Restated Tax Agreement;

(viii)      the Amended and Restated Employee Matters Agreement;

(ix)        the Marketing and Distribution Agreement (Canada);

(x)         the Amendment to Marketing and Distribution Agreement (Canada);

(xi)        the Marketing and Distribution Agreement (Puerto Rico);

(xii)       the Amendment to Marketing and Distribution Agreement (Puerto Rico);

(xiii)      the Amendment to Prev-Pac Co-Promotion Agreement;

(xiv)      the Lease Assignment and Assumption Agreement (Arlington);

(xv)       the Lease Assignment and Assumption Agreement (Bedminster);

(xvi)      the Lease Assignment and Assumption Agreement (Bannockburn);

(xvii)     a certificate of an executive officer of TAH as to the matters set forth in Sections 11.03(b) and 11.03(e) (as to matters regarding TAH); and

(xviii)    all other previously undelivered certificates and other documents required to be delivered by TAH or TAP, as the case may be, to Abbott or Newco, as the case may be, in connection with the Contemplated Transactions.

(c)        At the Closing, Abbott or Newco, as appropriate, shall duly execute (and/or cause Abbott-Canada and/or Abbott-Puerto Rico and/or Abbott Laboratories Inc. to execute, if applicable) and/or deliver or cause to be delivered to TAH or TAP, as the case may be:

(i)           certificates evidencing the shares of TAP Class A Common Stock to be delivered by Abbott under this Agreement, free and clear of all Liens, preemptive or similar rights or any other limitation or restriction, other than as set forth in TAP’s certificate of incorporation, duly endorsed in blank or accompanied by stock powers duly endorsed in blank;

(ii)          the Transition Services Agreement;

(iii)         the Tolling Agreement-Prevacid;

(iv)        the Tolling Agreement-Uloric;

(v)         the Tolling Agreement-Lupron;

(vi)        the Headquarters Lease;

(vii)       the Amended and Restated Tax Agreement;

(viii)      the Lupron License and Supply Agreement;

(ix)        the Amended and Restated Employee Matters Agreement;

(x)         the Amended and Restated Abbott Guarantee;

(xi)        the Marketing and Distribution Agreement (Canada);

(xii)       the Amendment to Marketing and Distribution Agreement (Canada);

(xiii)      the Marketing and Distribution Agreement (Puerto Rico);

(xiv)      the Amendment to Marketing and Distribution Agreement (Puerto Rico);

(xv)       the Amendment to Prev-Pac Co-Promotion Agreement;

(xvi)      the Contribution and Distribution Agreement;

(xvii)     the Lease Assignment and Assumption Agreement (Arlington);

(xviii)    the Lease Assignment and Assumption Agreement (Bedminster);

(xix)      the Lease Assignment and Assumption Agreement (Bannockburn);

(xx)       a counterpart signature page to the VEP LLC Operating Agreement documenting Newco’s becoming the Class B Member;

(xxi)      resignations from each director and officer of TAP listed on Schedule 3.02(c);

(xxii)     a certificate of an executive officer of Abbott as to the matters set forth in Sections 11.02(b) (as to matters regarding Abbott) and 11.02(c);

(xxiii)    Schedule 5.06; and

(xxiv)     all other previously undelivered certificates and other documents required to be delivered by Abbott or Newco, as the case may be, to TAH or TAP, as the case may be, in connection with the Contemplated Transactions.

(d)        At the Closing, TAP shall duly execute (and/or cause the TAP Sales Subsidiary and/or Newco Lupron Sales Subsidiary to execute, if applicable) and/or deliver or cause to be delivered, as the case may be:

(i)         to Abbott, a certificate of the president and executive vice president of TAP as to the matters set forth in Sections 11.03(d) and 11.03(e) (as to matters regarding TAP);

(ii)        (A) to each of the parties thereto and to Abbott, the Contribution and Distribution Agreement and (B) to the other party thereto and to Abbott, a contribution, conveyance and assumption agreement between the TAP Sales Subsidiary and Newco Lupron Sales Subsidiary, substantially similar to the Contribution, Conveyance and Assumption Agreement, evidencing the transfer of Transferred Assets and assumption of Assumed Liabilities contemplated by Section 7.02(a)(ii)(B);

(iii)       to TAH, a certificate of the president and executive vice president of TAP as to the matters set forth in Sections 11.02(b) (as to matters regarding TAP) and 11.02(d);

(iv)       to Abbott, Newco and Newco Sales Subsidiary, resignations from each director and officer of Newco and Newco Sales Subsidiary;

(v)        to the other party thereto, the VEP LLC Operating Agreement and, to Newco, a counterpart signature page to the VEP LLC Operating Agreement documenting Newco’s becoming the Class B Member;

(vi)       to each of the other parties thereto, the VEP LLC Contribution Agreement;

(vii)      to VEP LLC, the Supply Agreement; and

(viii)     to VEP LLC, the Master Services and Supply Agreement.

(e)        At the Closing, Takeda shall duly execute and deliver to Abbott or Newco, as the case may be:

(i)         the Amended and Restated Takeda Guarantee;

(ii)        the Lupron License and Supply Agreement;

(iii)      a certificate of an executive officer of Takeda as to the matters set forth in Section 11.03(c) and 11.03(e) (as to matters regarding Takeda);

(iv)       Schedule 6.02(h);

(v)        the Amended and Restated Employee Matters Agreement; and

(vi)       all other previously undelivered certificates and other documents required to be delivered by Takeda to Abbott or Newco, as the case may be, in connection with the Contemplated Transactions.

(f)            At the Closing, VEP LLC shall duly execute and deliver:

(i)         to Abbott, Newco, TAH and TAP, the Amended and Restated Tax Agreement;

(ii)        to TAP, the Master Services and Supply Agreement;

(iii)       to the TAP Sales Subsidiary, the Supply Agreement; and

(iv)       to TAP and the TAP Sales Subsidiary, the VEP LLC Contribution Agreement.

Section 3.03          Closing Balance Sheet; Adjustment of Estimated Net Assets Differential.

(a)        As promptly as practicable, but in any event within 90 Business Days after the Closing Date, TAP shall:

(i)         prepare the TAP Closing Balance Sheet, the Retained Business Closing Balance Sheet and the Split-off Business Closing Balance Sheet in accordance with GAAP applied on a basis consistent with the TAP 2007 Audited Balance Sheet and the Agreed Accounting Conventions;

(ii)        deliver to Abbott and TAH (A) the TAP Closing Balance Sheet, together with a report thereon of Deloitte & Touche LLP (“Deloitte & Touche”) substantially to the effect that the TAP Closing Balance Sheet presents fairly, in all material respects, the assets and liabilities of TAP as of the Closing Date, on the basis of accounting described in a note to the TAP Closing Balance Sheet (which note shall state in substance that the TAP Closing Balance Sheet reflects the assets and liabilities of TAP and its Subsidiaries, including Newco and VEP LLC, on a consolidated basis immediately prior to the Contribution and Assumption, but after the transactions contemplated by Section 7.02(a) and Section 7.03, and shall otherwise describe accounting in accordance with the requirements of Section 3.03(a)(i) as the basis for the TAP Closing Balance Sheet), (B) the Retained Business Closing Balance Sheet, together with a report thereon of Deloitte & Touche substantially to the effect that the Retained Business Closing Balance Sheet presents fairly, in all material respects, the assets and liabilities of TAP as of the Closing Date, on the basis of accounting described in a note to the Retained Business Closing Balance Sheet (which note shall state in substance that the Retained Business Closing Balance Sheet reflects the assets and liabilities of TAP and its Subsidiaries, including VEP LLC but excluding Newco and its Subsidiary, on a consolidated basis after the Contribution and Assumption, but prior to the Exchange, and shall otherwise describe accounting in accordance with the requirements of Section 3.03(a)(i) as the basis for the Retained Business Closing Balance Sheet) and (C) the Split-off Business Closing Balance Sheet, together with a report thereon of Deloitte & Touche substantially to the effect that the Split-off Business Closing Balance Sheet presents fairly, in all material respects, the assets and liabilities of Newco as of the Closing Date, on the basis of accounting described in a note to the Split-off Business Closing Balance Sheet (which note shall state in substance that the Split-off Business Closing Balance Sheet reflects the assets and liabilities of Newco and its Subsidiary on a consolidated basis after the Contribution and Assumption, but prior to the Exchange, and shall otherwise describe accounting in accordance with the requirements of Section 3.03(a)(i) as the basis for the Split-off Business Closing Balance Sheet); and

(iii)       prepare and deliver to Abbott and TAH an explanation of the preparation of the TAP Closing Balance Sheet, the Retained Business Closing Balance Sheet and the Split-off Business Closing Balance Sheet in such detail as to permit a reasonable review and analysis thereof by TAH and Abbott, which explanation shall include general ledger account-level detail and all relevant analysis and supporting documentation.

(b)        In preparing and reviewing the TAP Closing Balance Sheet, the Retained Business Closing Balance Sheet and the Split-off Business Closing Balance Sheet, TAP and Newco shall cooperate with one another, including by providing reasonable access to such other Party and to the Representatives of such Party during normal business hours to its offices, properties, books and records, and employees.  TAH and Abbott shall have at least fifteen (15) Business Days to review the TAP Closing Balance Sheet, the Retained Business Closing Balance Sheet and the Split-off Business Closing Balance Sheet following the delivery by TAP of all of the items specified in Section 3.03(a)(i)-(iii).

(c)        Within five (5) Business Days after TAH and Abbott consent to the TAP Closing Balance Sheet, the Split-off Business Closing Balance Sheet and the Retained Business Closing Balance Sheet, an adjustment with respect to the Estimated Net Asset Equalization Amount shall be made as follows:

(i)         if the Estimated Net Assets Differential exceeds the Net Assets Differential, then an amount equal to such excess shall be paid by Newco to TAP by wire transfer of immediately available funds to the account designated in writing by TAP; and

(ii)        if the Net Assets Differential exceeds the Estimated Net Assets Differential, then an amount equal to such excess shall be paid by TAP to Newco by wire transfer of immediately available funds to the account designated in writing by Newco;

plus interest thereon from (but not including) the Closing Date at the Federal Funds Rate (compounded monthly) up to (and including) the actual date of payment; provided, however, any amount paid pursuant to the provisions of either subparagraph (i) or (ii) of this Section 3.03(c) shall be treated for Tax purposes by all of the Parties as an adjustment to the value of the Transferred Assets (but shall be ignored for purposes of any calculation hereunder of Net Assets), which for all Tax purposes shall be deemed to have occurred immediately prior to the Closing.

Section 3.04          Time Adjustment Amount.

(a)        The Estimated Net Asset Equalization Amount shall be reduced (but not to less than zero) in an amount equal to $10,000,000 with respect to the month of March 2008 and $15,000,000 for each full month after such month of March 2008 until the Closing Date, such amount to be calculated on a pro rata basis if the Closing Date takes place on a date other than the last Business Day of any month (the “Time Adjustment Reduction Amount”); provided, however, that, if the Time Adjustment Reduction Amount is greater than the Estimated Net Asset Equalization Amount or if the Estimated Net Asset Equalization Amount is zero without any adjustment contemplated hereby, distributions to the Class B Member pursuant to Section 4.4(b)(i) and (as necessary) Section 4.4(b)(ii) of the VEP LLC Operating Agreement shall be offset and reduced, but shall be deemed paid (including for purposes of Section 4.4(b)(v) of the VEP LLC Operating Agreement), until the sum of all such reductions equals the excess of the Time Adjustment Reduction Amount over the Estimated Net Asset Equalization Amount.

(b)        Any amount considered paid by Newco pursuant to the provisions of Section 3.04(a) shall be treated for Tax purposes by all of the Parties consistent with the Private

Letter Ruling as an adjustment to the value of the Transferred Assets (but shall be ignored for purposes of any calculation hereunder of Net Assets) which for all Tax purposes shall be deemed to have occurred immediately prior to the Closing.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF TAP

As of the date of this Agreement and to the Signing Knowledge of TAP, TAP hereby makes the Signing Representations to TAH, Abbott and Newco, except as specifically set forth in the TAP Disclosure Schedules, as updated pursuant to Section 10.16.  As of the Closing Date and to the Closing Knowledge of TAP, TAP hereby makes the Closing Representations to TAH, Abbott and Newco, except as specifically set forth in the TAP Disclosure Schedules, as delivered and updated pursuant to Section 10.16.

Section 4.01          Organization and Qualification.  TAP and each of the TAP Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the full and unrestricted corporate power and authority to own, operate and lease its Assets and to carry on its business as currently conducted.  TAP and each of the TAP Subsidiaries is duly qualified or registered to do business as a foreign corporation, and is in good standing, in the states, countries and territories in which the nature of the business conducted by it or the character of the Assets owned, leased or otherwise held by it makes such qualification or registration necessary or required by Law, except where the failure to be so qualified or registered would not have a TAP Material Adverse Effect or a Split-off Business Material Adverse Effect.

Section 4.02          Authority; Binding Obligation.  TAP has the full and unrestricted corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to perform its obligations hereunder and thereunder, and to consummate the Contemplated Transactions to which it is a party.  The execution and delivery by TAP of this Agreement and each other Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation by TAP of the Contemplated Transactions to which it is a party, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of TAP are necessary to authorize this Agreement and each other Transaction Document to which it is a party, and to perform its obligations hereunder and thereunder, or to consummate the Contemplated Transactions to which it is a party.  This Agreement has been duly executed by TAP and constitutes, and each other Transaction Document to be executed by TAP, when executed and delivered in accordance with the provisions hereof, will constitute, a legal, valid and binding obligation of TAP, enforceable in accordance with its terms, except as such enforceability may be subject to the effect of any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the exercise of judicial discretion in accordance with general equitable principles (whether considered in a Legal Proceeding in equity or at law).

Section 4.03          Non-Contravention; Required Filings and Consents.

(a)        The execution, delivery and performance by TAP of this Agreement and each of the other Transaction Documents to which it is a party, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by TAP of the Contemplated Transactions to which it is a party, do not and will not: (i) conflict with, or violate any provision of, the articles or certificate of incorporation or bylaws of TAP or of any of the TAP Subsidiaries; (ii) conflict with or violate in any material respect any Law applicable to TAP or any of the TAP Subsidiaries, or any of their respective material Assets; or (iii) result in or require the creation or imposition of, or result in the acceleration of, any Indebtedness or any Lien of any nature upon, or with respect to, TAP, the TAP Subsidiaries or any of the Assets now owned or hereafter acquired by TAP or any of the TAP Subsidiaries.

(b)        The execution, delivery and performance by TAP of this Agreement and each of the other Transaction Documents to which it is a party, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by TAP of the Contemplated Transactions to which it is a party, do not and will not: (i) require any Third Party Consent or Governmental Authorization from, or filing with or notification to, any Person not a party to this Agreement, except as set forth in Schedule 4.03 of the TAP Disclosure Schedules; (ii) conflict with, result in any breach of, or constitute a default (with or without notice or lapse of time or both) or give rise to any obligation, right of termination, cancellation or acceleration, increase any liability or result in the loss of any right or benefit, or create in another Person, a put right, purchase obligation or similar right, under any TAP Material Contract; or (iii) result in or give rise to any material penalty, forfeiture or restriction on the business operations of TAP or any of the TAP Subsidiaries.

(c)        All material returns, reports, statements and other documents required to be filed by TAP or any of the TAP Subsidiaries with any Governmental Authority have been filed in a timely manner and are true, compliant, correct and complete in all material respects (and any related fees required to be paid have been paid in full).

(d)        No Governmental Authority or any other Person has notified TAP or any of the TAP Subsidiaries that such Governmental Authority or other Person intends to object to the Contemplated Transactions, which shall include for this purpose any objection to the operation of the Retained Business through TAP as a Subsidiary of TAH or the Split-off Business through Newco as a Subsidiary of Abbott.

Section 4.04          Capitalization of TAP.  (a) The entire authorized capital stock of TAP consists of one-hundred (100) shares of common stock, Class A, no par value, and one-hundred (100) shares of common stock, Class T, no par value (collectively the “TAP Common Stock”), of which the TAP Class A Common Stock is the only issued and outstanding stock of TAP other than the 100 shares of TAP Class T Common Stock owned by TAH; (b) all of the TAP Common Stock (i) is duly authorized, validly issued, fully paid and non-assessable and (ii) was not issued in violation of any preemptive rights or rights of first refusal or first offer; (c) other than the 100 shares of TAP Class A Common Stock owned by Abbott and the 100 shares of TAP Class T Common Stock owned by TAH, there are (i) no outstanding shares of TAP Common Stock or other securities of TAP, (ii) no outstanding securities convertible into or exchangeable for TAP Common Stock or other securities of TAP or of any of the TAP Subsidiaries, and (iii) no outstanding options, rights (preemptive or otherwise) or warrants to purchase or to subscribe for any shares of such stock or other securities of TAP or of any of the TAP Subsidiaries, or that otherwise confer on the holder any right to acquire any capital stock of TAP or of any of the TAP Subsidiaries, or preemptive rights or rights of first refusal or first offer; and (d) there are (i) no TAP Contracts, understandings, arrangements or restrictions (other than as may be imposed by Law) relating to any shares of TAP Common Stock or any other securities of TAP or of any of the TAP Subsidiaries, whether or not outstanding, (ii) no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to TAP or any of the TAP Subsidiaries, and (iii) no Contracts affecting or relating to the voting, issuance, purchase, redemption, registration, repurchase or transfer of TAP Common Stock or any other securities of TAP or of any of the TAP Subsidiaries, except as required hereunder.

Section 4.05          Ownership of Newco Stock.  TAP is, and at all times prior to the Exchange has been, the record and beneficial owner of, and has (and at all such times has had) good and valid title to, all of the Newco Stock, free and clear of any and all Liens, and there are no (and at all such times have not been any) limitations or restrictions on TAP’s right to transfer such Newco Stock to Abbott pursuant to this Agreement, other than those imposed by applicable federal and state securities Laws.  None of the Newco Stock is subject to (a) any option, warrant, purchase right or other Contract (other than this Agreement) that could require TAP or, after the Closing, Abbott, to sell, transfer or otherwise dispose of the Newco Stock or (b) any voting trust, proxy or other Contract or understanding with respect to the voting, dividend rights, preferences, sale, acquisition or other disposition of any of the Newco Stock.  Assuming Abbott has the requisite power and authority to be the lawful owner of the Newco Stock, upon delivery to Abbott at the Closing of a certificate or certificates representing all of the Newco Stock, duly endorsed by TAP for transfer to Abbott or accompanied by a duly executed and completed stock power, and upon TAP’s receipt of the TAP Class A Common Stock, good and valid title to all such Newco Stock will pass to Abbott, free and clear of any and all Liens.

Section 4.06          Governmental Authorizations.  Each of TAP and the TAP Subsidiaries has all Governmental Authorizations that are material to, or necessary for, the conduct of its business as currently conducted, and all such Governmental Authorizations are in full force and effect, (b) TAP and each of the TAP Subsidiaries has complied with and is in compliance in all material respects with all Governmental Authorizations, (c) no violations are or have been recorded with respect to any of such Governmental Authorizations and no event or development has occurred that could reasonably be expected to allow the revocation or termination of, or result in the impairment of the rights of TAP or any of the TAP Subsidiaries with respect to, any such Governmental Authorization, and (d) no Legal Proceeding is pending or threatened, to revoke, terminate, limit or enforce any such Governmental Authorization.  With respect to each Governmental Authorization which TAP is seeking or planning to seek, there are no events, facts or circumstances which may prevent or materially delay the issuance of such Governmental Authorization.  All Governmental Authorizations pertaining primarily to the Split-off Business (or otherwise necessary to engage in the Split-off Business from and after the Contribution Effective Time) are transferable to Newco.

Section 4.07          Subsidiaries and Affiliated Transactions.

(a)        Schedule 4.07(a) of the TAP Disclosure Schedules sets forth a list, for each TAP Subsidiary, of the amount of its authorized capital stock, the amount of its outstanding capital stock and the record and beneficial owners of its outstanding capital stock.

(b)        No director, officer or employee of TAP or any of the TAP Subsidiaries or the Affiliates of such individuals (for purposes of this Section 4.07(b), the term “Affiliate” shall not include Takeda or Abbott or any of their respective Subsidiaries), (i) owns, directly or indirectly, in whole or in part, any property, asset or right, tangible or intangible, which constitutes any Asset or right owned by TAP or any of the TAP Subsidiaries or the use of which is contemplated for the business of TAP or the TAP Subsidiaries, (ii) has filed any patent application which arises out of or relates to any of the operations of TAP or the TAP Subsidiaries that is not owned by TAP or the TAP Subsidiaries and has not been assigned to TAP or any of the TAP Subsidiaries, or (iii) is currently a party to any transaction or Contract with TAP or any of the TAP Subsidiaries, including any Contract providing for any loans, advances, rental of its Assets from or to, or otherwise requiring payments to any such Person.

Section 4.08          Financial Statements and Condition.  Abbott and TAH have been furnished with the Audited Financial Statements, together with the accompanying report thereon of Deloitte & Touche dated February 1, 2008.  All of the TAP Financial Statements, including the notes thereto: (a) have been prepared or will be prepared, as the case may be, from the books and records of TAP and the TAP Subsidiaries, (b) present fairly or will present fairly, as the case may be, the financial position of TAP and the TAP Subsidiaries as of the respective dates and the results of operations and cash flows for the respective periods indicated, and (c) have been prepared or will be prepared, as the case may be, in accordance with GAAP (subject to normal audit adjustments, none of which are material).

Section 4.09          Absence of Certain Developments.  Except as required or contemplated by this Agreement, since January 1, 2006, the business of TAP and each of the TAP Subsidiaries has been conducted in all material respects only in the ordinary course of business consistent with past practice.

Section 4.10          Absence of Undisclosed Liabilities.  There are no material Liabilities of TAP or any of the TAP Subsidiaries (including Liabilities for Taxes), except for Liabilities which are stated or reserved against in or disclosed in a note to the TAP Financial Statements and Liabilities (excluding Liabilities resulting from or caused by any breach of contract, breach of warranty, tort, infringement or violation of Law) incurred in the ordinary course of business since January 1, 2007.

Section 4.11          Litigation; Legal Proceedings; Disputes.  Schedule 4.11 of the TAP Disclosure Schedules sets forth a true and complete list of the pending and threatened Legal Proceedings against, affecting or involving TAP, the TAP Subsidiaries or any of their respective businesses or Assets and there are no other such pending or threatened Legal Proceedings that are material to TAP, the Split-off Business or the Retained Business.  Neither TAP nor any of the TAP Subsidiaries is (a) operating under or subject to any material Order (other than the judgment entered pursuant to the Plea and Related Agreements) or (b) in material default with respect to any Order.

Section 4.12          Compliance with Laws.  TAP and each of the TAP Subsidiaries has complied with and is in compliance in all material respects with all Applicable Laws, including all Environmental Laws and all Laws pertaining to sales and marketing, employment or labor, safety, health and other matters.

Section 4.13          No Basis for Exclusion or Debarment. No event or development has occurred, and no fact, circumstance or condition exists, that has ever resulted in or may result in TAP or any of the TAP Subsidiaries becoming a Debarred Entity or Excluded Entity by any Governmental Authority, or result in any threat thereof.  In addition, no employee or agent of TAP or any TAP Subsidiary has ever been or currently is an Excluded Individual or Debarred Individual.

Section 4.14          Relations with Governments.  None of TAP, the TAP Subsidiaries or any of their respective officers, directors, employees or agents has taken any action that would cause any of them to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any Applicable Laws of similar effect.

Section 4.15          Intellectual Property.

(a)        Schedule 4.15(a)(i) of the TAP Disclosure Schedules sets forth a complete and accurate list of all U.S. and foreign Identifiable Intellectual Property owned by TAP or any of the TAP Subsidiaries that is used primarily or held for use primarily in, that is developed primarily for, or that relates primarily to the Split-off Business or the Split-off Products.  Schedule 4.15(a)(ii) of the TAP Disclosure Schedules sets forth a complete and accurate list of all U.S. and foreign Identifiable Intellectual Property owned by TAP or any of the TAP Subsidiaries that is used primarily or held for use primarily in, that is developed primarily for, or that relates primarily to the Retained Business or the VEP Products.  Schedule 4.15 (a)(iii) of the TAP Disclosure Schedules sets forth a complete and accurate list of all U.S. and foreign Identifiable Intellectual Property owned by TAP or any of the TAP Subsidiaries that is not used primarily or held for use primarily in, that is not developed primarily for, and that does not relate primarily to the Split-off Products, the Split-off Business, the VEP Products or the Retained Business.  TAP or one of the TAP Subsidiaries has good, valid and marketable title to, or has a valid and enforceable right to use, license or otherwise exploit, all of the material TAP Intellectual Property used in the conduct of the businesses of TAP and the TAP Subsidiaries as presently conducted, free and clear of all Liens, except for Permitted Liens.  Neither TAP nor any of the TAP Subsidiaries has developed jointly with any other Person any material TAP Intellectual Property with respect to which such other Person has any ownership rights material to the business of TAP or any of the TAP Subsidiaries.

(b)        (i) All material TAP Intellectual Property owned, licensed to or otherwise used by TAP and the TAP Subsidiaries is valid, enforceable and subsisting; (ii) none of the material TAP Intellectual Property infringes, misappropriates, violates or conflicts with any Intellectual Property owned or used by any other Person; (iii) none of the material products or services that are or have been designed, created, developed, marketed, performed, manufactured or sold by TAP or any of the TAP Subsidiaries infringes, misappropriates, violates or constitutes any unlawful or unauthorized use of, in any material respect, any Intellectual Property owned or used by any other Person, and none of such products or services has at any time, in any material respect, infringed, misappropriated, violated or constituted any unlawful or unauthorized use of, and neither TAP nor any of the TAP Subsidiaries has received any written notice or other communication of any actual or alleged infringement, misappropriation or unlawful or unauthorized use of, in any material respect, any Intellectual Property owned or used by any other Person; (iv) the operation of the businesses of TAP and the TAP Subsidiaries as currently conducted does not, and after the Closing when such businesses are conducted in the same manner by TAP and the TAP Subsidiaries, on the one hand, and by Newco on the other hand, will not infringe, misappropriate, violate or make any unlawful or unauthorized use of, in any material respect, any Intellectual Property of any Person; and (v) no other Person is materially infringing, misappropriating or making any unlawful or unauthorized use of, and no Intellectual Property owned or used by any other Person infringes or violates in any material respect, any TAP Intellectual Property.

(c)        TAP Intellectual Property includes all the Intellectual Property necessary to enable TAP and the TAP Subsidiaries to conduct their businesses in the manner in which they are currently being conducted.  At the Closing, TAP and the TAP Subsidiaries will retain the right to own, license or otherwise use the material TAP Intellectual Property (other than the Split-off Intellectual Property) and Newco will obtain the right to own, license or otherwise use the material Split-off Intellectual Property, each free and clear of all Liens and, except as provided for herein, on the same terms and conditions as in effect immediately prior to the Closing.  Except as set forth on Schedules 4.15(c)(i) and 4.15(c)(ii) of the TAP Disclosure Schedules with respect to the following clauses (i) and (ii), neither TAP nor any of the TAP Subsidiaries has (i) licensed any of the TAP Intellectual Property to any Person on an exclusive basis or (ii) entered into any covenant not to compete or Contract limiting its ability to exploit fully any TAP Intellectual Property or to transact business in any market or geographical area or with any Person.

(d)        TAP and each of the TAP Subsidiaries has taken reasonable steps that are required to protect its rights in its own material confidential information and trade secrets and in any material confidential information or trade secrets provided to TAP or the TAP Subsidiaries by any other Person.  Without limiting the foregoing, TAP and each of the TAP Subsidiaries has, and enforces, a policy requiring each employee, consultant and contractor granted access to such material confidential information and trade secrets to execute a proprietary information and confidentiality agreement, and all current and former employees, consultants and contractors of TAP or the TAP Subsidiaries granted such access have executed such an agreement.

(e)        The VEP Licenses contributed to VEP LLC by TAP pursuant to Section 7.03(b) will constitute all Contracts pertaining to Intellectual Property licenses and non-assertions related to the VEP Products to which TAP is a party or is otherwise bound or obtains rights.

Section 4.16          Health Care Compliance and Pricing.  Except for conduct referenced by the Plea and Related Agreements, TAP and each of the TAP Subsidiaries (including, by way of example only, any of their respective officers, directors, employees or agents in connection with or in furtherance of the business of TAP or any of the TAP Subsidiaries) has complied with and is in compliance in all material respects with the federal Medicare and federal and state Medicaid statutes, Sections 1128, 1128A, 1128B, 1128C or 1877 of the Social Security Act of 1935, as amended (42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1320a-7c and 1395nn), the federal TRICARE statute (10 U.S.C. § 1071 et seq.), the civil False Claims Act of 1863, as amended (31 U.S.C. § 3729 et seq.), the criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986, as amended (31 U.S.C. § 3801 et seq.), the anti-fraud and related provisions of the Health Insurance

Portability and Accountability Act of 1996 (e.g., 18 U.S.C. §§ 669, 1035 and 1347), and related regulations.  Except for conduct referenced by the Plea and Related Agreements, TAP and the TAP Subsidiaries (including, by way of example only, any of their respective officers, directors, employees or agents in connection with or in furtherance of the business of TAP or any of the TAP Subsidiaries) have not been notified in writing and are not otherwise aware of any material failure (or any material investigation with respect thereto) by them or anyone acting on their behalf to have at all times complied with their obligations to report accurate pricing information for TAP’s or the TAP Subsidiaries’ products to any governmental entity and to pricing services relied upon by a governmental entity or other payors for such products, including their obligations to report accurate Best Prices and Average Manufacturers’ Prices under the Medicaid Rebate Statute and accurate Average Sales Prices under the Medicare Modernization Act of 2003 and their obligations to charge accurate Section 340B prices, Federal Ceiling Prices and Federal Supply Schedule Prices to purchasers entitled to those prices.

Section 4.17          FDA Regulatory Compliance.

(a)        TAP and the TAP Subsidiaries have all material registrations and approvals for the VEP Products and the Split-off Products from the FDA or other Governmental Authorities required to conduct business as currently conducted.  Each such Split-off Product and VEP Product registration and approval is valid and subsisting in full force and effect, and, subject to Applicable Law, may be assigned and transferred to Takeda or Newco in accordance with the provisions of this Agreement.  The FDA has not informed TAP or the TAP Subsidiaries or any third parties in writing that it intends to limit, suspend, or revoke any such Split-off Product or VEP Product registration or approval or change the marketing classification or labeling of any Split-off Product or VEP Product.

(b)        The Split-off Products and the VEP Products that are subject to the jurisdiction of the FDA have been and are being developed, tested, manufactured, distributed and marketed by TAP and the TAP Subsidiaries in substantial compliance with all applicable FDA laws.

(c)        TAP and the TAP Subsidiaries, with respect to the Split-off Products and the VEP Products, are not subject to, and there exist no facts or circumstances reasonable likely to cause, any material obligation arising under an administrative or regulatory action status, FDA Warning Letter, FDA notice of violation letter or other notice from the FDA or any comparable Governmental Authority.

Section 4.18          Environmental Matters.  Except for those matters that would not have a TAP Material Adverse Effect or a Split-off Business Material Adverse Effect:

(a)       TAP and the TAP Subsidiaries have not received and have no basis to expect to receive any notice, order, directive, request or other communication from any Governmental Authority or other third party alleging any violation or non-compliance with any Environmental Law or alleging responsibility or liability for any release of Hazardous Substances or other environmental condition at any property.

(b)        There have been no releases of any Hazardous Substances in, on, under or from any Asset owned, used or held for use by TAP or the TAP Subsidiaries and there have been no releases of any Hazardous Substances in, on, under, or from any other Asset which is not owned, used or held for use by TAP or the TAP Subsidiaries, including adjacent or adjoining real property, that have migrated to or that have the potential to migrate to an Asset owned, used or held for use by TAP or the TAP Subsidiaries, where any such releases would form the basis for any Liabilities under Environmental Laws or would require any expenditure for investigation, monitoring or remediation to meet applicable standards thereunder.

(c)        The Assets owned, used or held for use by TAP or the TAP Subsidiaries do not include any underground storage tanks and such Assets do not contain any asbestos, asbestos-containing materials, polychlorinated biphenlys, urea-formaldehyde, lead-based paint, or other Hazardous Substances that require removal, abatement or other remedial actions.

(d)        There are no facts, circumstances or conditions that would reasonably be expected to form the basis for any Legal Proceeding or Liabilities arising under or relating to Environmental Laws.

(e)        TAP and the TAP Subsidiaries are not subject to any indemnity obligation or other contract with any Governmental Authority or other third party relating to Liabilities under Environmental Laws.

Section 4.19          Compliance with Plea and Related Agreements.  None of TAP, any of the TAP Subsidiaries or any of their respective officers, directors, employees or agents (or stockholders, distributors, representatives or other Persons acting on the express, implied or apparent authority of TAP or any of the TAP Subsidiaries) have breached, violated or otherwise acted inconsistently with the Plea and Related Agreements.

Section 4.20          Contracts.

(a)        Each TAP Material Contract is in full force and effect, constitutes a valid and binding obligation of TAP or the TAP Subsidiaries and each other party thereto, and is enforceable in accordance with its terms.  Neither TAP nor any of the TAP Subsidiaries has violated or breached, or committed any default under, any TAP Material Contract, and neither TAP nor any Subsidiary of TAP has received any written notice that it is in material default under any TAP Material Contact.  No other Person has violated or breached, or committed any default under, any TAP Material Contract.  No event or development has occurred, and no fact, circumstance or condition exists that (with or without notice or lapse of time or both) could reasonably be expected to (i) result in a material violation or breach of any provision of any TAP Material Contract by TAP or any of the TAP Subsidiaries; (ii) give any Person the right to declare a default or exercise any remedy under any TAP Material Contract; (iii) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any TAP Material Contract; (iv) give any Person the right to accelerate the maturity or performance of any TAP Material Contract; or (v) give any Person the right to cancel, terminate or modify any TAP Material Contract.

(b)        Schedule 4.20(b) of the TAP Disclosure Schedules provides a list of all TAP Material Contracts (including all amendments thereto) and designates whether such Contract will be transferred to Newco as part of the Contribution and Assumption pursuant to

Article 2.  A copy of each TAP Material Contract (including all amendments thereto) has been provided or made available to TAH and Abbott.

Section 4.21          Labor and Employment Matters.  There are no collective bargaining agreements or other labor union Contracts to which TAP or any of the TAP Subsidiaries is a party.  There are, and for the past two (2) years have been, no strikes, work stoppages, lockouts, slowdowns, union organization efforts, union representation or certification proceedings or Legal Proceedings pending or threatened, or reasonably anticipated between TAP or any of the TAP Subsidiaries and (a) any current or former employees of TAP or any of the TAP Subsidiaries or (b) any union or other collective bargaining unit representing such employees.  There is no unfair labor practice charge or complaint, or other proceeding, against TAP or any of the TAP Subsidiaries, pending or threatened before the National Labor Relations Board or any similar Governmental Authority.  TAP and each of the TAP Subsidiaries has complied and is in compliance in all material respects with all Laws relating to employment, labor, or the workplace, including Laws relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, affirmative action, employment discrimination, immigration, withholding, unemployment compensation, worker’s compensation, employee privacy and right to know.  Neither TAP nor any of the TAP Subsidiaries has incurred any liability under, or failed to comply in all respects with, WARN and the regulations promulgated thereunder or reasonably expects to incur any such liability as a result of actions taken or not taken prior to the consummation of the transactions contemplated hereunder.  None of the employees of TAP or any of the TAP Subsidiaries, other than the Lupron Employees and employees with a base salary below $150,000, intends to terminate his or her employment with TAP or any of the TAP Subsidiaries. None of the Lupron Employees intends (i) to terminate his or her employment with TAP or any of the TAP Subsidiaries prior to Closing or (ii) not to commence employment with Newco or one of its Affiliates immediately following the Closing or (iii) having commenced employment with Newco or one of its Affiliates immediately following the Closing, to terminate such employment.

Section 4.22          Employee Benefit Matters.

(a)        Schedule 4.22(a) of the TAP Disclosure Schedules lists each Benefit Plan as of the date hereof.

(b)        With respect to each Benefit Plan and to the extent applicable:

(i)    each Benefit Plan has been maintained and operated in compliance in all material respects with its written terms and with the applicable provisions of ERISA, the Code, all regulations, rulings and other authority issued thereunder, and all other Applicable Laws including all Tax rules for which favorable Tax treatment is intended;

(ii)   each such Benefit Plan intended to qualify under Section 401(a) of the Code is the subject of a favorable unrevoked determination letter issued by the IRS as to its qualified status under the Code upon which TAP may still rely, and no circumstances have occurred that would reasonably be expected to adversely affect the Tax qualified status of any such Benefit Plan other than legally required amendments, the time for the making of which has not yet expired;

(iii)  except as would not have a TAP Material Adverse Effect or a Split-off Business Material Adverse Effect, no Benefit Plan that is an Employee Welfare Benefit Plan provides for continuing benefits or coverage for any current or former employee of TAP or beneficiary of a current or former employee of TAP after such employee’s termination of employment, except to the extent required by Law; and there has been no violation of Section 4980B of the Code or Sections 601 et seq. of ERISA with respect to any such Benefit Plan that could result in any material liability; and

(iv)  TAP has never contributed to or been required to contribute to any multiemployer plan as defined in Section 3(37)(A) of ERISA (a “Multiemployer Plan”).

(c)        With respect to each Benefit Plan, true, correct, and complete copies of (A) all current Benefit Plan documents, summary plan descriptions, and any amendment or summary of material modifications thereto, (B) the most recent determination letters received from the IRS and (C) related trust agreements and other funding agreements that implement such Benefit Plans, have been made available to TAH and Abbott.

(d)       Except as would not have a TAP Material Adverse Effect or a Split-off Business Material Adverse Effect, no liability under Title IV or Section 302 of ERISA or Section 412 of the Code has been incurred by TAP that has not been satisfied in full, nor do any circumstances exist that would reasonably be expected to result in any liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA or (iii) Section 412 or 4971 of the Code, in each case, that would reasonably be expected to be a liability of TAP following the Closing Date.

(e)        With respect to each Benefit Plan, there have been no Prohibited Transactions with respect to such Benefit Plans where any party dealing with the Benefit Plan or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Benefit Plans, no Benefit Plan holds as assets any security of Abbott or TAP and no action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of such Benefit Plans (other than routine claims for benefits) is pending or threatened.

(f)        The consummation of the transactions contemplated by this Agreement, either alone or in combination with other events, will not, except as expressly provided in this Agreement, (i) entitle any employee of TAP to separation, termination or severance pay, unemployment compensation or any other similar-type benefit payment, (ii) result in the payment to any present or former employee, officer, director or consultant of TAP of any money or other property, (iii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, or (iv) cause any amounts payable under the

Benefit Plans to fail to be deductible for United States federal income tax purposes by virtue of Section 280G of the Code.

(g)        TAP has not made any payments, is not obligated to make any payments and is not a party to any agreement or Benefit Plan that under any circumstances could obligate it to make any payments that will not be fully deductible under Section 280G of the Code.

(h)        Each Benefit Plan (excluding any Benefit Plan of Abbott in which employees of TAP participate) is by its terms able to be amended or terminated by TAP.

(i)         No Benefit Plan is a “nonqualified deferred compensation plan” within the meaning of Code Section 409A(d)(1) that fails to meet the requirements of any of Code Section 409A(a)(2), (3) and (4), including the Treasury Regulations and any related IRS pronouncements thereunder (or at any time since December 31, 2004 has not been operated in accordance with such requirements) or provides for the set-aside of assets for purposes of paying compensation in any manner described in Code Section 409A(b)(1) or (b)(2), including the Treasury Regulations and any related IRS pronouncements thereunder.

Section 4.23          Inventory.

(a)        All inventory of TAP and the TAP Subsidiaries (whether or not allocated to contracts in process), including all raw materials, work in process and finished products, packaging, items purchased for distribution or resale and items which have been ordered or purchased by TAP or any of the TAP Subsidiaries and inventory shown on the TAP 2007 Audited Balance Sheet or acquired thereafter (all of the foregoing, collectively, the “Inventory”) (i) was acquired or manufactured in the ordinary course of business consistent with past practice; (ii) is of good and merchantable quality; (iii) is not mislabeled or mispackaged, and is saleable or usable for the purposes for which intended; (iv) is not defective, damaged or obsolete, and meets all quality control standards; (v) in the aggregate is valued on the books of account, the Audited Financial Statements and the TAP 2007 Audited Balance Sheet at the lower of cost (on a FIFO basis) or market in which the standard cost less reserves is no greater than market value (sales price less direct selling and direct distribution costs), in accordance with GAAP; and (vi) is free and clear of all Liens.  The TAP 2007 Audited Balance Sheet contains all Inventory reserves that are appropriate in accordance with GAAP.

(b)        The inventory levels of TAP products at its three largest wholesalers, when measured at the end of each calendar quarter on an aggregate basis, have not been materially different from January 1, 2006 to the date hereof.

Section 4.24          Products Liability.  In connection with the conduct of the businesses of TAP and each of the TAP Subsidiaries: (a) there are no developments, events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans that could reasonably be expected to give rise to any material Liability or obligation or otherwise form the basis of any material claim based on or related to any product that is or was designed, formulated, manufactured, processed, serviced, marketed, distributed or sold by TAP or any of the TAP Subsidiaries or any service provided or allegedly provided by or on behalf of TAP or any of the TAP Subsidiaries; and (b) all products, including the packaging and advertising related thereto, designed, formulated, manufactured, processed, marketed, sold or placed in the stream of commerce by or for TAP or any of the TAP Subsidiaries or any services provided by or for TAP or any of the TAP Subsidiaries complied with all applicable Governmental Authorizations, Laws or applicable industry and customer standards, and there have not been, and there are no, material defects or deficiencies in such services or products.  Neither TAP nor any of the TAP Subsidiaries has made or provided any warranty (whether written or oral) with respect to the quality or absence of defects in any of the products it has sold and which is currently in effect other than warranties that are comparable to those customarily given by companies similar to TAP in the pharmaceutical business or given by it in the ordinary course of business consistent with past practice.

Section 4.25          Title and Condition of Assets.  TAP and the TAP Subsidiaries have good and marketable title to, or a valid leasehold interest in, all of the Assets owned, used or held for use by TAP and the TAP Subsidiaries and necessary or material to the operation of their business as currently conducted, including all Assets stated on the TAP 2007 Audited Balance Sheet, free and clear of all Liens, except Permitted Liens.  The Assets used in the conduct of the businesses of TAP and the TAP Subsidiaries have been well maintained, are in good operating condition and repair (normal wear and tear excepted), and are adequate and suitable for the particular purpose for which they are being used or held for use.  With respect to the Headquarters Facility and the Leased Facility, as applicable, (a) there are no pending or threatened condemnation proceedings thereto; (b) there are no leases, subleases, licenses or agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Headquarters Facility (excluding the Headquarters Lease to be entered into at Closing) or the Leased Facility (other than the leases to TAP or its Subsidiaries being assigned to Abbott at Closing); (c) no portion thereof has suffered any material damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its original condition (ordinary wear and tear excepted), except as would not, individually or in the aggregate, reasonably be expected to interfere with the use thereof, or with respect to any Leased Facility, which has not heretofore been completely repaired and restored in accordance with the terms of the applicable lease; and (d) there are no outstanding options or rights of first refusal to purchase the Headquarters Facility, or any portion thereof or interest therein.

Section 4.26          Accounts Receivable.  Each of the accounts, notes and other receivables and amounts owing from customers of TAP or any of the TAP Subsidiaries to TAP or any of the TAP Subsidiaries (the “Receivables”) represents arm’s length sales in the ordinary course of business consistent with past practice, is and will be fully collectible, constitutes a valid claim of TAP or the TAP Subsidiaries, as applicable, free and clear of all Liens, and is not and will not be subject to any valid claims or set off or other defense or counterclaims, except to the extent of the reserves referred to in the following sentence.  The TAP 2007 Audited Balance Sheet contains reserves for uncollected Receivables and for returns, each in accordance with GAAP.  Since December 31, 2006, (a) there have not been any write-offs as uncollectible of any Receivables, except for write-offs in the ordinary course of business consistent with past practice, and (b) there has not been a material change in the aggregate amount of such Receivables and amounts owing to TAP or any of the TAP Subsidiaries, or the aging thereof.

Section 4.27         Insurance.  TAP and the TAP Subsidiaries maintain insurance coverage with insurers, or are self insured, in such amounts and covering such risks as they in good faith judgment believe to be reasonable for their business, taking into account the cost and availability of such insurance.

Section 4.28          Books and Records.  The books of account, stock records, minute books and other corporate and financial records of TAP and each of the TAP Subsidiaries are complete and correct and have been maintained in accordance with reasonable business practices for companies similar to such company.

Section 4.29          Broker’s Fees.  Neither TAP nor any of the TAP Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or similar agent in connection with the transactions contemplated by this Agreement or any other Transaction Document.

Section 4.30          Privacy Laws.  TAP and each of its employees have complied in all material respects with and are in compliance in all material respects with all of TAP’s obligations under the Health Insurance Portability and Accountability Act of 1996 and all regulations adopted by the U.S. Department of Health & Human Services thereunder, including the privacy standards and the security standards (collectively, “HIPAA”), as applicable to Protected Health Information (as defined in HIPAA).

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF ABBOTT

Abbott hereby represents and warrants to TAH as follows, in each case as of the date of this Agreement and as of the Closing Date, except in the case of Section 5.06, which representation and warranty is made only as of the Closing Date:

Section 5.01          Organization.  Abbott is a corporation duly organized, validly existing and in good standing under the Laws of the State of Illinois.

Section 5.02          Authority; Binding Obligation.  Abbott has the full and unrestricted corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to perform its obligations hereunder and thereunder, and to consummate the Contemplated Transactions to which it is a party.  The execution and delivery by Abbott of this Agreement and each other Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation by Abbott of the Contemplated Transactions to which it is a party, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Abbott are necessary to authorize this Agreement and each other Transaction Document to which it is a party, and to perform its obligations hereunder and thereunder, or to consummate the Contemplated Transactions to which it is a party.  This Agreement has been duly executed by Abbott and constitutes, and each other Transaction Document to be executed by Abbott, when executed and delivered in accordance with the provisions hereof, will constitute, a legal, valid and binding obligation of Abbott, enforceable in accordance with its terms, except as such enforceability may be subject to the effect of any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the exercise of judicial discretion in accordance with general equitable principles (whether considered in a Legal Proceeding in equity or at law).

Section 5.03          Non-Contravention; Required Filings and Consents.

(a)        The execution, delivery and performance by Abbott of this Agreement and each of the other Transaction Documents to which it is a party, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Abbott of the Contemplated Transactions to which it is a party, do not and will not: (i) conflict with, or violate any provision of, the articles of incorporation or the bylaws of Abbott or (ii) except as would not materially adversely affect the ability of Abbott to carry out its obligations under the Transaction Documents or to consummate the Contemplated Transactions to which it is a party, (A) conflict with or violate any Law applicable to Abbott, any of its Subsidiaries or any of its Assets or (B) result in or require the creation or imposition of, or result in the acceleration of, any Indebtedness or any Lien of any nature upon, or with respect to, Abbott or any of its Subsidiaries.

(b)        The execution, delivery and performance by Abbott of this Agreement and each other Transaction Document to which it is a party, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Abbott of the Contemplated Transactions to which it is a party, do not and will not: (i) require any Third Party Consent or Governmental Authorization from, or filing with or notification to, any Person not a party to this Agreement, except as provided under 21 C.F.R. § 314.72(a)(2) and (b), to submit appropriate notification to FDA of the transfer of ownership of all NDAs or INDs from TAP to Abbott or Newco and except for those the absence of which would not materially adversely affect the ability of Abbott to carry out its obligations under the Transaction Documents or to consummate the Contemplated Transactions to which it is a party or (ii) except as would not materially adversely affect the ability of Abbott to carry out its obligations under the Transaction Documents or to consummate the Contemplated Transactions to which it is a party, (A) conflict with, result in any breach of, constitute a default (with or without notice or lapse of time or both) under any Contract to which Abbott is a party or by which Abbott or any of its Assets may be bound or (B) result in or give rise to any penalty, forfeiture, or restriction on business operations of Abbott.

(c)        No Governmental Authority or any other Person has notified Abbott that such Governmental Authority or other Person intends to object to the Contemplated Transactions, which shall include for this purpose any objection to the operation of the Retained Business through TAP as a Subsidiary of TAH or the Split-off Business through Newco as a Subsidiary of Abbott, except as would not materially adversely affect the ability of Abbott to perform its obligations under the Transaction Documents or to consummate the Contemplated Transactions to which it is a party.

Section 5.04          Ownership of TAP Stock.  Abbott is the record and beneficial owner of 100 shares of TAP Class A Common Stock, constituting all of the Class A Common Stock, free and clear of any and all Liens, except as provided in the Transaction Documents or TAP’s certificate of incorporation, and there are no limitations or restrictions on Abbott’s right to transfer such TAP Class A Common Stock to TAP pursuant to this Agreement, other than those imposed by applicable federal and state securities Laws.  Except for the Transaction Documents and TAP’s certificate of incorporation, such TAP Class A Common Stock is not subject to (i) any option, warrant, purchase right or other Contract (other than this Agreement) that could require Abbott or, after the Closing, TAP, to sell, transfer or otherwise dispose of such TAP Class A Common Stock or (ii) any voting trust, proxy or other Contract or understanding with respect to the voting, dividend rights, preferences, sale, acquisition or other disposition of any of such TAP Class A Common Stock.  Assuming TAP has the requisite power and authority to be the lawful owner of such TAP Class A Common Stock, upon delivery to TAP at the Closing of the certificate or certificates representing all of such TAP Class A Common Stock, duly endorsed by Abbott for transfer to TAP or accompanied by a duly completed and executed stock power, and upon Abbott’s receipt of the Newco Stock, good and valid title to such TAP Class A Common Stock will pass to TAP, free and clear of any and all Liens.

Section 5.05          Abbott Defined Benefit Plan Contributions.  With respect to contributions to the Abbott Defined Benefit Plan, for either of the (i) two plan years immediately preceding the Closing Date or (ii) two out of the three plan years immediately preceding the Closing Date, (x) the aggregate amount of all contributions made by Abbott and its Affiliates to the Abbott Defined Benefit Plan constituted greater than ninety percent (90%) of the total amount of contributions made to the Abbott Defined Benefit Plan during each plan year and (y) the aggregate amount of all contributions made by TAP and the TAP Subsidiaries to the Abbott Defined Benefit Plan constituted less than ten percent (10%) of the total amount of contributions made to the Abbott Defined Benefit Plan during each plan year.

Section 5.06          Related Intellectual Property.  To the Knowledge of Abbott, Schedule 5.06 sets forth a complete and accurate list of all material Identifiable Intellectual Property owned by and material Intellectual Property licensed to Abbott or any of its Subsidiaries that is used or held for use in the conduct of the business or operations of TAP or any TAP Subsidiary.

Section 5.07          Affiliated Transactions.  To the Knowledge of Abbott, no director, officer or employee of Abbott or the Affiliates of such individuals (a) owns, directly or indirectly, in whole or in part, any property, Asset or right, tangible or intangible, which constitutes any Asset or right owned by TAP or any of the TAP Subsidiaries or the use of which is contemplated for the business of TAP or the TAP Subsidiaries, (b) has filed any patent application which arises out of or relates to any of the operations of TAP or the TAP Subsidiaries that is not owned by TAP or the TAP Subsidiaries and has not been assigned to TAP by the inventors or (c) is currently a party to any transaction or Contract with TAP or any of the TAP Subsidiaries, including any Contract providing for any loans, advances, the employment of, furnishing of services by, rental of its Assets from or to, or otherwise requiring payments to, any such Person.

Section 5.08          Certain Payments.  Neither Abbott nor any of its respective officers, directors, employees or agents has taken any action that would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any Applicable Laws of similar effect, in each case with respect to TAP or a TAP Subsidiary.

Section 5.09          Broker’s Fees.  Neither Abbott nor any of its Subsidiaries has any Contract, arrangement or understanding with any other Person that could result in TAP, a TAP Subsidiary, or Takeda or any Subsidiary of Takeda becoming liable or obligated to pay any fees or commissions to any broker, finder, or similar agent in connection with the Contemplated Transactions.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF TAH AND TAKEDA

Section 6.01          Representations and Warranties of TAH.  TAH hereby represents and warrants to Abbott as follows, in each case as of the date of this Agreement and as of the Closing Date:

(a)        Organization.  TAH is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York.

(b)        Authority; Binding Obligation.  TAH has the full and unrestricted corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to perform its obligations hereunder and thereunder, and to consummate the Contemplated Transactions to which it is a party.  The execution and delivery by TAH of this Agreement and each other Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation by TAH of the Contemplated Transactions to which it is a party, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of TAH are necessary to authorize this Agreement and each other Transaction Document to which it is a party, and to perform its obligations hereunder and thereunder, or to consummate the Contemplated Transactions to which it is a party.  This Agreement has been duly executed by TAH and constitutes, and each other Transaction Document to be executed by TAH, when executed and delivered in accordance with the provisions hereof, will constitute, a legal, valid and binding obligation of TAH, enforceable in accordance with its terms, except as such enforceability may be subject to the effect of any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the exercise of judicial discretion in accordance with general equitable principles (whether considered in a Legal Proceeding in equity or at law).

(c)        Non-Contravention; Required Filings and Consents.

(i)    The execution, delivery and performance by TAH of this Agreement and each of the other Transaction Documents to which it is a party, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by TAH of the Contemplated Transactions to which it is a party, do not and will not: (A) conflict with, or violate any provision of, the certificate of incorporation or the bylaws of TAH or (B) except as would not materially adversely affect the ability of TAH to carry out its obligations under the Transaction Documents or to consummate the Contemplated Transactions to which it is a party, (1) conflict with or violate any Law applicable to TAH, any of its Subsidiaries or any of its Assets or (2) result in or require the creation or imposition of, or result in the acceleration of, any Indebtedness or any Lien of any nature upon, or with respect to, TAH or any of its Subsidiaries.

(ii)   The execution, delivery and performance by TAH of this Agreement and each other Transaction Document to which it is a party, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by TAH of the Contemplated Transactions to which it is a party, do not and will not: (A) require any Third Party Consent or Governmental Authorization from, or filing with or notification to, any Person not a party to this Agreement, except where the failure to obtain any Third Party Consent or Governmental Authorization or to make any filing or notification otherwise required to be disclosed hereunder would not materially adversely affect the ability of TAH to carry out its obligations under the Transaction Documents or to consummate the Contemplated Transactions to which it is a party, or (B) except as would not materially adversely affect the ability of TAH to carry out its obligations under the Transaction Documents or to consummate the Contemplated Transactions to which it is a party, (1) conflict with, result in any breach of, constitute a default (with or without notice or lapse of time or both) under any Contract to which TAH is a party or by which TAH or any of its Assets may be bound or (2) result in or give rise to any penalty, forfeiture, or restriction on business operations of TAH.

(iii)  No Governmental Authority or any other Person has notified TAH that such Governmental Authority or other Person intends to object to the Contemplated Transactions, which shall include for this purpose any objection to the operation of the Retained Business through TAP as a Subsidiary of TAH or the Split-off Business through Newco as a Subsidiary of Abbott, except as would not materially adversely affect the ability of TAH to perform its obligations under the Transaction Documents or to consummate the Contemplated Transactions to which it is a party.

(d)        Affiliated Transactions.  To the Knowledge of TAH, no director, officer or employee of TAH or the Affiliates of such individuals (i) owns, directly or indirectly, in whole or in part, any property, Asset or right, tangible or intangible, which constitutes any Asset or right owned by TAP or any of the TAP Subsidiaries or the use of which is contemplated for the business of TAP or the TAP Subsidiaries, (ii) has filed any patent application which arises out of or relates to any of the operations of TAP or the TAP Subsidiaries that is not owned by TAP or the TAP Subsidiaries and has not been assigned to TAP by the inventors or (iii) is currently a party to any transaction or Contract with TAP or any of the TAP Subsidiaries, including any Contract providing for any loans, advances, the employment of, furnishing of services by, rental of its Assets from or to, or otherwise requiring payments to, any such Person.

(e)        Certain Payments.  None of TAH, any Subsidiaries of TAH or any of their respective officers, directors, employees or agents has taken any action that would cause any of them to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any Applicable Laws of similar effect, in each case with respect to TAP or a TAP Subsidiary.

(f)        Broker’s Fees.  Neither TAH nor any of its Subsidiaries has any Contract, agreement, arrangement or understanding with any other Person that could result in TAP, a TAP Subsidiary, Abbott or any of its Subsidiaries becoming liable or obligated to pay any fees or commissions to any broker, finder, or similar agent in connection with the Contemplated Transactions.

Section 6.02          Representations and Warranties of Takeda.  Takeda hereby represents and warrants to Abbott as follows, in each case as of the date of this Agreement and as of the Closing Date, except in the case of Section 6.02(h), which representation and warranty is made only as of the Closing Date:

(a)        Organization.  Takeda is a corporation duly organized, validly existing and in good standing under the Laws of Japan.

(b)        Authority; Binding Obligation.  Takeda has the full and unrestricted corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to perform its obligations hereunder and thereunder, and to consummate the Contemplated Transactions to which it is a party.  The execution and delivery by Takeda of this Agreement and each other Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation by Takeda of the Contemplated Transactions to which it is a party, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Takeda are necessary to authorize this Agreement and each other Transaction Document to which it is a party, and to perform its obligations hereunder and thereunder, or to consummate the Contemplated Transactions to which it is a party.  This Agreement has been duly executed by Takeda and constitutes, and each other Transaction Document to be executed by Takeda, when executed and delivered in accordance with the provisions hereof, will constitute, a legal, valid and binding obligation of Takeda, enforceable in accordance with its terms, except as such enforceability may be subject to the effect of any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the exercise of judicial discretion in accordance with general equitable principles (whether considered in a Legal Proceeding in equity or at law).

(c)        Non-Contravention; Required Filings and Consents.

(i)    The execution, delivery and performance by Takeda of this Agreement and each of the other Transaction Documents to which it is a party, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Takeda of the Contemplated Transactions to which it is a party, do not and will not: (A) conflict with, or violate any provision of, the organizational documents of Takeda or (B) except as would not materially adversely affect the ability of Takeda to carry out its obligations under the Transaction Documents or to consummate the Contemplated Transactions to which it is a party, (1) conflict with or violate any Law applicable to Takeda, any of its Subsidiaries or any of its Assets or (2) result in or require the creation or imposition of, or result in the acceleration of, any Indebtedness or any Lien of any nature upon, or with respect to, Takeda or any of its Subsidiaries.

(ii)   The execution, delivery and performance by Takeda of this Agreement and each other Transaction Document to which it is a party, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Takeda of the Contemplated Transactions to which it is a party, do not and will not: (A) require any Third Party Consent or Governmental Authorization from, or filing with or notification to, any Person not a party to this Agreement, except for those the absence of which would not materially adversely affect the ability of Takeda to perform its obligations under the Transaction Documents or to consummate the Contemplated Transactions to which it is a party, or (B) except as would not materially adversely affect the ability of Takeda to carry out its obligations under the Transaction Documents or to consummate the Contemplated Transactions to which it is a party, (1) conflict with, result in any breach of, constitute a default (with or without notice or lapse of time or both) under any Contract to which Takeda is a party or by which Takeda or any of its Assets may be bound or (2) result in or give rise to any penalty, forfeiture, or restriction on business operations of Takeda.

(iii)  No Governmental Authority or any other Person has notified Takeda that such Governmental Authority or other Person intends to object to the Contemplated Transactions, which shall include for this purpose any objection to the operation of the Retained Business through TAP as a Subsidiary of TAH or the Split-off Business through Newco as a Subsidiary of Abbott, except as would not materially adversely affect the ability of Takeda to perform its obligations under the Transaction Documents or to consummate the Contemplated Transactions to which it is a party.

(d)        Affiliated Transactions.  To the Knowledge of Takeda, no director, officer or employee of Takeda or the Affiliates of such individuals (i) owns, directly or indirectly, in whole or in part, any property, Asset or right, tangible or intangible, which constitutes any Asset or right owned by TAP or any of the TAP Subsidiaries or the use of which is contemplated for the business of TAP or the TAP Subsidiaries, (ii) has filed any patent application which arises out of or relates to any of the operations of TAP or the TAP Subsidiaries that is not owned by TAP or the TAP Subsidiaries and has not been assigned to TAP by the inventors or (iii) is currently a party to any transaction or Contract with TAP or any of the TAP Subsidiaries, including any Contract providing for any loans, advances, the employment of, furnishing of services by, rental of its Assets from or to, or otherwise requiring payments to, any such Person.

(e)        Certain Payments.  None of Takeda, any Subsidiaries of Takeda or any of their respective officers, directors, employees or agents has taken any action that would cause any of them to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any Applicable Laws of similar effect, in each case with respect to TAP or a TAP Subsidiary.

(f)        Broker’s Fees.  Neither Takeda nor any of its Subsidiaries has any Contract, agreement, arrangement or understanding with any other Person that could result in TAP, a TAP Subsidiary, Abbott or any of its Subsidiaries becoming liable or obligated to pay any fees or commissions to any broker, finder, or similar agent in connection with the Contemplated Transactions.

(g)        Ownership of TAH Stock.  Takeda is the direct owner of all of the outstanding capital stock of TAH.

(h)        Related Intellectual Property.  To the Knowledge of Takeda, Schedule 6.02(h) sets forth a complete and accurate list of all necessary or material Identifiable

Intellectual Property owned by or licensed to Takeda or any of its Subsidiaries that is used or held for use in the conduct of the business or operations of TAP or any TAP Subsidiary, excluding any Intellectual Property licensed to TAP under (i) that certain TAK-390 License Agreement by and between Takeda and TAP dated February 17, 2004, (ii) that certain Leuprolide Sustained Release Formulation License Agreement dated March 6, 1989, as amended, by and between Takeda and TAP and (iii) that certain Lansoprazole License Agreement dated June 7, 1995, as amended, by and between Takeda and TAP.

ARTICLE 7

COVENANTS REGARDING TAP

Section 7.01          Conduct Until the Closing.  From the date of this Agreement until the Closing, unless otherwise expressly required by this Agreement or as mutually agreed in writing by Abbott and TAH, TAH and Abbott shall each instruct TAP to (and, if applicable, vote to cause TAP to) and TAP shall (a) carry on its business only in the ordinary course of business consistent with past practice and in material compliance with all Applicable Laws and the requirements of all TAP Contracts, including the Plea and Related Agreements, and (b) use commercially reasonable efforts to (i) preserve intact its business organization and Assets, (ii) maintain its rights and franchises, (iii) retain the services of its officers and employees, (iv) maintain its relationships with customers, suppliers, distributors, landlords, licensors, licensees and other Persons having business dealings with it and (v) keep in full force and effect liability insurance and bonds comparable in amount and scope of coverage to that currently maintained.  Without limiting the generality of the foregoing, (A) from the date of this Agreement until the Closing, unless otherwise expressly required by this Agreement or as mutually agreed in writing by Abbott and TAH, (x) TAP shall not, and shall cause Newco, VEP LLC and each of the other TAP Subsidiaries not to, take or commit to take any of the following actions: (i) sell or otherwise dispose of any Assets, other than in the ordinary course of business consistent with past practice, (ii) enter into, terminate, amend or modify any TAP Material Contract or (iii) enter into or engage in a line of business not conducted by TAP on the date of this Agreement, (y) TAP shall not, and shall cause each TAP Subsidiary not to, (i) terminate, hire or otherwise engage any individual at grade level 19 or higher to be engaged in the Split-off Business without the prior written consent of Abbott, (ii) terminate, hire or otherwise engage any individual at grade level 19 or higher to be engaged in the Retained Business without the prior written consent of TAH or (iii) change the primary association of any employee as between the Split-off Business and the Retained Business and (z) TAP shall cause Newco not to take any actions other than actions necessary or appropriate in furtherance of the Contemplated Transactions and (B) unless agreed in writing by Abbott, no consent or waiver executed or given prior to the Closing by or on behalf of Newco or Newco Lupron Sales Subsidiary under or with respect to any agreement constituting a Transaction Document shall be effective, valid, binding or enforceable.

Section 7.02          Restructuring of TAP Subsidiaries.

(a)        The Parties acknowledge that certain Assets to be transferred to Newco and certain Liabilities to be assumed by Newco are currently held by other TAP

Subsidiaries.  Consequently, immediately prior to the Contribution and Assumption, TAP shall cause:

(i)    the TAP Finance Subsidiary to merge, in accordance with all Applicable Laws, including the General Corporation Law of the State of Delaware, with and into TAP, such that the separate corporate existence of the TAP Finance Subsidiary will cease and TAP will continue its corporate existence and shall be the surviving corporation in such merger; and

(ii)   the TAP Sales Subsidiary to

(A)  form, in accordance with all Applicable Laws, including the General Corporation Law of the State of Delaware, a subsidiary corporation incorporated in the state of Delaware (“Newco Lupron Sales Subsidiary”),

(B)  contribute to Newco Lupron Sales Subsidiary, in exchange for all of the issued and outstanding stock of the Newco Lupron Sales Subsidiary, all Lupron Employees employed by and all Transferred Assets and Assumed Liabilities held by the TAP Sales Subsidiary immediately prior to the Contribution and Assumption free and clear of all Liens running in favor of TAP or any TAP Subsidiary other than Newco Lupron Sales Subsidiary, and

(C)  distribute all of the issued and outstanding stock of Newco Lupron Sales Subsidiary to TAP, such that Newco Lupron Sales Subsidiary becomes a direct and wholly-owned subsidiary of TAP.

(b)        Immediately after the Closing or at any time thereafter, TAP in its sole discretion may establish a successor (new Subsidiary) to the TAP Finance Subsidiary, contribute any or all of the Retained Assets, Retained Liabilities and Retained Employees to such Subsidiary and cause such Subsidiary to engage in (among other things) the business and operations conducted by the TAP Finance Subsidiary prior to the Closing.  Newco shall indemnify TAP against, and hold TAP harmless from, fifty percent (50%) of (i) the amount of any state Tax advantages lost by TAP resulting from the inability to utilize the new Subsidiary in accordance with past practice (during the ninety (90) day period following the Closing) and any state Taxes incurred by TAP arising out of the merger of the TAP Finance Subsidiary into TAP and (ii) the reasonable out-of-pocket expenses incurred by TAP within ninety (90) days of the Closing Date in establishing such new Subsidiary and qualifying such new Subsidiary to do business in all applicable states, in each case except to the extent any such amount is accrued or reserved for on the TAP Closing Balance Sheet or incurred as an expense by TAP prior to the Closing and thus reflected on the TAP Closing Balance Sheet; provided that Newco shall not be required to indemnify TAP for the loss of any Tax benefit, which loss is attributable to any decrease in sales or assets of TAP and/or its Subsidiaries as a result of the Contemplated Transactions or to any period after the ninety (90) day period immediately following the Closing Date.

Section 7.03          VEP LLC Matters.  Immediately prior to the Contribution and Assumption, TAP shall:

(a)        adopt, and cause the TAP Sales Subsidiary to adopt, the VEP LLC Operating Agreement;

(b)        contribute to VEP LLC, in exchange for the Class A Interest and the Class B Interest, its entire interest in each Contract pertaining to Intellectual Property licenses and non-assertions related to the VEP Products to which TAP is a party or is otherwise bound or obtains rights (the “VEP Licenses”), except to the extent that VEP LLC is a licensee with the same rights (and on the same or more favorable material terms and conditions) with respect to VEP Products as TAP under any such VEP License; and

(c)        cause the TAP Sales Subsidiary to contribute to VEP LLC, in exchange for the Class C Interest, an amount of cash equal to $10,000.

Section 7.04          Access to Information.  Until the Closing, upon reasonable notice, TAP shall, and shall cause each TAP Subsidiary to, (a) give Abbott, Takeda, TAH and their respective Representatives reasonable access during normal business hours to the offices, properties, books and records, and employees of TAP, Newco and each TAP Subsidiary and (b) furnish to Abbott, Takeda, TAH and any of their respective Representatives such financial and operating data and other information regarding the Assets, properties, Liabilities and operations of TAP, Newco and the TAP Subsidiaries as Abbott or TAH may from time to time reasonably request.  Concurrently with the furnishing of any such financial or operating data or other information to either Abbott or TAH, TAP shall deliver or cause to be delivered to TAH (in the case of data or information being furnished to Abbott) or Abbott (in the case of data or information being furnished to TAH) a copy of such financial or operating data or other information.  With respect to the Transferred Assets, Abbott and its Representatives shall be allowed access to any real property (whether owned or leased) for the purpose of conducting investigations, surveys, tests, sampling, monitoring and other similar activities, including Phase I and Phase II environmental site assessments.

Section 7.05          Termination of Certain Inter-company Contracts.  All Contracts between TAP and/or the TAP Subsidiaries, on the one hand, and Abbott, Takeda and/or TAH, and their respective Affiliates, on the other hand, other than the Contracts specifically identified in Schedule 7.05 and other than the Transaction Documents, shall be terminated upon the Closing (the “Terminated Contracts”); provided, however, that notwithstanding anything herein to the contrary, this Section 7.05 shall not terminate or release (i) any right, claim or cause of action under any Terminated Contract that has accrued prior to the Closing or relates to the period prior to the Closing or (ii) any accounts payable and accounts receivable set forth on the final TAP Closing Balance Sheet.

Section 7.06          Engagement of Auditor.  Prior to the Closing, TAP shall engage Deloitte & Touche on terms and subject to conditions reasonably satisfactory to Abbott and TAH for the purpose of reporting on the TAP Closing Balance Sheet, the Retained Business Closing Balance Sheet and the Split-off Business Closing Balance Sheet as contemplated by Section 3.03(a).  The cost of such engagement shall be shared equally by TAP and Newco unless such cost is paid by TAP prior to the Closing or is accrued or reserved for on the TAP Closing Balance Sheet, in which case such cost shall be borne entirely by TAP.

ARTICLE 8

COVENANTS OF TAKEDA AND TAP

Section 8.01          Non-Solicitation.  From the date hereof until the thirty (30) month anniversary of the date of this Agreement, (i) Takeda shall not, and shall cause its Affiliates not to, without prior written approval of Abbott, employ any Lupron Employee and (ii) Takeda and TAP shall not, and shall cause their Affiliates not to, without prior written approval of Abbott, directly or indirectly solicit any Lupron Employee for employment or induce or seek to induce any Lupron Employee not to accept employment with Newco or any of its Affiliates as contemplated by the Amended and Restated Employee Matters Agreement or, once hired by Newco or any of its Affiliates, to leave the employ of Newco or such Affiliate; provided, however, that the foregoing shall not apply to (i) solicitations by or on behalf of Newco or any of its Affiliates in connection with the transactions contemplated by the Amended and Restated Employee Matters Agreement or (ii) any Lupron Employee who is terminated by Abbott or an Affiliate of Abbott.  Notwithstanding the foregoing, nothing contained herein shall prevent Takeda or its Affiliates from offering employment or service to Lupron Employees who respond to a general solicitation or advertisement that is not specifically directed at them (and nothing shall prohibit such general solicitation or advertisement).

ARTICLE 9

COVENANTS OF ABBOTT AND NEWCO

Section 9.01          Access to Information.  Until the Closing, upon reasonable notice, Abbott shall give TAH and its Representatives reasonable access during normal business hours to the offices, properties and books and records of Abbott to the extent they relate to services provided by Abbott to TAP or the TAP Subsidiaries, or on behalf of TAP or the TAP Subsidiaries, prior to the Closing Date and to those employees of Abbott who have Knowledge of such services, in any case, to the extent such access is reasonably necessary for purposes of evaluating TAP’s need for transition services from Abbott following the Closing.  To the extent that TAH and its Representatives access Personally Identifiable Information related to TAP, TAH and its Representatives will process, use and disclose such Personally Identifiable Information only for purposes of evaluating TAP’s need for transition services from Abbott following the Closing.  To the extent that TAH and its Representatives access Personally Identifiable Information related to Abbott, TAH and its Representatives shall with respect to such Personally Identifiable Information: (i) take reasonable and appropriate measures to safeguard such information from use or disclosure in violation of applicable data protection and privacy laws; (ii) not transfer it to any third parties; and (iii) adopt appropriate technical and organizational measures to ensure any required data security and to avoid unauthorized processing and use.

Section 9.02          Non-Solicitation.  From the date hereof until the thirty (30) month anniversary of the date of this Agreement, (i) Abbott and Newco shall not, and shall cause their Affiliates not to, without prior written approval of TAH, employ any Retained Employee and (ii) Abbott and Newco shall not, and shall cause their Affiliates not to, without prior written approval of TAH, directly or indirectly solicit any Retained Employee for employment or induce or seek to induce any Retained Employee to leave the employment of TAP or one of its Subsidiaries; provided, however, that the foregoing shall not apply to any Retained Employee who is terminated by TAH or an Affiliate of TAH or to any Lupron Employee.  Notwithstanding the foregoing, nothing contained herein shall prevent Abbott or its Affiliates from offering employment or service to Retained Employees who respond to a general solicitation or advertisement that is not specifically directed at them (and nothing shall prohibit such general solicitation or advertisement).

ARTICLE 10

COVENANTS OF THE PARTIES

Section 10.01       Further Assurances.  Subject to the terms and conditions of this Agreement, each Party shall use commercially reasonable efforts to take, or cause to be taken, all appropriate actions, do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable under Applicable Law, and execute, deliver and file such documents and other papers, as may be necessary to consummate and make effective the transactions contemplated by this Agreement.  Subject to Section 3.02(a), TAH and Abbott shall each use commercially reasonable efforts to consummate and make effective the Contemplated Transactions to be consummated or effective on the Target Closing Date.  Abbott and Takeda will cause each of their respective Affiliates to perform its obligations under the Transaction Documents.

Section 10.02       TAP Dividends.  From the date of this Agreement until the Closing, unless otherwise mutually agreed in writing by Abbott and TAH, TAP shall not declare or pay any dividend or other distribution in respect of its capital stock or otherwise make any payments to its stockholders in their capacity as such.

Section 10.03       Notice of Developments.  Prior to the Closing Date, each Party, upon such Party’s acquiring Knowledge thereof, shall promptly notify the other Parties in writing of (a) any representation or warranty made by it in connection with this Agreement or any other Transaction Document becoming untrue or inaccurate, (b) the occurrence or non-occurrence of any fact, change or event, the occurrence or non-occurrence of which would or would reasonably be expected to cause any condition to the obligations of another Party to effect the Contemplated Transactions not to be satisfied or (c) the failure of any Party to comply with or satisfy any covenant or agreement to be complied with by it pursuant to this Agreement or any other Transaction Document which would be likely to result in any condition to the obligations of any Party to effect the Contemplated Transaction not to be satisfied; provided, however, the delivery of any notice pursuant to this Section 10.03 shall not cure any breach of any representation or warranty (except with respect to the representations and warranties in Article 4 as contemplated by Section 10.16) or any covenant or agreement of the notifying Party, or otherwise limit or affect the rights and remedies available hereunder to the Party receiving such notice.

Section 10.04       Public Announcements.  Except as required by Applicable Law, and then only after good faith collaboration with the other Parties to agree upon the form and content of the announcement or disclosure (other than a joint announcement or disclosure by TAH or Takeda, on the one hand, and Abbott, on the other hand), no Party nor any Affiliate of any Party shall make any public announcement or disclosure with respect to this Agreement, the

Transaction Documents, the Contemplated Transactions (including the terms hereof) or any related communication with the IRS without the prior written consent of TAH and Abbott; provided that, after the Closing, any Party or its Affiliates may make any such announcement or disclosure without additional consent if the information therein with respect to this Agreement, the Transaction Documents, the Contemplated Transactions (including the terms hereof) or any such communication with the IRS has been previously publicly disclosed in accordance with this Section 10.04 or has been made public jointly by TAH or Takeda, on the one hand, and Abbott, on the other hand, prior to such announcement or disclosure.

Section 10.05       Privacy and Security.

(a)        Personally Identifiable Information.  The Parties acknowledge and agree that, prior to the Closing, TAP will retain ownership of any Personally Identifiable Information TAP currently owns, but TAP also may disclose to Abbott, and Abbott may process, such Personally Identifiable Information.  Each of the Parties further acknowledges and agrees to abide by its obligations under applicable state, federal and non-U.S. data protection and privacy Laws with regard to Personally Identifiable Information, in addition to any general confidentiality obligations set forth in Section 10.06.

(b)        Pre-Closing.

(i)    Prior to the Closing and to the extent that TAP discloses Personally Identifiable Information to Abbott, TAP agrees to provide to Abbott only that Personally Identifiable Information which is necessary to: (A) meet the requirements of the Closing set forth in Article 11, (B) acquire and promptly integrate the Lupron Employees into necessary Abbott systems and beneficial employee processes (e.g., to allow payroll processing, email and system access, benefit enrolment, etc.) and (C) acquire and promptly integrate the Transferred Assets into relevant Abbott and Newco systems and processes;

(ii)   upon receipt, Abbott agrees to treat Personally Identifiable Information prior to the Closing in accordance with all applicable data protection and privacy laws;

(iii)  prior to the Closing, Abbott agrees to further transfer Personally Identifiable Information only to those third parties with whom it has a contractual relationship and who provide relevant services on behalf of Abbott or Affiliates of Abbott that may require further disclosure of such Personally Identifiable Information; and

(iv)  prior to the Closing, TAP agrees to use its commercially reasonable efforts to transmit Personally Identifiable Information to Abbott in accordance with appropriate technical and organizational measures to ensure any required data security with respect to Personally Identifiable Information and to avoid unauthorized processing and use of the Personally Identifiable Information.

(c)        Notice.  Abbott and TAP shall provide a joint notification to each Lupron Employee as soon as possible, but in any event within ten (10) Business Days after the Closing Date, of the fact that Personally Identifiable Information relating to those Lupron Employees has been transferred by TAP to Abbott in connection with the transactions contemplated by this Agreement.  The form of notice shall at a minimum, inform the Lupron Employees that their Personally Identifiable Information has been transferred to Abbott by TAP, identify Abbott’s purpose or purposes for processing the Personally Identifiable Information, and contain any other information necessary to ensure that Abbott’s processing is fair having regard to the specific circumstances of the processing.  TAP shall provide Abbott with true and complete addresses of each Lupron Employee and such other information as Abbott may reasonably request in order to facilitate the provision of notice.

Section 10.06       Confidentiality.  Except as required by Law or as set forth in this Agreement, from and after the Closing Date until the ten (10) year anniversary of the Closing, Abbott and Newco, on the one hand, and Takeda, TAH and TAP, on the other hand, shall hold, and shall cause their respective Affiliates and Representatives to hold, in strict confidence (in the case of Abbott and Newco and their respective Affiliates and Representatives) the TAP Confidential Information and (in the case of TAH and TAP and their respective Affiliates and Representatives) the Newco Confidential Information.  Notwithstanding the foregoing, a Party may disclose Confidential Information to its Representatives only if such Persons are informed of and are bound to maintain the confidential nature of such Confidential Information.  If a Party or any of its Affiliates or Representatives is requested or required by a Governmental Authority (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or other similar processes) to disclose any Confidential Information, such Party shall promptly notify Abbott (in the case of Newco Confidential Information) or TAH (in the case of TAP Confidential Information) so that the other Parties may seek a protective order or other remedy or waive compliance with this Section 10.06.  Such Party or any of its Affiliates or Representatives requested to disclose Confidential Information shall exercise commercially reasonable efforts to preserve the confidentiality of the Confidential Information consistent with its efforts used with respect to its own confidential information, and shall, cooperate with the other Parties to the extent such other Parties seek to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.  If, in the absence of a protective order or other remedy or the absence of receipt of a waiver of the terms of this Section 10.06, a Party or any of its Affiliates or Representatives is nonetheless legally compelled to disclose any of the Confidential Information, such Party or such Affiliate or Representative may disclose only that portion of the Confidential Information which is legally required to be disclosed.  This Section 10.06 shall not prevent a Party from pursuing rights against any other Party, but the Party pursuing such rights shall seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information in connection therewith.  Each Party agrees to be responsible for any breach of this Section 10.06 by it and/or any of its Affiliates or Representatives.

Section 10.07       Access to Information; Retention of Records.  From and after the Closing Date, upon reasonable notice, TAP shall, and shall cause its Subsidiaries to, and TAH shall cause TAP and its Subsidiaries to, afford Abbott and Newco and their respective Representatives reasonable access during normal business hours to the offices, properties, books and records, employees and auditors of TAP and such TAP Subsidiaries to the extent they relate to the Retained Business or the Split-off Business (i) to permit Abbott or Newco to reasonably determine any matter relating to their rights and obligations under any Transaction Document, including relating to any Pre-Closing TAP Matters, (ii) to permit Abbott or Newco to prepare and file any and all Tax reports or returns required to be filed by Abbott or Newco or any of their respective Affiliates or (iii) otherwise as reasonably required for purposes of this Agreement or another Transaction Document.  From and after the Closing Date, upon reasonable notice, Newco and Abbott shall, and Abbott shall cause Newco to, afford TAH and TAP and their respective Representatives reasonable access during normal business hours to the offices, properties, books and records, employees and auditors of Newco and Abbott to the extent they relate to the Split-off Business or the Retained Business (x) to permit TAH or TAP to determine any matter reasonably relating to their rights and obligations under any Transaction Document, including relating to any Pre-Closing TAP Matters, (y) to permit TAH or TAP to prepare and file any and all Tax reports or returns required to be filed by TAH or TAP or any of their respective Affiliates or (z) otherwise as reasonably required for purposes of this Agreement or another Transaction Document.  Without limitation as to the foregoing, (A) TAP shall keep, and shall cause the TAP Subsidiaries to keep, true, accurate and complete records of the Net Sales of the VEP Products in sufficient detail to permit determination of VEP Payments payable under the VEP LLC Operating Agreement and (B) at the request and expense of Newco, upon reasonable notice, TAP shall, and shall cause the TAP Subsidiaries, and TAH shall cause TAP and the TAP Subsidiaries to, afford Abbott and Newco and their Representatives reasonable access during normal business hours to the offices, properties, books and records, employees and auditors of TAP and the TAP Subsidiaries, including VEP LLC, for the purposes of (1) verifying the compliance of VEP LLC and TAP with their covenants in Article 14 and the compliance of VEP LLC, TAP and the TAP Sales Subsidiary with the VEP LLC Operating Agreement, the Master Services and Supply Agreement and the Supply Agreement and (2) making determinations as contemplated by Section 9.4 of the VEP LLC Operating Agreement, in each case to the extent such access is reasonably necessary for evaluating such matters.  VEP LLC and TAP shall use commercially reasonable efforts to include in any license to a third party with respect to a VEP Product a covenant that (at a minimum) requires the licensee to keep and maintain records of sales made prior to the Last Payment Date pursuant to the license granted and an access right to the books and records of such licensee by VEP LLC, TAP or an independent third party.  VEP LLC and TAP shall also use commercially reasonable efforts to include in any such license a covenant pursuant to which VEP LLC or TAP, as applicable, is authorized to allow Newco or its Representative (i) direct access to the books and records of such licensee, (ii) other indirect access through VEP LLC or TAP, as applicable, to the books and records of such licensee or (iii) access to the report of any such independent third party, in each case for the purpose of verifying Net Sales during any VEP Period.  Notwithstanding anything to the contrary herein or in the VEP LLC Operating Agreement, (i) neither Abbott, Newco nor their respective Representatives shall be entitled to access the offices, properties, books and records, employees or auditors of VEP LLC, other than as set forth in this Section 10.07, and (ii) each of Abbott and Newco hereby waives any right of access to the offices, properties, books and records, employees or auditors of VEP LLC not set forth in this Section 10.07.

Section 10.08       Plea and Related Agreements.  From and after the Closing, none of TAP or any of its Affiliates, with respect to the Retained Business, or Newco or any of its Affiliates, with respect to the Split-off Business, shall breach, violate or otherwise act inconsistently with any obligations they may have under the Plea and Related Agreements.

Section 10.09       Pre-Closing Coordination.

(a)        From the date of this Agreement until the Closing, Abbott, TAH and TAP shall, in good faith, cooperate in preparation for the Contribution and Assumption, including by (i) examining the general ledger of TAP and (ii) agreeing to preliminary determinations as to which Assets and Liabilities thereon of TAP constitute Retained Assets, Transferred Assets, Retained Liabilities or Assumed Liabilities.

(b)        The individuals listed on Attachment C to this Agreement shall be members of a joint transition team which shall be responsible for coordinating all aspects of the planning for the Contribution and Assumption and the implementation thereof.

(c)        The individuals listed on Attachment D to this Agreement shall be members of a joint information technology team which shall be responsible for coordinating all aspects of the planning for the contribution or licensing of information technology and software to Newco, and the licensing to TAP of information technology and software used in the Retained Business, and the implementation thereof.

Section 10.10       Notices; Updates.  From the date of this Agreement until the Closing, Abbott, TAH and TAP shall each promptly notify the others in writing of any pending or, to the Knowledge of such Party, threatened Legal Proceeding (a) challenging or seeking Damages in connection with the Contemplated Transactions or (b) seeking to restrain or prohibit the consummation of the Contemplated Transactions.  The Parties shall cooperate with each other in using commercially reasonable efforts to defend any such Legal Proceeding, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed.

Section 10.11       Tolling Agreements.  Upon the written request of TAP, at any time following the Closing, as requested by TAP, Abbott shall (a) enter into an amendment to the Tolling Agreement-Prevacid to cover all or any TAK-390 MR Products and/or Ilaprazole Products on identical terms and conditions (to the maximum extent practicable, except as may be required due to tolling of different compounds) as then contained in the Tolling Agreement-Prevacid or (b) enter into a new tolling agreement or agreements with respect to any or all of the TAK-390 MR Products and/or Ilaprazole Products in form and substance the same (to the maximum extent practicable, except as may be required due to tolling of different compounds) as the Tolling Agreement-Prevacid.  With respect to any amendment or agreement described in clause (a) or (b) of the immediately preceding sentence, the tolling fee for each TAK-390 MR Product and/or Ilaprazole Product covered thereby shall be a fixed amount equal to (x) Abbott’s anticipated cost of goods with respect to such TAK-390 MR Product and/or Ilaprazole Product at the time of entry into such amendment or agreement plus (y) eight percent (8%) of such anticipated cost of goods for TAK-390 MR Products and Ilaprazole Products in formulations similar to SoluTab and five percent (5%) of such anticipated cost of goods for all other TAK-390 MR Products and Ilaprazole Products; provided that each such tolling fee may be adjusted in accordance with the price adjustment mechanism contained in the Tolling Agreement-Prevacid.

Section 10.12       Transfer Taxes.  TAH, TAP, Newco and Abbott shall each bear their respective liability for Transfer Taxes, if any, except that (a) the liability for any Transfer Taxes incurred by TAP or the TAP Subsidiaries (excluding Newco) in connection with the Contemplated Transactions to the extent not paid by TAP or the TAP Subsidiaries (excluding

Newco) prior to the Closing or reflected as a liability on the TAP Closing Balance Sheet, shall be borne one-half by TAP and one-half by Newco and (b) the liability for any Transfer Taxes incurred by Newco in connection with the Contemplated Transactions shall be borne entirely by Newco.  Unless the Parties mutually agree otherwise, or except as otherwise required by Applicable Law, any Tax Returns that must be filed in connection with any Transfer Taxes shall be prepared by the party incurring such Transfer Tax obligation.  The Parties shall cooperate with each other in the provision of any information or preparation of any documentation that may be necessary or appropriate for preparing and filing any Tax Returns that must be filed in connection with Transfer Taxes.

Section 10.13       Title Defects.  Subject to the terms of this Agreement, TAP shall take, and TAH and Abbott shall cooperate with one another and use commercially reasonable efforts to assist TAP in taking, the actions necessary so that, immediately following the consummation of the Contemplated Transactions, (a) Newco will have good and valid title in and to, or a valid leasehold interest in, each of the Transferred Assets, free and clear of all Liens running for the benefit of TAP or any of the TAP Subsidiaries and (b) TAP will have good and valid title in and to, or a valid leasehold interest in, each of the Retained Assets, free and clear of all Liens running for the benefit of Newco.  Fifty percent (50%) of all out-of-pocket costs and expenses (including reasonable attorneys’ fees) paid by TAP pursuant to this Section 10.13 (to the extent not reflected on the TAP Closing Balance Sheet or paid by TAP prior to the Closing) shall be promptly reimbursed by Newco upon the written request of TAP.

Section 10.14       Estimated Net Assets.  As promptly as practicable after the execution of this Agreement, but in any event at least ten (10) Business Days prior to the Closing, TAP shall and TAH and Abbott shall each instruct TAP to (and, if applicable, vote to cause TAP to) deliver to Abbott and TAH a schedule setting forth the amount of the Estimated Split-off Business Net Assets and the amount of the Estimated TAP Net Assets, in each case (i) determined in accordance with the Agreed Accounting Conventions and (ii) accompanied by an explanation of the preparation thereof in such detail as to permit a reasonable review and analysis thereof by Abbott and TAH, which explanation shall include general ledger account-level detail and all relevant analysis and supporting documentation.

Section 10.15       TAP Corporate Integrity Agreement.  Prior to the Closing, TAP shall, and Abbott and TAH shall each instruct TAP to (and, if applicable, vote to cause TAP to), request of the Office of Inspector General (“OIG”) of the U.S. Department of Health and Human Services that the Corporate Integrity Agreement (“CIA”), dated September 28, 2001, between TAP and the OIG be terminated on or before the Closing Date.  Abbott and Takeda agree to use commercially reasonable efforts to cooperate with and assist TAP in its discussions with OIG to seek termination of the CIA on or before the Closing Date; provided that, in agreeing to provide such assistance, neither TAH nor Abbott shall be required to assume or offer to assume any Liability under the Plea and Related Agreements, including the CIA, that it does not already have.

Section 10.16       TAP Disclosure Schedules.  TAP shall deliver on the date hereof (i) TAP Disclosure Schedules with respect to the Signing Representations and (ii) a preliminary version of the TAP Disclosure Schedules with respect to the Closing Representations.  Subject to the following sentence, TAP shall deliver a final version of the TAP Disclosure Schedules with respect to the Closing Representations as soon as practicable after the date hereof, but no later than thirty (30) days after the date hereof.  Notwithstanding the foregoing, at any time prior to the Closing, TAP may update and revise the TAP Disclosure Schedules with respect to the Signing Representations and the Closing Representations.

Section 10.17       TAP Decisions Regarding Ilaprazole.

(a)        TAP shall promptly review the data from the first Phase II study of an Ilaprazole Product upon completion or termination of such study.  Within sixty (60) days after commencing such review, TAP shall make a decision as to whether to pursue a Phase III study with respect to such Ilaprazole Product and shall notify Newco in writing of such decision.

(b)        TAP shall promptly notify Newco in writing upon its making a decision to outlicense or not to outlicense any Ilaprazole Product in respect of the United States; provided that TAP shall be required to provide only one such notice hereunder.

Section 10.18       Intellectual Property.

(a)        If at any time prior to the date that is one (1) year after the Closing, TAP determines that the Retained Business was using (as of immediately prior to the Closing) any Intellectual Property that is owned by Abbott and/or any of Abbott’s Affiliates or licensed or sublicensed to Abbott and/or any of Abbott’s Affiliates from a third party as of the Closing in connection with the conduct of the Retained Business, upon the request of TAP, Abbott and/or such Abbott Affiliates and TAP shall meet and discuss in good faith whether it would be appropriate for Abbott and/or such Abbott Affiliates to grant TAP a license to use such Intellectual Property.  If Abbott and/or such Abbott Affiliates and TAP agree that such Intellectual Property is reasonably necessary for the conduct of the Retained Business and Abbott and/or such Abbott Affiliates have the right to do so, Abbott and/or such Abbott Affiliates shall grant to TAP (retroactive to the Closing) a non-exclusive license or sublicense to use such Intellectual Property in the Territory in support of the Retained Business as operated immediately prior to the Closing.  Such license or sublicense shall be royalty-free if and only if Abbott and/or such Abbott Affiliates can grant such license or sublicense to TAP without paying any consideration to a third party or incurring any significant internal costs.  This Section 10.18(a) shall not apply to any Intellectual Property the benefit of which is conveyed or may be conveyed to TAP pursuant to the Transition Services Agreement, including Section 2.5 thereof.

(b)        If, at any time prior to the date that is one (1) year after the Closing, Abbott and/or Newco determines that the Split-off Business was using (as of immediately prior to the Closing) any Intellectual Property that is owned by TAP and/or Takeda and/or any of Takeda’s Affiliates or licensed or sublicensed to TAP and/or Takeda and/or any of Takeda’s Affiliates from a third party as of the Closing in connection with the conduct of the Split-off Business, upon the request of Abbott or Newco, Newco and TAP and/or Takeda and/or such Takeda Affiliates shall meet and discuss in good faith whether it would be appropriate for TAP and/or Takeda and/or such Takeda Affiliates to grant Newco a license to use such Intellectual Property.  If Newco and TAP and/or Takeda and/or such Takeda Affiliates agree that such Intellectual Property is reasonably necessary for the conduct of the Split-off Business and TAP and/or Takeda and/or such Takeda Affiliates have the right to do so, TAP and/or Takeda and/or such Takeda Affiliates shall grant to Newco (retroactive to the Closing) a non-exclusive license or sublicense to use such Intellectual Property in the Territory in support of the Split-off Business as operated immediately prior to the Closing.  Such license or sublicense shall be royalty-free if and only if TAP and/or Takeda and/or such Takeda Affiliates can grant such license or sublicense to Newco without paying any consideration to a third party or incurring any significant internal costs.  This Section 10.18(b) shall not apply to any Intellectual Property (i) the benefit of which is conveyed or may be conveyed to Abbott or Newco pursuant to the Transition Services Agreement, (ii) that is covered by the Existing Lupron License Agreement or the Lupron License and Supply Agreement or (iii) that consists of the TAP trademark, service mark, logo, trade name or corporate name, except with respect to inventory transferred to Newco or any of its Subsidiaries as part of the Contemplated Transactions that includes a TAP trademark, service mark, logo, tradename or corporate name.

ARTICLE 11

CONDITIONS TO CLOSING

Section 11.01       Conditions to the Obligations of Each Party Under This Agreement.  The respective obligations of each Party to effect the Closing and to consummate the Contemplated Transactions herein shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by written agreement of Abbott and TAH, in whole or in part, to the extent permitted by Applicable Law:

(a)        No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order (whether temporary, preliminary or permanent), in any case which is in effect and that prevents or prohibits the consummation of the Contemplated Transactions; provided that the Parties shall use commercially reasonable efforts to cause any such Order to be vacated or lifted as expeditiously as possible; provided further that the failure to obtain a required Governmental Authorization shall not form the basis for an assertion that this condition is not satisfied.

(b)        Tax Matters.  Each Party shall have complied in all respects with its covenants in the Amended and Restated Tax Agreement, and the representations and warranties of each Party in the Amended and Restated Tax Agreement shall be true and correct in all respects as of the Closing, with only such exceptions as, individually and in the aggregate, would not adversely affect the Contemplated Transactions from qualifying for favorable tax treatment pursuant to Section 368(a)(1)(D) and Section 355 of the Code.

Section 11.02       Additional Conditions to the Obligations of TAH.  The obligations of TAH to effect the Closing and to consummate the Contemplated Transactions are also subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived in writing by TAH, in whole or in part, to the extent permitted by Applicable Law; provided that such obligations of TAH shall not be subject to the satisfaction of either of the conditions in Section 11.02(b) or Section 11.02(d) if TAP’s failure to take or refrain from taking any action is the cause of the non-satisfaction of such condition where such failure was caused by a breach of TAH under this Agreement:

(a)        No Governmental Authority Challenge.  There shall not be pending or threatened in writing by a Governmental Authority any Legal Proceeding or other action by any Governmental Authority (i) seeking to prevent the Contemplated Transactions or (ii) that would reasonably be expected to (A) adversely and materially affect the ability of TAH to wholly-own TAP or to conduct the Retained Business after the Closing or (B) result in a TAP Material Adverse Effect or a Split-off Business Material Adverse Effect.

(b)        Agreements and Covenants.  TAP and Abbott each shall have performed and complied in all material respects with all agreements and covenants required by this Agreement and the other Transaction Documents to be performed or complied with by TAP or Abbott, as the case may be, on or prior to the Closing Date.  TAH shall have received a certificate of each of the president and executive vice president of TAP (as to TAP) and an executive officer of Abbott (as to Abbott) to that effect.

(c)        Abbott Representations and Warranties.  The representations and warranties of Abbott contained in this Agreement and other Transaction Documents to which it is a party, disregarding qualifications as to materiality and Material Adverse Effect, shall be true and correct as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), with only such exceptions as, individually and in the aggregate, have not had, and would not reasonably be expected to have, a TAP Material Adverse Effect or a Split-off Business Material Adverse Effect.  TAH shall have received a certificate of an executive officer of Abbott to the foregoing effect.

(d)        TAP Representations and Warranties.  The representations and warranties of TAP contained in this Agreement and the other Transaction Documents to which it is a party, disregarding qualifications as to materiality and Material Adverse Effect, shall be true and correct as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), with only such exceptions as (other than the representations and warranties contained in Section 4.04), individually and in the aggregate, have not had, and would not reasonably be expected to have, a TAP Material Adverse Effect or a Split-off Business Material Adverse Effect.  It is agreed that any matter disclosed on the TAP Disclosure Schedules delivered (or updated) after the execution of the Original Agreement, which was not disclosed on the TAP Disclosure Schedules delivered upon the execution of the Original Agreement, shall be disregarded for purposes of this closing condition and shall be deemed not to qualify the respective representations and warranties in Article 4.  TAH shall have received a certificate of the president and executive vice president of TAP to the foregoing effect.

(e)        No Material Adverse Effect.

(i)    Since January 1, 2007, there shall not have occurred (nor shall any material worsening thereof have occurred) and be continuing any TAP Material Adverse Effect or any Split-off Business Material Adverse Effect, nor shall there have occurred (nor shall any material worsening thereof have occurred) and be continuing any TAP Material Adverse Effect or any Split-off Business Material Adverse Effect of which TAH does not have Knowledge as of the date of this Agreement and which is not reflected in the Audited Financial Statements.

(ii)   Since January 1, 2007, there shall not have occurred any event or development, and there shall not exist any fact, circumstance or condition, that Takeda determines in its sole and absolute discretion may result in any entry of a generic version of Prevacid in the United States before the currently anticipated expiration date (November 2009), including any ruling materially adverse to Takeda in either of the following matters: (i) Takeda Pharmaceutical Company Ltd. and TAP Pharmaceutical Products Inc. v. Teva Pharmaceutical USA, Inc. and Teva Pharmaceutical. Industries Ltd. or (ii) Takeda Pharmaceutical Company Ltd., TAP Pharmaceutical Products Inc. and Ethypharm, S.A. v. Teva Pharmaceutical USA, Inc. and Teva Pharmaceutical Industries Ltd.

(f)        Absence of Certain Events.  There shall not have occurred (nor shall any material worsening thereof have occurred) and be continuing:

(i)    any exclusion or debarment or any other similar administrative action by any Governmental Authority, or any development (including any new or additional threat thereof in writing or orally by an official of a Governmental Authority in an official capacity) that may result in any exclusion or debarment or other similar administrative action by any Governmental Authority relating to Lupron, Prevacid, TAK-390 MR, Ilaprazole, Uloric or relating to TAP or any of the TAP Subsidiaries;

(ii)   any new or additional inquiry, investigation or Legal Proceeding, or threat thereof in writing or orally by an official of a Governmental Authority in an official capacity, by any Governmental Authority with respect to the sales or marketing practices of TAP or any of the TAP Subsidiaries, which inquiry, investigation or Legal Proceeding may result in a TAP Material Adverse Effect or a Split-off Business Material Adverse Effect; or

(iii)  any development in any inquiry, investigation or other Legal Proceeding by any Governmental Authority pending on the date of this Agreement that may result in a TAP Material Adverse Effect or a Split-off Business Material Adverse Effect.

(g)        Deliveries.  Abbott, Newco, TAP and VEP LLC shall have delivered or caused to be delivered all of the items required to be delivered by each of such Parties pursuant to Sections 3.02(b), 3.02(c), 3.02(d) and 3.02(f) respectively.

Section 11.03       Additional Conditions to Obligations of Abbott.  The obligations of Abbott to effect the Closing and to consummate the Contemplated Transactions are also subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived in writing by Abbott, in whole or in part, to the extent permitted by Applicable Law; provided that such obligations of Abbott shall not be subject to the satisfaction of either of the conditions in Section 11.03(d) or Section 11.03(e) if TAP’s failure to take or refrain from taking any action is the cause of the non-satisfaction of such condition where such failure was caused by a breach of Abbott under this Agreement:

(a)        No Governmental Authority Challenge.  There shall not be pending or threatened in writing by a Governmental Authority any Legal Proceeding or other action by any Governmental Authority (i) seeking to prevent the Contemplated Transactions or (ii) that would reasonably be expected to (A) adversely and materially affect the ability of Abbott to wholly-own Newco or to conduct the Split-off Business after the Closing or (B) result in a Split-off Business Material Adverse Effect or a TAP Material Adverse Effect.

(b)        TAH Representations and Warranties.  The representations and warranties of TAH contained in this Agreement or the other Transaction Documents to which it is a party, disregarding qualifications as to materiality and Material Adverse Effect, shall be true and correct as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), with only such exceptions as, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Split-off Business Material Adverse Effect or a TAP Material Adverse Effect.  Abbott shall have received a certificate of an executive officer of TAH to the foregoing effect.

(c)        Takeda Representations and Warranties.  The representations and warranties of Takeda contained in this Agreement and the other Transaction Documents to which it is a party, disregarding qualifications as to materiality and Material Adverse Effect, shall be true and correct as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), with only such exceptions as, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Split-off Business Material Adverse Effect or a TAP Material Adverse Effect.  Abbott shall have received a certificate of an executive officer of Takeda to the foregoing effect.

(d)        TAP Representation and Warranties.  The representations and warranties of TAP contained in this Agreement and the other Transaction Documents to which it is a party, disregarding qualifications as to materiality and Material Adverse Effect, shall be true and correct as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), with only such exceptions as (other than the representations and warranties contained in Section 4.05), individually and in the aggregate, have not had, and would not reasonably be expected to have, a Split-off Business Material Adverse Effect or a TAP Material Adverse Effect.  It is agreed that any matter disclosed on the TAP Disclosure Schedules delivered (or updated) after the execution of the Original Agreement, which was not disclosed on the TAP Disclosure Schedules delivered upon the execution of the Original Agreement, shall be disregarded for purposes of this closing condition and shall be deemed not to qualify the respective representations and warranties in Article 4.  Abbott shall have received a certificate of the president and executive vice president of TAP to the foregoing effect.

(e)        Agreements and Covenants.  TAP, Takeda and TAH shall each have performed and complied in all material respects with all agreements and covenants required by this Agreement and the other Transaction Documents to be performed or complied with by TAP, Takeda or TAH, as the case may be, on or prior to the Closing Date.  Abbott shall have received a certificate of the president and executive vice president of TAP (as to TAP), an executive officer of Takeda (as to Takeda) and an executive officer of TAH (as to TAH) to that effect.

(f)        No Material Adverse Effect.  Since January 1, 2007, there shall not have occurred (nor shall any material worsening thereof have occurred) and be continuing a Split-off Business Material Adverse Effect or TAP Material Adverse Effect, nor shall there have occurred (nor shall any material worsening thereof have occurred) and be continuing any Split-off Business Material Adverse Effect or TAP Material Adverse Effect of which Abbott does not have Knowledge as of the date of this Agreement and which is not reflected in the Audited Financial Statements.

(g)        Absence of Certain Events.  There shall not have occurred (nor shall any material worsening thereof have occurred) and be continuing:

(i)    any exclusion or debarment or any other similar administrative action by any Governmental Authority, or any development (including any new or additional threat thereof in writing or orally by an official of a Governmental Authority in an official capacity) that may result in any exclusion or debarment or other similar administrative action by any Governmental Authority relating to Lupron, Prevacid, TAK-390 MR, Ilaprazole, Uloric or relating to TAP or any of the TAP Subsidiaries;

(ii)   any new or additional inquiry, investigation or Legal Proceeding, or threat thereof in writing or orally by an official of a Governmental Authority in an official capacity, by any Governmental Authority with respect to the sales or marketing practices of TAP or any of the TAP Subsidiaries, which inquiry, investigation or Legal Proceeding results in or may result in a Split-off Business Material Adverse Effect or a TAP Material Adverse Effect; or

(iii)  any development in any inquiry, investigation or other Legal Proceeding by any Governmental Authority pending on the date of this Agreement that may result in a Split-off Business Material Adverse Effect or a TAP Material Adverse Effect.

(h)        Deliveries.  TAH, TAP and VEP LLC shall have delivered or cause to be delivered all of the items required to be delivered by each of such Parties pursuant to Sections 3.02(b), 3.02(d) and 3.02(f), respectively.  Takeda shall have delivered all of the items pursuant to Section 3.02(e).

ARTICLE 12

SURVIVAL; INDEMNIFICATION

Section 12.01       Survival.  None of the representations and warranties of TAP contained in Article 4, other than Section 4.05, or in any schedule, instrument or other document delivered pursuant to this Agreement (unless specified otherwise in such schedule, instrument or document) shall survive the Closing.  Each of the representations and warranties contained in Section 4.05 and in Article 5 and Article 6 shall survive the Closing indefinitely.  No Knowledge of, or investigation by or on behalf of, a Party hereto shall constitute a waiver of such Party’s right to enforce any covenant, representation or warranty contained herein by any of the other Parties or affect the right of a Party to indemnification.

Section 12.02       General Indemnification Obligations.

(a)        Effective as of the Closing, subject to the terms of this Agreement, Newco shall indemnify the TAP Indemnified Parties against and shall hold each of the TAP Indemnified Parties harmless from, any and all Damages incurred or suffered by the TAP Indemnified Parties, or any of them, to the extent arising out of:

(i)    any breach by Newco of, or any failure by Newco to perform or comply with, any covenant or agreement contained in this Agreement, in each case from and after the Closing;

(ii)   any Assumed Liability, other than any Pre-Closing TAP Matter;

(iii)  any claim or cause of action of any third party or any notice, directive, order, demand, request or other communication from any Governmental Authority to the extent arising out of the conduct or operations of Newco from and after the Closing; or

(iv)  to the extent provided in Section 12.03, any Pre-Closing TAP Matter other than any Pre-Closing TAP Matter as to which any Transaction Document other than this Agreement provides for indemnification of any TAP Indemnified Party.

(b)        Effective as of the Closing, subject to the terms of this Agreement, TAP shall indemnify the Newco Indemnified Parties against and shall hold each of the Newco Indemnified Parties harmless from, any and all Damages incurred or suffered by the Newco Indemnified Parties, or any of them, to the extent arising out of:

(i)    any breach by TAP of, or any failure by TAP to perform or comply with, any covenant or agreement of TAP contained in this Agreement, in each case from and after the Closing;

(ii)   any Retained Liability, other than any Pre-Closing TAP Matter;

(iii)  any claim or cause of action of any third party or any notice, directive, order, demand, request or other communication from any Governmental Authority to the extent arising out of the conduct or operations of TAP from and after the Closing; or

(iv)  to the extent provided in Section 12.04, any Pre-Closing TAP Matter other than any Pre-Closing TAP Matter as to which any Transaction Document other than this Agreement provides for indemnification of any Newco Indemnified Party.

(c)        Effective as of the Closing, subject to the terms of this Agreement, Abbott shall indemnify the TAH Indemnified Parties against and shall hold each of the TAH Indemnified Parties harmless from, any and all Damages incurred or suffered by the TAH Indemnified Parties, or any of them, to the extent arising out of:

(i)    any inaccuracy or breach of any representation or warranty contained in Article 5; or

(ii)   any breach by Abbott of, or any failure by Abbott to perform or comply with, any covenant or agreement of Abbott contained in this Agreement.

(d)        Effective as of the Closing, subject to the terms of this Agreement, TAH shall indemnify the Abbott Indemnified Parties against and shall hold each of the Abbott Indemnified Parties harmless from, any and all Damages incurred or suffered by the Abbott Indemnified Parties, or any of them, to the extent arising out of:

(i)    any inaccuracy or breach of any representation or warranty contained in Article 6 or (without giving effect, for purposes of determining whether there has been any such inaccuracy or breach, to any of the TAP Disclosure Schedules or any qualifications as to Knowledge or materiality) Section 4.05; or

(ii)   any breach by TAH or Takeda of, or failure by TAH or Takeda to perform or comply with, any covenant or agreement contained in this Agreement.

(e)        Notwithstanding anything to the contrary herein, indemnification under this Article 12 with respect to any matter giving rise to an inaccuracy or breach of any representation or warranty contained in Article 5 shall be available only pursuant to Section 12.02(c)(i) and not pursuant to Section 12.02(a)(iv) or Section 12.02(b)(iv), and indemnification under this Article 12 with respect to any matter giving rise to an inaccuracy or breach of any representation or warranty contained in Article 6 or Section 4.05 shall be available only pursuant to Section 12.02(d)(i) and not pursuant to Section 12.02(a)(iv) or Section 12.02(b)(iv).

(f)        All amounts owing under this Article 12 shall be paid by wire transfer of immediately available funds to the account designated in writing by the Indemnified Party entitled to such payment, promptly after receipt of written notice by the Indemnifying Party from the Indemnified Party specifying in reasonable detail the amount of the claimed Damages and the basis for such Damages.  Upon a final determination (by agreement of the Indemnifying Party or a final, non-appealable order obtained in accordance with this Agreement) that an indemnification obligation is due under this Article 12 and the failure of the Indemnifying Party to pay such obligation within thirty (30) days of written demand for payment from the Indemnified Party, interest shall accrue at the Federal Funds Rate (compounded monthly) on the unpaid amount of the indemnification obligation from the date of such final determination until the indemnification obligation is paid in full.

Section 12.03       Newco Indemnification Obligations for Pre-Closing TAP Matters.  Notwithstanding anything in this Agreement to the contrary, the following provisions and limitations with respect to the indemnification obligations of Newco under Section 12.02(a)(iv) for Pre-Closing TAP Matters shall apply:

(a)        Category 1 Matters

(i)    Newco shall be liable for fifty percent (50%) of any and all Damages imposed upon or incurred by TAP Indemnified Parties, or any of them, arising out of any Category 1 Matter;

(ii)   no claim for Consequential Damages shall be made by a TAP Indemnified Party for a Category 1 Matter, and Newco shall not be required to make any payment for Consequential Damages for a Category 1 Matter, once TAP Indemnified Parties have been paid an aggregate amount of Consequential Damages for Category 1 Matters equal to the TAP Category 1 Cap; and

(iii)  no claim for Damages arising out of a Category 1 Matter shall be made by a TAP Indemnified Party, and Newco shall have no liability with respect to such claim, unless the Damages from an individual claim or series of related claims exceed one hundred thousand dollars ($100,000) (excluding attorneys’ fees related thereto).

(b)        Category 2 Matters

(i)    Newco shall be liable for fifty percent (50%) of any and all Damages imposed upon or incurred by TAP Indemnified Parties, or any of them, arising out of any Category 2 Matter;

(ii)   no claim for Damages arising out of a Category 2 Matter shall be made by a TAP Indemnified Party, and Newco shall have no liability with respect to such claim, unless the Damages from an individual claim or series of related claims exceed one hundred thousand dollars ($100,000) (excluding attorneys' fees related thereto);

(iii)  no claim for Damages arising out of a Category 2 Matter shall be made by a TAP Indemnified Party, and Newco shall not be required to make any payment pursuant to this Article 12 for a Category 2 Matter, once TAP Indemnified Parties have been paid two hundred million dollars ($200,000,000) in respect of Category 2 Matters pursuant to this Article 12; and

(iv)  the obligation of Newco to indemnify TAP Indemnified Parties for Category 2 Matters is limited to claims for Damages of which Newco receives written notice in reasonable detail as to the nature of the claim on or prior to the five year anniversary of the Closing Date.

(c)        If there is an amount recorded as a liability, accrual or reserve on the final Retained Business Closing Balance Sheet relating to a particular Pre-Closing TAP Matter, the indemnification obligation of Newco under this Section 12.03 with respect to Damages arising out of such Pre-Closing TAP Matter shall apply only to the extent that such Damages exceed such liability, accrual or reserve.

Section 12.04       TAP Indemnification Obligations for Pre-Closing TAP Matters.  Notwithstanding anything in this Agreement to the contrary, the following provisions and limitations with respect to the indemnification obligations of TAP under Section 12.02(b)(iv) for Pre-Closing TAP Matters shall apply:

(a)        Category 1 Matters

(i)    TAP shall be liable for fifty percent (50%) of any and all Damages imposed upon or incurred by Newco Indemnified Parties, or any of them, arising out of any Category 1 Matter;

(ii)   no claim for Consequential Damages shall be made by a Newco Indemnified Party for a Category 1 Matter, and TAP shall not be required to make any payment for Consequential Damages for a Category 1 Matter, once Newco Indemnified Parties have been paid an aggregate amount of Consequential Damages for Category 1 Matters equal to the Split-off Business Category 1 Cap; and

(iii)  no claim for Damages arising out of a Category 1 Matter shall be made by a Newco Indemnified Party, and TAP shall have no liability with respect to such claim, unless the Damages from an individual claim or series of related claims exceed one hundred thousand dollars ($100,000) (excluding attorneys’ fees related thereto).

(b)                                 Category 2 Matters

(i)             TAP shall be liable for fifty percent (50%) of any and all Damages imposed upon or incurred by Newco Indemnified Parties, or any of them, arising out of any Category 2 Matter;

(ii)          no claim for Damages arising out of a Category 2 Matter shall be made by a Newco Indemnified Party, and TAP shall have no liability with respect to such claim, unless the Damages from an individual claim or series of related claims exceed one hundred thousand dollars ($100,000) (excluding attorneys’ fees related thereto);

(iii)       no claim for Damages arising out of a Category 2 Matter shall be made by a Newco Indemnified Party, and TAP shall not be required to make any payment pursuant to this Article 12 for a Category 2 Matter, once Newco Indemnified Parties have been paid two hundred million dollars ($200,000,000) in respect of Category 2 Matters pursuant to this Article 12; and

(iv)      the obligation of TAP to indemnify Newco Indemnified Parties for Category 2 Matters is limited to claims for Damages of which TAP receives written notice in reasonable detail as to the nature of the claim on or prior to the five year anniversary of the Closing Date.

(c)                                  If there is an amount recorded as a liability, accrual or reserve on the final Split-off Business Closing Balance Sheet relating to a particular Pre-Closing TAP Matter, the indemnification obligation of TAP under this Section 12.04 with respect to Damages arising out of such Pre-Closing TAP Matter shall apply only to the extent that such Damages exceed such liability, accrual or reserve.

Section 12.05                      Third Party Claims.  The obligations and liabilities of Abbott and Newco and TAH and TAP in connection with their respective indemnities pursuant to this Article 12, arising out of any claim or other assertion of liability by a Person other than a Party or any Affiliate thereof (a “Third Party Claim”), shall be subject to the terms and conditions set forth on Attachment E.

Section 12.06                      No Duplication; Offset for Insurance and Third Party Indemnity Payments; Tax Impact Adjustment.

(a)                                 Any liability for indemnification hereunder or under any other Transaction Document shall be determined without duplication of recovery, whether by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement or otherwise.

(b)                                 Damages for which an indemnification payment is to be made pursuant to this Article 12 or any other Transaction Document shall be reduced by the amount of any insurance proceeds and any indemnity, contribution or similar payment actually received by the Indemnified Party with respect to the applicable Damages (other than as provided in this Agreement) less (x) all costs and expenses incurred in connection with obtaining such insurance proceeds or third party payment (including reasonable attorneys’ fees and, with respect to insurance, all related documented retroactive premium increases and the present value (calculated using the Federal Funds Rate) of all documented prospective premium increases) and (y) the result obtained by multiplying the amount of any such insurance proceeds or third party payment that is taxable to the Indemnified Party by the combined highest marginal rate of federal and state (net of federal benefits) corporate Taxes applicable to the Indemnified Party (such combined rate, the “Tax Impact Rate”) as in effect at the time of receipt of such insurance proceeds or third party payment. An Indemnified Party shall use commercially reasonable efforts to pursue any insurance recovery or recovery of any indemnity, contribution or similar payment available to it with respect to any Damages for which such Indemnified Party seeks indemnification pursuant to this Article 12 or any other Transaction Document; provided that nothing in this Section 12.06 shall require an Indemnified Party to otherwise pursue any such insurance recovery or recovery of indemnity, contribution or other similar payment if the Indemnified Party determines in good faith that such pursuit would be reasonably likely to result in costs and expenses (including attorneys’ fees and, with respect to insurance, retroactive premium increases and the present value (calculated using the Federal Funds Rate) of all prospective premium increases) greater than or equal to the amount of the reasonably anticipated insurance recovery or indemnity, contribution or other similar payment.

(c)                                  In the event (x) any indemnification payment to be made pursuant to this Article 12 or any other Transaction Document is subject to the tax treatment described in clause (i) or (ii) of Section 12.10, (y) the related Damages are deductible or amortizable by the Indemnified Party, in whole or in part, for federal and state income Tax purposes and (z) the indemnification payment would not reduce the federal and state Tax deduction otherwise available to the Indemnified Party with respect to such Damages, then such Damages shall also be reduced by an amount equal to the following: (1) in any case where the deduction for such related Damages may be claimed in a single taxable year, the result obtained by multiplying the amount of such deduction by the Tax Impact Rate in effect at the time such deduction may be taken; or (2) in any case where the deduction for such related Damages must be amortized over a period of more than one taxable year, the present value (calculated using the Federal Funds Rate and the number of taxable years over which such related Damages are amortizable) of each deduction multiplied by the Tax Impact Rate in effect at the time the first such deduction may be taken.

Section 12.07                      Release of Certain TAP Representatives.  Notwithstanding anything to the contrary herein, effective upon the Closing, each of TAP, TAH and Abbott hereby releases and forever discharges each current and former officer and director of TAP, VEP LLC or Newco from any claim, demand, action, expense, damage, suit and liability, of whatever kind or nature, in law or equity, known or unknown, vested or contingent, suspected or unsuspected, and whether or not concealed or hidden, whichever have or may have existed, or which do exist, that may now or hereafter at any time be made or brought against such individuals, with respect to a breach or alleged breach of fiduciary duty to TAP or its stockholders or any other fiduciary claim arising out of, relating to or in respect of any period prior to Closing.

Section 12.08                      Indemnification in the Event of Strict Liability or Negligence.  THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE 12 SHALL BE APPLICABLE AND ENFORCEABLE REGARDLESS OF WHETHER THE INDEMNIFIABLE DAMAGES ARE BASED UPON PAST, PRESENT OR FUTURE CLAIMS, LEGISLATIVE ACTS OR LAWS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LAW) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING AN INDEMNIFYING PARTY) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE INDEMNIFIED PARTY OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON THE INDEMNIFIED PARTY.

Section 12.09                      Exclusive Remedy.  Each Party agrees that the sole and exclusive remedy of such Party after the Closing with respect to matters described in Section 12.02(a)(i)-(iv), Section 12.02(b)(i)-(iv), Section 12.02(c)(i)-(ii) and Section 12.02(d)(i)-(ii) shall be limited to this Article 12; provided that such limitation shall not apply to claims or causes of action for fraud, intentional misrepresentation or willful misconduct; provided further that this Section 12.09 shall not limit the ability of any Party to pursue equitable remedies in accordance with Section 15.10; and provided further that this Section 12.09 shall not limit indemnification obligations and rights to indemnification under the other Transaction Documents.

Section 12.10                      Purpose.  The purpose of this Article 12 is to support the intention of the Parties to equalize the values of TAP and Newco as of the Closing.  Consistent with such purpose, the Parties acknowledge and agree the indemnification payments made hereunder between TAP and Newco shall be treated for Tax purposes consistent with ruling number 11 of the Private Letter Ruling and item (11) of the Base Transaction Conventions or, if not addressed therein, to the extent allowed under existing Tax Law, in one of the following ways: (i) if made from TAP to Newco, such payment shall be treated as an additional part of the Contribution and Assumption; and (ii) if made from Newco to TAP, such payment shall be treated as a reduction in the amount of the Contribution and Assumption, even if such amount is reduced thereby to zero or below.

ARTICLE 13

TERMINATION

Section 13.01                      Termination.  This Agreement may be terminated prior to the Closing:

(a)                                 by written agreement of Abbott and TAH;

(b)                                 by either Abbott or TAH if any Governmental Authority shall have issued an Order or have taken any other action:

(i)             making consummation of the Contemplated Transactions illegal or otherwise prohibited;

(ii)          adversely and materially affecting the ability of Abbott to wholly own Newco or to conduct the Split-off Business after the Closing, or

(iii)       adversely and materially affecting the ability of TAH to wholly own TAP or to conduct the Retained Business after the Closing; and such Order or other action shall have become final and non-appealable; or

(c)                                  by either Abbott or TAH if the Closing shall not have been consummated by August 1, 2008 (the “End Date”).  Notwithstanding the preceding sentence, neither Abbott nor TAH may terminate this Agreement pursuant to this Section 13.01(c) if the Closing shall not have been consummated by the End Date (i) by reason of the failure of such Party or any of its Affiliates to perform in all material respects any of its or their respective covenants or agreements contained in any of the Transaction Documents or (ii) by reason of the failure of TAP to take or refrain from taking any action if such Party did not seek to cause TAP to take or refrain from taking such action.

Section 13.02   Effect of Termination.  If this Agreement is terminated as permitted by Section 13.01, this Agreement shall become void, and such termination shall be without liability of any Party to any other Party; provided, that (i) nothing in this Article 13 shall relieve any Party from liability for any willful breach hereof prior to such termination and (ii) the provisions of Sections 10.04, 10.06, 13.02 and Article 15 shall survive any termination of this Agreement pursuant to Section 13.01.

ARTICLE 14

CERTAIN MATTERS WITH RESPECT TO VEP PRODUCTS

Section 14.01                      Third Party Royalties.

(a)                       Takeda, TAH, TAP or VEP LLC, as applicable, shall promptly notify Newco in writing upon the earlier of (i) receipt from a third party of a written allegation that a VEP Product infringes upon, misappropriates, violates or otherwise conflicts with Intellectual Property rights held by a third party, which allegation could eventually result in a Third Party Royalty; or (ii) initiation of negotiations with a third party regarding Intellectual Property rights, which negotiations could eventually result in a Third Party Royalty, and such written notice shall describe in reasonable detail such Intellectual Property and shall include (A) in the case of notice given pursuant to the immediately-preceding clause (ii), a reasonably detailed description of the anticipated substance of such negotiations and (B) in the case of notice given pursuant to the immediately-preceding clause (i), a true and correct copy of such written allegation.

(b)                       With respect to any amount payable at any time after the Closing by TAP or VEP LLC or any of their respective Affiliates (including indirectly through any of their or such Affiliates’ respective licensees) to a third party that is not an Affiliate of TAP or VEP LLC for the rights of VEP LLC, TAP, TAH, Takeda or any of their respective Affiliates or licensees to exercise rights under any Intellectual Property that is not owned or licensed by Takeda or any of its Affiliates as of the Closing and is necessary to manufacture, use, distribute, import or sell, during the period after the Closing and on or before the Last Payment Date, a VEP Product upon which a VEP Payment is payable (as a distribution to the Class B Member) by VEP LLC pursuant to the VEP LLC Operating Agreement (a “Third Party Royalty”), VEP LLC or TAP, as applicable, shall notify Newco in writing (i) no less than fifteen (15) Business Days prior to the execution of any agreement that would establish, increase or decrease any Third Party Royalty, including a settlement agreement with respect to a claim relating to a Third Party Royalty, or (ii) promptly upon the final non-appealable judgment or Order of a court of competent jurisdiction or arbitration award with respect to a claim awarding a Third Party Royalty (any such agreement, judgment, Order or arbitration award, a “Third Party Royalty Obligation”); provided that if the written notification contemplated by clause (i) above would cause VEP LLC or TAP to violate any confidentiality obligations, or would otherwise cause harm to VEP LLC or TAP, VEP LLC or TAP, as applicable, shall instead provide such written notification to Newco as soon as practicable after the execution of any such agreement; provided further that VEP LLC and TAP shall use commercially reasonable efforts to include in any such confidentiality agreement with the third party an exception that would allow disclosure to Newco as contemplated by clause (i) above.  In the case of clause (i), Newco may (within ten (10) Business Days of its receipt of the specified written notice from VEP LLC or TAP, as applicable) deliver written notice to VEP LLC or TAP, as applicable, that Newco objects to the Third Party Royalty Obligation and shall specify, in reasonable detail, the alleged basis on which VEP LLC or TAP, as applicable, did not act in a commercially reasonable manner in pursuing the agreement to establish or increase the Third Party Royalty; provided, however, Newco shall have no right to object to any Third Party Royalty Obligation established as described in clause (ii) above.  In the event of such a dispute, VEP LLC or TAP, as applicable, and Newco shall attempt to reconcile their differences, and any written resolution as to a disputed item, signed by each of VEP LLC or TAP, as applicable, and Newco shall be final, binding, conclusive and non-appealable as to such item for all purposes hereunder.  If VEP LLC or TAP, as applicable, and Newco are unable to reach a written resolution with such effect as to all disputed items within ten (10) Business Days after the receipt of the written notice of dispute, such dispute shall be resolved in accordance with Section 15.05(b). In the case of any other dispute regarding any Third Party Royalty or any Disputed Third Party Royalty Obligation, VEP LLC or TAP, as applicable, and Newco may notify the other in writing of such dispute, whereupon such Parties shall attempt to reconcile their differences, and any written resolution as to a disputed item, signed by each of such Parties, shall be final, binding, conclusive and non-appealable as to such item for all purposes hereunder.  If VEP LLC or TAP, as applicable, and Newco are unable to reach a written resolution with such effect as to all disputed items within ten (10) Business Days after the receipt of the written notice of dispute, such dispute shall be resolved in accordance with Section 15.05(b).  Notwithstanding anything to the contrary in this Agreement or the VEP LLC Operating Agreement, no Royalty Deduction or Royalty Amount may be given effect for any purpose under this Agreement or the VEP LLC Operating Agreement until Takeda, TAH, VEP LLC and TAP have fully complied with Section 14.01(a), this Section 14.01(b) and Section 9.2(a) of the VEP LLC Operating Agreement with respect to such Royalty Deduction and Royalty Amount (except that the foregoing shall not prohibit VEP LLC from depositing into escrow Disputed Amounts as required by Section 9.2(a) of the VEP LLC Operating Agreement); provided that, subject to the provisions of the VEP LLC Operating Agreement, failure to give, or delay in giving, notice as required under Section 14.01(a) or this Section 14.01(b) shall not affect the rights of VEP LLC to make or effect any Royalty Deduction or Royalty Amount, unless and to the extent that Abbott or the Class B Member is prejudiced by such failure or delay.

(c)                        Subject to the foregoing provisions of this Section 14.01 and to the procedures applicable to Third Party Claims, all decisions regarding the negotiation of a Third Party Royalty or the settlement or defense of a claim related to a Third Party Royalty shall be within the sole discretion of TAP and VEP LLC.

Section 14.02   Commercially Reasonable Efforts.  TAP and VEP LLC shall (and shall use commercially reasonable efforts to require any licensee to agree in writing to) use Commercially Reasonable Efforts to sell the Prevacid Products and to develop and sell (if successfully developed) the TAK-390 MR Products, the Ilaprazole Products and the Uloric Products, the sales of which are the basis for a VEP Amount, in their respective Territories; provided that such obligation to use Commercially Reasonable Efforts shall cease with respect to any such product that has been transferred or out-licensed, except that each of TAP and VEP LLC shall use its commercially reasonable efforts to enforce its rights under such out-license.  Neither TAP nor any of its Affiliates shall enter into any transaction or series of related transactions, or take or refrain from taking any action, with the purpose of reducing or avoiding any of their obligations, including the obligations of VEP LLC, under this Article 14 or the VEP LLC Operating Agreement.  Neither TAP nor any of its Affiliates may transfer its interest in any VEP Product directly or indirectly to any third party (excluding any Affiliate, and other than pursuant to product sales in the ordinary course of business) without the express prior written consent of Abbott.  The Parties intend for Newco to receive the VEP Payments contemplated in the VEP LLC Operating Agreement and that in the event TAP or any of its Affiliates takes any such action, the Parties agree to take the actions reasonably necessary to place the Parties in the same economic position as they would have been in if TAP and its Affiliates had not taken such action.  The Parties acknowledge that any Reversion Event is not subject to the restrictions contained in this Section 14.02.

Section 14.03   VEP LLC Operating Agreement.  The purpose of the VEP LLC Operating Agreement is to support the intention of the Parties to equalize the values of TAP and Newco as of the Closing.  Consistent with such purpose, the Parties acknowledge and agree that VEP LLC shall be treated for Tax purposes consistent with the Private Letter Ruling.

ARTICLE 15

MISCELLANEOUS

Section 15.01   Notices.  All notices, requests and other communications given or made pursuant hereto or any other Transaction Document (unless otherwise specified by such Transaction Document) shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses or as of the date sent by electronic transmission to the following facsimile numbers:

if to Takeda or TAH or, after the Closing, TAP or VEP LLC:

Takeda America Holdings, Inc.

767 Third Avenue

New York, NY 10017, USA

Attention: President

Facsimile: (212) 355-5243

with a copy (which shall not constitute notice) to:

Jenner & Block, LLP

330 N. Wabash Avenue

Chicago, IL  60611

Attention:  Donald E. Batterson, Esq.

Facsimile:  (312) 923-2707

if to TAP, VEP LLC or Newco prior to the Closing:

TAP Pharmaceutical Products Inc.

675 North Field Drive

Lake Forest, IL 60045

Attention: Chief Legal Counsel

Facsimile: (847) 582-5007

with a copy (which shall not constitute notice) to:

Takeda Pharmaceutical Company Limited

12-10, Nihonbashi 2-chome

Chuo-ku, Tokyo 103-8668, Japan

Attention:  General Manager, Legal Department

Facsimile:  81 3 3278-2077

and

Abbott Laboratories

100 Abbott Park Road

Abbott Park, Illinois 60064

Attention:  Executive Vice President, General Counsel and Secretary

Facsimile:  (847) 938-6277

if to Abbott or, after the Closing, Newco:

Abbott Laboratories

100 Abbott Park Road

Abbott Park, Illinois 60064

Attention:  Executive Vice President, General Counsel and Secretary

Facsimile:  (847) 938-6277

with a copy (which shall not constitute notice) to each of:

Skadden, Arps, Slate, Meagher & Flom LLP

333 West Wacker Drive

Chicago, Illinois 60606

Attention:  Charles W. Mulaney, Jr.

Facsimile:  (312) 407-0411

and

Baker & McKenzie LLP

1114 Avenue of Americas

New York, New York 10036

Attention:  Robert W. DeJoy, Jr.

Facsimile:  (212) 310-1693

or to such other address or facsimile number, and with such other copies, as such Party may hereafter specify for the purpose by notice to the other Parties.

Section 15.02   Amendments; No Waivers.

(a)                                 Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)                                 No failure or delay by any Party in exercising any right, power or privilege under the Transaction Documents shall operate as a waiver of such right, power or privilege nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  Subject to Section 12.09, the rights and remedies provided under this Agreement shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 15.03   Expenses.  Except as otherwise provided in this Agreement and the other Transaction Documents, each Party shall be responsible for all costs and expenses incurred by such Party in connection with the Contemplated Transactions, including the fees of such Party’s legal counsel, financial advisors, accountants, brokers, finders or investment bankers; provided that, until after the Closing, TAP shall not incur any out-of-pocket cost or expense (or series of related out-of-pocket costs and/or expenses) related to or arising from the Contemplated Transactions in excess of $250,000, unless such cost or expense (or series of related costs and/or expenses) is approved in writing in advance by both TAH and Abbott.

Section 15.04   Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other Party, except that each of Abbott, Newco, TAH and TAP may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, its rights under this Agreement, but no such transfer or assignment shall relieve Abbott or TAH of its obligations under this Agreement.  Notwithstanding the foregoing, either Abbott or Takeda may assign this Agreement to any entity which is the successor to its entire business and operations without the prior written consent of any other Party.

Section 15.05   Dispute Resolution.  Any and all disputes arising out of or relating to this Agreement, any other Transaction Document or any of the Contemplated Transactions, including any question regarding the existence, validity or termination or the applicability of this Section 15.05, shall be subject to Section 15.10 and to the following provisions; provided, however, any dispute arising out of or relating to any Transaction Document (other than this Agreement) containing specific dispute resolution provisions shall be subject to the dispute resolution provisions contained in such other Transaction Document if and to the extent they conflict with the provisions in this Section 15.05:

(a)                                 Any and all disputes arising out of or relating to any balance sheet, financial statement or audit report contemplated by Sections 3.03(a)(i) or arising out of or relating to the determination of the Estimated Split-off Business Net Assets and the Estimated TAP Net Assets as contemplated by Section 10.14 shall be resolved exclusively in accordance with this Section 15.05(a).  Abbott and TAH shall first attempt to reconcile their differences.  If for any reason the Parties are unable to reach a written resolution as to all disputed items within ten (10) Business Days of receipt of a written notice of dispute by the other Party, TAH and Abbott shall submit the items remaining in dispute for resolution to PricewaterhouseCoopers LLP (the “Independent Accounting Firm”); provided that, if such firm is unable or unwilling to serve, the Independent Accounting Firm shall be another accounting firm mutually selected by TAH and Abbott or, if no agreement can be reached, the largest accounting firm (in terms of revenue) with offices in Chicago, Illinois that is able and willing to serve.  TAH and Abbott shall instruct the Independent Accounting Firm to determine and report in writing upon each of the submitted disputed items, which, to the extent consisting of financial statement items, shall be determined by the Independent Accounting Firm in accordance with GAAP applied on a basis consistent with the TAP 2007 Audited Balance Sheet and the Agreed Accounting Conventions.

Such report of the Independent Accounting Firm shall be final, binding, conclusive and non-appealable for all purposes hereunder.  TAH and Abbott shall instruct the Independent Accounting Firm to use its best efforts to render a decision as to all items in dispute within thirty (30) days of submission, and the Parties agree to cooperate with each other and the Representatives of the other and with the Independent Accounting Firm in order that any and all items in dispute shall be resolved as soon as practicable.  The fees and disbursements of the Independent Accounting Firm shall be allocated between TAH and Abbott in the same proportion that the aggregate dollar amount of disputed items submitted to the Independent Accounting Firm that are unsuccessfully disputed by each such Party (as finally determined by the Independent Accounting Firm) bears to the total dollar amount of disputed items so submitted.

(b)                                 Any and all disputes arising out of or related to Section 3.4(b)(ii)-(iv) or Section 9.3(b) of the VEP LLC Operating Agreement or any Third Party Royalty as contemplated by Section 14.01 and all disputes referred to arbitration pursuant to Section 15.05(c) shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “ICC”) then in effect (the “Rules”), which Rules are deemed to be incorporated by reference into this clause.  The number of arbitrators shall be three.  The place of arbitration shall be Chicago, Illinois.  The language of the arbitral proceedings shall be English.  It is the intent of the Parties that discovery (if any) in the arbitration shall be kept to a minimum and no more than reasonably necessary, in the judgment of the arbitrators, to resolve the dispute, and that the arbitration proceed expeditiously.  Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances.  The arbitrators are not empowered to award punitive damages, and each Party hereby waives any right to seek or recover punitive damages with respect to any dispute resolved by arbitration. The arbitrators shall allocate the costs of the arbitration in a manner that bears a reasonable relationship to the outcome of the arbitration, with the party to the arbitration prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses and the administrative and arbitrator fees and expenses.  Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  Except as required by Law or regulatory authority or as necessary to enforce this agreement to arbitrate or any award rendered thereunder, the existence of the dispute, any settlement negotiations, the arbitration hearing, any submissions (including exhibits, testimony, proposed rulings and briefs) and the rulings shall be deemed Confidential Information.  The arbitrators shall have the authority to impose sanctions for unauthorized disclosure of any such Confidential Information.

(c)                                  Any and all disputes not expressly covered by Sections 15.05(a) and (b) arising out of or relating to this Agreement (including all matters arising under Article 12), any other Transaction Document (to the extent not covered by any specific dispute resolution provisions contained in such Transaction Document) shall be subject to the following.  If any Party files an action, it shall do so only in the Delaware Court of Chancery in Wilmington, Delaware (the “Chancery Court”), provided, if, and only if, the claim(s) are not within the jurisdiction of the Chancery Court, such dispute or portion thereof shall be referred to arbitration in accordance with Section 15.05(b).  Each Party hereby covenants and agrees to submit to the jurisdiction of the Chancery Court, where proper, for the limited purpose of resolution of the dispute, and to refrain from filing any such action in any other court, either within or outside of the United States.  Each Party specifically waives any and all rights to a jury trial upon litigation of any issue, dispute or matter whatsoever related or incident to this Agreement irrespective of the Party bringing such suit.  Service of process may be made to any Party and personal jurisdiction over such Party obtained, by service of a copy of the summons, complaint and other pleadings required to make such application by certified mail upon such Party at the address set forth in Section 15.01.  This method of service is in addition to, and not to the exclusion of, any methods of process service available at law or in equity.  Each Party hereby waives and agrees not to assert by way of motion, as a defense, or otherwise in any such action brought in accordance with this Section 15.05(c), any claim that the court does not have jurisdiction over it or that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this section may not be enforced in or by such court.

Section 15.06   Governing Law.  This Agreement and each of the Transaction Documents (except as otherwise explicitly provided therein) shall be governed by, and all disputes arising out of or in connection with this Agreement and each of the Transaction Documents (except as otherwise explicitly provided therein) shall be resolved in accordance with, the Law of the State of Delaware (without regard to the conflicts of law rules of such state that would mandate the application of the laws of another jurisdiction).

Section 15.07   Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument.  This Agreement shall become effective when each Party shall have received a counterpart of such agreement signed by the other Parties to such agreement.

Section 15.08   Entire Agreement.  This Agreement and the other Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter of such documents and supersede all prior and contemporaneous agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of such documents.  No representation, inducement, promise, understanding, condition or warranty not set forth in the Transaction Documents has been made or relied upon by any Party.  Except for Indemnified Parties under Article 12, neither this Agreement nor any provision hereof is intended to confer upon any Person other than the Parties any rights or remedies thereunder.

Section 15.09   Severability.  Except as otherwise expressly provided herein, if any one or more of the provisions contained in this Agreement should be declared invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any Party.  Upon such a declaration, the Parties shall modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the Contemplated Transactions are consummated as originally contemplated to the fullest extent possible.  It is the intention of the Parties that if any restriction or covenant contained in Section 8.01 or Section 9.02, as applicable, is held to cover a geographic area or to be for a length of time that is not permitted by Applicable Law, or is in any way construed to be to any extent invalid, such provision shall not be construed to be invalid, but to the extent such provision would be valid or enforceable under Applicable Law, the applicable section shall be construed and interpreted or reformed to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (but not greater than those contained in Section 8.01 or Section 9.02, as applicable).

Section 15.10   Specific Performance.  Each of the Parties acknowledges and agrees that in the event of any breach of this Agreement, a non-breaching Party could be irreparably and immediately harmed and could not be made whole by monetary damages.  It is accordingly agreed that each of the Parties (a) will waive, in any action for specific performance, the defense of a remedy at law and (b) shall be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to seek an injunction to prevent breaches of, and to compel specific performance of, this Agreement.  In particular, without limitation, each of TAH and TAP, on the one hand, and Abbott and Newco, on the other hand, acknowledges that the other Parties would be irreparably harmed by any breach of Section 8.01 or Section 9.02, as applicable, and that there would be no adequate remedy at law to compensate such other Parties for any such breach.  TAH and TAP, on the one hand, and Abbott and Newco, on the other hand, each agree that the other Parties shall be entitled to seek injunctive relief requiring specific performance in the event of a breach of Section 8.01 or Section 9.02, as applicable, and each of such Parties consents to the entry of such injunctive relief.

Section 15.11   No Right to Setoff.  Except as provided in Section 3.04(a), no Party nor any Affiliate thereof may deduct from, set off, hold back or otherwise reduce in any manner whatsoever any amount owed to it hereunder or pursuant to any other agreement against any amounts owed hereunder or pursuant to any other agreement by such Party and/or its Affiliates to any other Party or any of such other Party’s Affiliates.

Section 15.12   Third Parties.  The Indemnified Parties other than the Parties are third party beneficiaries of this Agreement in accordance with its terms, and (a) any amendment of this Agreement executed by the Parties is binding on such Indemnified Parties, (b) any action or consent taken or given by Takeda, TAH, TAP or VEP LLC on its behalf is binding upon the TAP Indemnified Parties and the TAH Indemnified Parties and (c) any action or consent taken or given by Abbott or Newco on its own behalf is binding upon the Abbott Indemnified Parties and the Newco Indemnified Parties.

Section 15.13   Construction.  For purposes of this Agreement: (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) the word “including” and words of similar import shall mean “including, without limitation,” unless otherwise specified; (d) all references to a “Section,” “Article,” “Schedule,” “Attachment” and “Exhibit” are, unless otherwise specified, intended to refer to a Section, Article, Schedule, Attachment and Exhibit of this Agreement; and (e) the phrase “attorneys’ fees” shall be limited to fees paid or payable to outside counsel.

Section 15.14   Descriptive Headings.  The headings contained in this Agreement and in any Attachment, Exhibit or Schedule attached hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Any capitalized term used in any Attachment, Exhibit or Schedule attached hereto but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement.

Section 15.15   No Partnership or Joint Venture.  It is not the intention of the Parties to create a partnership (including a limited partnership) or joint venture, and neither TAP nor Newco shall be a partner or joint venturer of the other for any purpose, in each case except with respect to VEP LLC for income tax purposes.  Neither TAP nor Newco shall be considered the agent of the other for any purpose whatsoever.

Section 15.16   Obligations of Takeda.  Notwithstanding anything to the contrary herein, Takeda is entering into this Agreement solely with regard to: (i) its obligation to execute and deliver the Amended and Restated Takeda Guarantee pursuant to Section 3.02(e); (ii) its confidentiality obligations under Section 10.06; (iii) its obligation to execute and deliver the Lupron License and Supply Agreement under Section 3.02(e); (iv) its rights of access and to information under Section 7.04; (v) its representations and warranties in Section 6.02; (vi) its obligations under Sections 7.05, 8.01, 10.01, 10.15, 14.01, 15.05 and 15.17; and (vii) its rights under Sections 3.02(a) and 15.04.

Section 15.17   Effect of Amendment and Restatement.  The Parties agree that this Agreement, in amending and restating the Original Agreement, shall not affect any liability accrued under the Original Agreement.  Except as the context requires otherwise, references in any other Transaction Document to the Original Agreement shall be deemed to be to this Agreement from and after the Closing Date.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers on the day and year first above written.

ABBOTT LABORATORIES

By:	/s/ Thomas C. Freyman
	Name:	Thomas C. Freyman
	Title:	Executive Vice President, Finance and
Chief Financial Officer

TAKEDA PHARMACEUTICAL COMPANY LIMITED

By:	/s/ Yasuchika Hasegawa
	Name:	Yasuchika Hasegawa
	Title:	President

TAKEDA AMERICA HOLDINGS, INC.

By:	/s/ Iwaaki Taniguchi
	Name:	Iwaaki Taniguchi
	Title:	President

TAP PHARMACEUTICAL PRODUCTS INC., A CLOSE CORPORATION

By:	/s/ Alan MacKenzie
	Name:	Alan MacKenzie
	Title:	President

LAKE PRODUCTS INC.

By:	/s/ Alan MacKenzie
	Name:	Alan MacKenzie
	Title:	President

TAKEDA PHARMACEUTICALS LLC

By:	/s/ Alan MacKenzie
	Name:	Alan MacKenzie
	Title:	Chief Executive Officer

SIGNATURE PAGE TO CONTRIBUTION AND EXCHANGE AGREEMENT

Exhibit I

Each of the following terms is defined in the Section of this Agreement set forth opposite such term:

Abbott	Preamble
Agreement	Preamble
Chancery Court	Section 15.05(c)
CIA	Section 10.15
Closing	Section 3.02(a)
Closing Date	Section 3.02(a)
Contribution and Assumption	Section 2.01
Contribution Effective Time	Section 2.03(a)
Deloitte & Touche	Section 3.03(a)(ii)
End Date	Section 13.01(c)
Exchange	Section 3.01
HIPAA	Section 4.30
ICC	Section 15.05(b)
Independent Accounting Firm	Section 15.05(a)
Inventory	Section 4.23(a)
Multiemployer Plan	Section 4.22(b)(iv)
Newco	Preamble
Newco Lupron Sales Subsidiary	Section 7.02(a)(ii)(A)
Non-Transferred Permits	Section 2.05(b)
OIG	Section 10.15
Original Agreement	Preamble
Permit Expiration Date	Section 2.05(b)
Receivables	Section 4.26
Rules	Section 15.05(b)
Special Warranty Deed	Section 2.03(a)(ii)
Survey	Section 2.03(a)(ii)
TAH	Preamble
Takeda	Preamble
TAP	Preamble
TAP Common Stock	Section 4.04(a)
Target Closing Date	Section 3.02(a)
Tax Impact Rate	Section 12.06(b)
Terminated Contracts	Section 7.05
Third Party Claim	Section 12.05
Third Party Royalty	Section 14.01(b)
Third Party Royalty Obligation	Section 14.01(b)
Time Adjustment Reduction Amount	Section 3.04(a)
Title Company	Section 2.03(a)(ii)
Title Policy	Section 2.03(a)(ii)
VEP Licenses	Section 7.03(b)
VEP LLC	Preamble

Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings set forth as follows in this Exhibit I:

“Abbott Defined Benefit Plan” means the Abbott Laboratories Annuity Retirement Plan.

“Abbott Indemnified Parties” means Abbott, its Affiliates and each of their respective Representatives.

“Abbott Laboratories Inc.” means Abbott Laboratories Inc., a Delaware corporation.

“Abbott-Canada” means Abbott Laboratories, Limited – Laboratoires Abbott, Limitee, a corporation organized and existing under the Canada Business Corporations Act.

“Abbott-Puerto Rico” means Abbott Laboratories (Puerto Rico) Incorporated, a corporation organized and existing under the laws of Puerto Rico.

“Accounts Receivable Reserve Factor” means the quotient obtained by dividing (x) one (1.00) by (y) 0.9989.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.  For purposes of this definition, “control,” when used with respect to any Person, means the power to direct management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing; provided that (i) neither TAP nor any Subsidiary of TAP shall be deemed an Affiliate of Abbott or any Subsidiary of Abbott or, prior to the Closing, Takeda or any Subsidiary of Takeda and (ii) neither Abbott nor any Subsidiary of Abbott, and, prior to the Closing, neither Takeda nor any Subsidiary of Takeda, shall be deemed an Affiliate of TAP or any Subsidiary of TAP.  Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, for purposes of all Transaction Documents: (i) VEP LLC is an Affiliate of TAP, (ii) upon the Closing, VEP LLC shall be an Affiliate of Takeda, (iii) prior to the Closing, VEP LLC is an Affiliate of Newco, (iv) upon and after the Closing, VEP LLC shall not be deemed to be an Affiliate of Newco and (v) at no point shall VEP LLC be deemed to be an Affiliate of Abbott or any of its Affiliates.

“Affiliated Group” means a group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

“Agreed Accounting Conventions” means the measurement of particular Assets and Liabilities, and the other policies, as set forth in Exhibit IV.

“Amended and Restated Abbott Guarantee” means the Amended and Restated Guarantee, dated as of March 19, 2008 and amended and restated as of the Closing Date, by Abbott for the benefit of TAP, TAH and Takeda.

“Amended and Restated Employee Matters Agreement” means the Employee Matters Agreement, dated as of March 19, 2008 and amended and restated as of the Closing Date, by and among Abbott, Takeda, TAH, TAP and Newco.

“Amended and Restated Takeda Guarantee” means the Amended and Restated Guarantee, dated as of March 19, 2008 and amended and restated as of the Closing Date, by Takeda for the benefit of Newco and Abbott.

“Amended and Restated TAP – Abbott Canada Marketing and Distribution Agreement” means that certain Amended and Restated Marketing and Distribution Agreement, dated as of December 1, 2005, between TAP and Abbott-Canada, as amended prior to the effectiveness of the Amendment to Marketing and Distribution Agreement (Canada).

“Amended and Restated Tax Agreement” means the Tax Agreement, dated as of March 19, 2008 and amended and restated as of the Closing Date, by and among TAH, Abbott, TAP, Newco and VEP LLC.

“Amendment to Marketing and Distribution Agreement (Canada)” means the Amendment, dated as of the Closing Date, between TAP and Abbott-Canada, to the Amended and Restated TAP – Abbott Canada Marketing and Distribution Agreement.

“Amendment to Marketing and Distribution Agreement (Puerto Rico)” means the Amendment, dated as of the Closing Date, between TAP and Abbott-Puerto Rico, to the TAP – Abbott-Puerto Rico Marketing and Distribution Agreement.

“Amendment to Prev-Pac Co-Promotion Agreement” means the Fourth Amendment, dated as of the Closing Date, between TAP Sales Subsidiary and Abbott Laboratories Inc. to the Agreement dated as of May 1, 1998, as amended, by and between Abbott Laboratories Inc. and TAP Sales Subsidiary.

“Applicable Law” means, with respect to any Person, any U.S. or non-U.S., federal, state or local constitution, statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, Assets or Representatives (in connection with such Representative’s activities on behalf of such Person or any of its Affiliates).

“Asoprisnil” means any compound to which TAP or any of the TAP Subsidiaries is licensed or otherwise granted rights or permission under and pursuant to that certain R&D Collaboration, License and Supply Agreement by and between Jenapharm GmbH & Co. KG (now Schering AG) and TAP dated September 8, 1997, as amended, immediately prior to the Closing.

“Asoprisnil Products” means all Pharmaceutical Products containing Asoprisnil.

“Assets” means assets and rights of every kind (whether inchoate, tangible or intangible), including real and personal property.

“Assumed Ilaprazole Profit Amount” has the meaning specified in the definition of Ilaprazole Profits.

“Assumed Liabilities” means:

(a)        all Liabilities relating primarily to the Split-off Business, the Split-off Products, the Transferred Assets or, to the extent expressly provided in the Amended and Restated Employee Matters Agreement, the Lupron Employees or to the extent arising out of the conduct of the Split-off Business;

(b)        other Liabilities expressly allocated to Newco pursuant to this Agreement or any other Transaction Document, including all Liabilities reflected on the Split-off Business Closing Balance Sheet; and

(c)        all Liabilities of TAP under the Plea and Related Agreements to the extent (if any) that such Liabilities are imposed on Newco pursuant to the terms of the Plea and Related Agreements or otherwise by operation of law.

“Assumed Lupron Profit Amount” has the meaning specified in the definition of Lupron Profits.

“Assumed Prevacid Profit Amount” has the meaning specified in the definition of Prevacid Profits.

“Assumed TAK-390 MR Profit Amount” has the meaning specified in the definition of TAK-390 MR Profits.

“Assumed Uloric Profit Amount” has the meaning specified in the definition of Uloric Profits.

“Audited Financial Statements” means the audited consolidated balance sheets of TAP and the TAP Subsidiaries as of the end of the fiscal years ending in each of 2007 and 2006, including the notes thereto, and the audited consolidated statements of income, stockholders’ equity and cash flows for the fiscal years ending in each of 2007 and 2006, including the notes thereto.

“Base Transaction Conventions” means the document, containing certain conventions governing the Contemplated Transactions, set forth in Exhibit VII.

“Benefit Plan” shall mean each employee benefit plan constituting an Employee Welfare Benefit Plan, an Employee Pension Benefit Plan and each other employee benefit or fringe benefit plan, program, arrangement, or employment practice and each employment agreement, severance agreement, restrictive covenant, executive compensation arrangement, incentive program or arrangement, sick leave, vacation pay and severance pay policy, plant closing benefit, salary continuation arrangement for disability, consulting or other compensation arrangement, retirement plan, deferred compensation plan, “rabbi” trust, bonus program, stock purchase arrangement, hospitalization, medical or health plan, life insurance plan, voluntary employees’ beneficiary association (intended to qualify under Section 501(c)(9) of the Code), tuition reimbursement or scholarship program, workers’ compensation plan or plan providing benefits or payments to employees in the event of a change of control, change in ownership or sale of all or a substantial portion of the Assets of TAP maintained by TAP with respect to any of TAP’s current or former employees or to which TAP contributes or is required to contribute with respect to any of TAP’s current or former employees; provided, however, the term “Benefit Plan” shall not include any Benefit Plan that is sponsored by Abbott.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois are authorized or required by Law to close.

“Cap Reference Date” means with respect to any claim for indemnity brought pursuant to Section 12.03 or Section 12.04, the first day of the month in which the Indemnifying Party receives written notice of such claim.

“Capital Contribution” has the meaning given to such term in the VEP LLC Operating Agreement.

“Category 1 Matter” means any Pre-Closing TAP Matter relating to Prevacid Products, TAK-390 MR Products, Ilaprazole Products, Uloric Products, Lupron Products, Asoprisnil Products or SARM Products, including to the sales and marketing practices of TAP, any TAP Subsidiary or anyone acting on behalf of TAP or any TAP Subsidiary.

“Category 2 Matter” means any Pre-Closing TAP Matter that is not a Category 1 Matter.

“Class A Interest” has the meaning given to such term in the VEP LLC Operating Agreement.

“Class A Member” has the meaning given to such term in the VEP LLC Operating Agreement.

“Class B Interest” has the meaning given to such term in the VEP LLC Operating Agreement.

“Class B Member” has the meaning given to such term in the VEP LLC Operating Agreement.

“Class C Interest” has the meaning given to such term in the VEP LLC Operating Agreement.

“Class C Member” has the meaning given to such term in the VEP LLC Operating Agreement.

“Closing Knowledge” means, with respect to the matter in question, the actual knowledge of and what should have been known upon reasonable investigation, by those persons listed on Exhibit VI-D.

“Closing Representations” means all of the representations and warranties in Article 4, excluding for purposes of Section 10.16 only the Signing Representations.

“Code” means the Internal Revenue Code of 1986, as amended, and all final, temporary and proposed Treasury Regulations promulgated thereunder (the “Treasury Regulations”).

“Combination Product” means any Pharmaceutical Product containing Prevacid, Ilaprazole, TAK-390 MR or Uloric in combination with one or more biologically active ingredients other than Prevacid, Ilaprazole, TAK-390 MR and Uloric.

“Commercially Reasonable Efforts” means (exclusively for purposes of Section 14.02) efforts and resources commonly used in the U.S. pharmaceutical industry for an internally developed product of similar commercial potential, at a similar stage in its lifecycle taking into consideration its safety and efficacy, its cost to develop, sell and market, the competitiveness of alternative products, its proprietary position and the likelihood of Governmental Authorization, and any other product opportunities, all being consistent with prudent scientific and business judgment, taking into account the particular circumstances of such Party, and none of which shall be influenced by capital contributions that the Class B Member could be required to make to VEP LLC under Section 3.4(b)(ii)-(iv) of the VEP LLC Operating Agreement.

“Confidential Information” means the Newco Confidential Information and the TAP Confidential Information.  Confidential Information shall also mean Personally Identifiable Information.

“Consequential Damages” means any consequential damages, special damages, lost profits or diminution in value, except that with respect to special damages and diminution in value, only to the extent such special damages or diminution in value is best characterized as consequential damages as opposed to direct damages.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents (including the Internal Restructuring and the Exchange).

“Contracts” means all contracts, agreements, leases, licenses, commitments, obligations, promises, undertakings, sales and purchase orders and internal work orders, whether written or oral, and whether express or implied, that are legally binding.

“Contribution and Distribution Agreement” means the Contribution and Distribution Agreement, dated as of the Closing Date, by and among TAP, the TAP Sales Subsidiary, Newco and Newco Lupron Sales Subsidiary.

“Contribution, Conveyance and Assumption Agreement” means the Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, by and between TAP and Newco.

“Damages” means all losses, damages (including direct damages, compensatory damages, special damages and consequential damages), Liabilities, obligations, penalties,

assessments, dues, fines, amounts paid in settlement, judgments, indemnification payments, lost profits, diminution of value, costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses), costs related to the investigation, remediation or monitoring of the environment, of any nature whatsoever, including any of the foregoing or portion thereof that may be incurred or relate to periods after the Closing.  All Damages shall be calculated on a pre-Tax basis, without reduction or other adjustment for any Tax consequences arising out of the payment of such Damages, and Damages shall not include (a) any internal costs or expenses of any Party or its Affiliates or (b) any Capital Contribution to VEP LLC by any Member pursuant to the VEP LLC Operating Agreement.

“Debarred Entity” means a corporation, partnership or association that has been debarred by the FDA pursuant to Title 21 of the United States Code Section 335a(a) or (b) from submitting or assisting in the submission of any abbreviated drug application, or a Subsidiary or Affiliate of a Debarred Entity.

“Debarred Individual” means an individual who has been debarred by the FDA pursuant to Title 21 of the United States Code Section 335a(a) or (b) from providing services in any capacity to a Person that has an approved or pending drug product application.

“Disputed Amount” has the meaning given to such term in the VEP LLC Operating Agreement.

“Disputed Third Party Royalty Obligation” has the meaning given to such term in the VEP LLC Operating Agreement.

“Employee Pension Benefit Plan” has the meaning specified in Section 3(2) of ERISA.

“Employee Welfare Benefit Plan” has the meaning specified in Section 3(1) of ERISA.

“Environmental Laws” means any federal, state or local Law relating to public health or safety, worker health or safety, or pollution, damage to or protection of the environment and natural resources, including Laws relating to emissions, discharges, releases or threatened release of Hazardous Substances into the environment (including ambient air, surface water, groundwater, land surface or subsurface), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, generation, disposal, transport or handling of any Hazardous Substances.  Without limiting the generality of the foregoing, the term encompasses each of the following statutes and the regulations promulgated thereunder, and any similar applicable state or local Law, each as amended: (a) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980; (b) the Solid Waste Disposal Act; (c) the Hazardous Materials Transportation Act; (d) the Toxic Substance Control Act; (e) the Clean Water Act; (f) the Clean Air Act; (g) the Safe Drinking Water Act; (h) the National Environmental Policy Act of 1969; (i) the Superfund Amendments and Reauthorization Act of 1986; (j) Title III of the Superfund Amendments and Reauthorization Act; (k) the Federal Insecticide, Fungicide and Rodenticide Act; and (l) the provisions of the Occupational Safety and Health Act of 1970 relating to the handling of and exposure to Hazardous Substances and similar substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Estimated Net Assets Differential” means an amount equal to (i) half of the Estimated TAP Net Assets minus (ii) the Estimated Split-off Business Net Assets.

“Estimated Net Asset Equalization Amount” means an amount equal to the Estimated Net Assets Differential; provided, however, if the Estimated Net Assets Differential is less than zero, then (i) TAP shall retain, as a Retained Asset, an amount of Split-off Accounts Receivable equal to, or as near to equal as practicable to, (x) the absolute value of the Estimated Net Assets Differential multiplied by (y) the Accounts Receivable Reserve Factor and (ii) the Estimated Net Asset Equalization Amount shall be zero.

“Estimated Split-off Business Net Assets” means the Net Assets of Newco and its Subsidiary as if the Contribution and Assumption (excluding the ownership interest in the Headquarters Facility and the related Assumed Liabilities) had occurred on December 31, 2007, which shall be derived from the TAP 2007 Audited Balance Sheet with the calculation thereof to be prepared by the controller of TAP and reviewed by Abbott and TAH.

“Estimated TAP Net Assets” means the Net Assets of TAP and the TAP Subsidiaries (consolidated) as of December 31, 2007 based on the TAP 2007 Audited Balance Sheet with the calculation thereof to be prepared by the controller of TAP and reviewed by a Representative of Abbott and TAH.

“Excluded Individual” or “Excluded Entity” means (i) an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid by the Office of the Inspector General (OIG/HHS) of the U.S. Department of Health and Human Services, or (ii) an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration.

“Existing Lupron License Agreement” means the Leuprolide Sustained Release Formulation License Agreement dated March 6, 1989, as amended prior to the Closing, by and between Takeda and TAP.

“Existing Lupron Supply Agreement” means the Supply Agreement on Leuprolide Sustained Release Formulation dated October 20, 1989, as amended prior to the Closing, by and between Takeda and TAP.

“FDA” means the U.S. Food and Drug Administration, or any successor thereto or to its responsibilities with respect to Pharmaceutical Products.

“Federal Funds Rate” means, for a particular day, the offered rate as reported in The Wall Street Journal published for such day in the “Money Rates” section for reserves traded among commercial banks for overnight use in amounts of one million dollars or more or, if no such rate is published for a day, such rate as most-recently published in The Wall Street Journal, calculated on a daily basis based on a 365-day year.

“GAAP” means U.S. generally accepted accounting principles as of the date hereof, applied on a basis consistent with prior accounting periods.

“Governmental Authority” means any U.S. or non-U.S., federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Governmental Authorization” shall mean any license, franchise, permit, permission, variance, clearance, registration, qualification or other similar authorization or approval issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Applicable Law.

“Hazardous Substance” means (i) any “hazardous substance” as now defined pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601(14); (ii) any “pollutant or contaminant” as defined in 42 U.S.C. §9601(33); (iii) any material defined as “hazardous waste” pursuant to 40 C.F.R. Part 261; (iv) any petroleum, including crude oil and any fraction thereof; (v) natural synthetic gas usable for fuel; (vi) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; (vii) any asbestos, polychlorinated biphenyl, radium, or isomer of dioxin, or any material or thing containing or composed of such substance or substances; and (viii) any other pollutant, waste, residue, contaminant or similar material which is hazardous, toxic, poisonous, or otherwise presents a threat to human health or the environment.

“Headquarters Facility” means (a) the building (excluding all removable fixtures thereof, but including facility equipment and land and improvements thereon) located at 675 North Field Drive, Lake Forest, Illinois, United States, consisting of approximately 272,943 square feet and (b) the approximately 45.33 acres of surrounding land on which the building is located as more particularly described on Exhibit V, together with all improvements located thereon and all easements, rights, privileges, remainders, reversions and appurtenances thereunto belonging or in any way appertaining, and all of the estate, rights, title, interest or claim whatsoever of TAP therein, in the street and ways adjacent thereto, at law or in equity, in possession or expectancy, now or hereafter acquired (with the exception of the Headquarters Lease).

“Headquarters Lease” means the Office Lease, made as of the Closing Date, by and between Newco and TAP.

“Identifiable Intellectual Property” means patents, patent applications, patent disclosures, registered trademarks and service marks (including logos and trade dress), applications for trademark and service mark registrations, trade names, domain names, registered copyrights, applications for copyrights, registered mask works and applications for masks works registrations.

“Ilaprazole” has the meaning specified within the definition of Ilaprazole Products.

“Ilaprazole Products” means all Pharmaceutical Products containing (i) any compound to which TAP or any of the TAP Subsidiaries is licensed or otherwise granted rights or permission under and pursuant to that certain License Agreement by and between Takeda Chemical Industries, Ltd. and TAP dated February 17, 2004, as amended, immediately prior to the Closing, if a Pharmaceutical Product containing such compound is launched for commercial sale in the United States after a Pharmaceutical Product containing any compound to which TAP or any of the TAP Subsidiaries is licensed or otherwise granted rights or permission under and pursuant to that certain License Agreement by and between Ilyang Pharmaceutical Co. Ltd. and TAP dated September 7, 2005, as amended, immediately prior to the Closing; or (ii) any compound to which TAP or any of the TAP Subsidiaries is licensed or otherwise granted rights or permission under and pursuant to that certain License Agreement by and between Ilyang Pharmaceutical Co. Ltd. and TAP dated September 7, 2005, as amended, immediately prior to the Closing, if a Pharmaceutical Product containing any such compound is launched for commercial sale in the United States after a Pharmaceutical Product containing any compound to which TAP or any of the TAP Subsidiaries is licensed or otherwise granted rights or permission under and pursuant to that certain License Agreement by and between Takeda Chemical Industries, Ltd. and TAP dated February 17, 2004, as amended, immediately prior to the Closing (the compound contained in such Ilaprazole Products, “Ilaprazole”); provided, however, that for purposes of Section 3.4(b)(ii)-(iv), Section 4.4(b)(iv) and Section 9.3(a)-(b) of the VEP LLC Operating Agreement, Ilaprazole Products mean all Pharmaceutical Products containing any compound to which TAP or any of the TAP Subsidiaries is licensed or otherwise granted rights or permission under and pursuant to that certain License Agreement by and between Ilyang Pharmaceutical Co. Ltd. and TAP dated September 7, 2005, as amended, immediately prior to the Closing.

“Ilaprazole Profits” means an amount equal to the “After-Tax Income” specified on Exhibit III for all of the Ilaprazole Products for the period from the Closing Date until the applicable Cap Reference Date, determined on a pro rata basis for any partial year or other period (the “Assumed Ilaprazole Profit Amount”); provided that such amount shall be (x) increased if actual Net Sales of all Ilaprazole Products in the respective period are greater than Net Sales as specified on Exhibit III for such period and (y) decreased if actual Net Sales of all Ilaprazole Products in the respective period are less than Net Sales as specified on Exhibit III for such period, in each case based on the product of (i) the Assumed Ilaprazole Profit Amount multiplied by (ii) a percentage equal to such actual Net Sales divided by such Net Sales amount specified on Exhibit III; provided, however, that with respect to any period after 2016, Ilaprazole Profits means (i) the actual amount of Net Sales for all Ilaprazole Products during such period multiplied by (ii) the forecasted profit margin for all Ilaprazole Products for the year 2016 as specified on Exhibit III.

“IND” means all Investigational New Drug Applications, including any amendments or supplements thereto, submitted to FDA under Section 505(i) of the Federal Food, Drug, and Cosmetic Act.

“Indebtedness” means, without duplication, (i) the principal of and interest accrued on (A) indebtedness for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments; (ii) all obligations issued or assumed as the deferred purchase price of property (but excluding accounts payable arising in the ordinary course of business consistent with past practice); (iii) all obligations for the reimbursement of any obligor on any letter of credit or similar credit transaction securing obligations of a Person other than TAP or of a type described in clauses (i) and (ii) above and (iv) and (v) below, but only to the extent of the obligation secured; (iv) all obligations to pay rent or other amounts under any lease of real or personal property, which obligations are required to be classified and accounted for as capital leases on a balance sheet of TAP prepared in accordance with GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; and (v) all obligations of the type referred to in clauses (i) through (iv) of other Persons secured by any Lien on any property or Asset of TAP.

“Indemnified Parties” means the TAP Indemnified Parties, the Newco Indemnified Parties, the TAH Indemnified Parties and the Abbott Indemnified Parties.

“Indemnifying Party” means, with respect to a claim for indemnification pursuant to Article 12, the Party from whom indemnification is sought.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all patent disclosures, industrial designs, utility models and all patents and patent applications, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions, renewals and reexaminations thereof, and applications therefor (b) all trademarks, service marks, trade dress, domain names, web site addresses, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all registered and unregistered copyrights, all rights to database information, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, software, databases, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all rights, including rights of privacy and publicity, to use the names, likenesses and other personal characteristics of any individual, (g) other proprietary rights, and (h) all rights and remedies against past, present and future infringement, misappropriation or other violation of the foregoing.

“Interchangeable Assets” means all servers and other computer hardware not related primarily to the Split-off Business or included in subsection (h) of the definition of Retained Assets.

“Internal Restructuring” means (i) the formation of Newco by TAP and the contribution of capital to Newco by TAP in exchange for Newco Stock and (ii) the Contribution and Assumption.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means:

(a)                        when used in connection with Abbott with respect to the matter in question, the actual knowledge of those Persons listed on Exhibit VI-A;

(b)                       when used in connection with Takeda with respect to the matter in question, the actual knowledge of those Persons listed on Exhibit VI-B; and

(c)                        when used in connection with TAH with respect to the matter in question, the actual knowledge of those Persons listed on Exhibit VI-C.

“Last Payment Date” means the date that is one (1) Business Day before the five (5) year anniversary of the Closing Date.

“Law” means any U.S. or non-U.S., federal, state or local constitution, statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority.

“Lease Assignment and Assumption Agreement (Arlington)” means the Lease Assignment and Assumption Agreement, dated as of the Closing Date, by and between TAP and Abbott with respect to the assignment and transfer to TAP of all of the right, title and interest of Abbott and its Affiliates in and to that certain Lease Agreement, dated November 20, 1997, by and between Brookhollow Acquisitions, LP (the successor in interest to Itohpia Dallas, Inc.) and Abbott, as amended.

“Lease Assignment and Assumption Agreement (Bannockburn)” means the Lease Assignment and Assumption Agreement, dated as of the Closing Date, by and between TAP and Newco with respect to the assignment and transfer to Newco of all of the right, title and interest of TAP in and to that certain Office Building Lease, dated March 15, 1996, by and between Blackstone Real Estate Acquisitions V LLC (the successor in interest to New York Life Insurance Company) and TAP (the successor in interest to Abbott), as amended.

“Lease Assignment and Assumption Agreement (Bedminster)” means the Lease Assignment and Assumption Agreement, dated as of the Closing Date, by and between TAP and Abbott Laboratories Inc. with respect to the assignment and transfer to TAP of all of the right, title and interest of Abbott and its Affiliates in and to that certain Agreement of Lease, dated March 31, 1998, by and between The Offices at Bedminster, LLC (the successor in interest to Sammis Pluckemin Associates) and Abbott Laboratories Inc., as amended.

“Leased Facility” means the leasehold premises (Lupron pharmacy) located at 2201 Waukegan Road, Suite 200, Deerfield, Illinois and consisting of approximately 13,574 square feet.

“Legal Proceeding” means any action, claim, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, due or to become due, liquidated or unliquidated, or determined or determinable (including those arising under any Applicable Law, Legal Proceeding or Contract), and whether or not the same would be required by GAAP to be stated in financial statements or disclosed in the notes thereto.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset.

“Lupron” has the meaning specified within the definition of Lupron Products.

“Lupron Employee” has the meaning given to such term in the Amended and Restated Employee Matters Agreement.

“Lupron License and Supply Agreement” means the Lupron License and Supply Agreement, dated as of the Closing Date, by and between Takeda and Newco.

“Lupron Net Sales” means, for any period, actual net sales of Lupron Products for such period measured in a manner consistent with the definition of net sales of Lupron Products used as the basis for the projected net sales of Lupron Products set forth in Exhibit III.

“Lupron Products” means all Pharmaceutical Products containing leuprolide or leuprolide acetate (“Lupron”) and to which TAP or any of the TAP Subsidiaries is licensed or otherwise granted rights or permission immediately prior to Closing or to which Newco is licensed or otherwise granted rights or permission as of the Closing under and pursuant to the Lupron License and Supply Agreement.

“Lupron Profits” means an amount equal to the “After-Tax Income” specified on Exhibit III for all of the Lupron Products for the period from the Closing Date until the applicable Cap Reference Date, determined on a pro rata basis for any partial year or other period (the “Assumed Lupron Profit Amount”); provided that such amount shall be (x) increased if Lupron Net Sales in the respective period are greater than net sales as specified on Exhibit III with respect to Lupron Products for such period and (y) decreased if Lupron Net Sales in the respective period are less than net sales as specified on Exhibit III with respect to Lupron Products for such period, in each case based on the product of (i) the Assumed Lupron Profit Amount multiplied by (ii) a percentage equal to such Lupron Net Sales divided by such net sales amount specified on Exhibit III; provided, however, that with respect to any period after 2016, Lupron Profits means (i) Lupron Net Sales during such period multiplied by (ii) the forecasted profit margin for the Lupron Products for the year 2016 as specified on Exhibit III.

“Marketing and Distribution Agreement (Canada)” means the TAP – Abbott-Canada Lupron Marketing and Distribution Agreement, dated as of the Closing Date, between TAP and Abbott-Canada.

“Marketing and Distribution Agreement (Puerto Rico)” means the TAP – Abbott-Puerto Rico Lupron Marketing and Distribution Agreement, dated as of the Closing Date, between TAP and Abbott-Puerto Rico.

“Master Services and Supply Agreement” means the Master Services and Supply Agreement, dated as of the Closing Date, between VEP LLC and TAP.

“Member” has the meaning given to such term in the VEP LLC Operating Agreement.

“Mixed Contract” means any TAP Contract that inures to the benefit or burden of each of the Retained Business and the Split-off Business.

“NDAs” means all New Drug Applications, including any amendments or supplements thereto, submitted to FDA under Section 505 of the Federal Food, Drug, and Cosmetic Act.

“Net Assets” means an amount equal to (i) total assets minus (ii) total liabilities, both on a book value basis and calculated in accordance with GAAP applied on a basis consistent with the TAP 2007 Audited Balance Sheet and the Agreed Accounting Conventions.

“Net Assets Differential” means an amount equal to (i) half of the TAP Closing Net Assets (ii) minus the Split-off Business Closing Net Assets.

“Net Sales” means, with respect to each of the Prevacid Products, TAK-390 MR Products, Ilaprazole Products and Uloric Products, for any period, the gross invoiced sales of such product in the respective Territory by VEP LLC and its Affiliates and TAP and its Affiliates and their respective licensees and successors of any of the foregoing for such period, calculated in each case in accordance with GAAP, less (without duplication) the following items with respect to such product to the extent included in the calculation of such gross invoiced sales:

(a)                                 discounts, credits, rebates, allowances, adjustments, rejections, recalls, and returns to drug wholesalers or their customers, and, in the case of sales to drug wholesalers where there are no direct shipments to such customers, chargebacks;

(b)                                 price reductions, whether retroactive or otherwise imposed by Governmental Authorities;

(c)                                  sales, excise, turnover, inventory, value added and other Taxes incurred or assessed on the sales of such product; and

(d)                                 management fees incurred during the VEP Period to group purchasing organizations to the extent relating to such products and included in rebates;

provided, however, that Net Sales shall not include (x) sales to a Person to the extent sales by such Person are included in Net Sales, (y) any over-the-counter sales of Products (as defined in the Novartis License Agreement) by Novartis AG (or its successors or licensees) in the United States including its territories and possessions or any amounts paid to TAP by Novartis AG (or its successors) pursuant to the Novartis License Agreement and (z) any co-promotion arrangement between or among TAP and/or any of its Subsidiaries and/or their respective Affiliates; provided further that, with respect to any Combination Product, Net Sales means the amount determined as described above, multiplied by a fraction, the numerator of which is the cost of Prevacid, Ilaprazole, TAK-390 MR or Uloric, as the case may be, as sold alone in finished dosage form and the denominator of which is the total cost of all the therapeutically active ingredients in such Combination Product (including Prevacid, Ilaprazole, TAK-390 MR or Uloric, as the case may be), with the cost in each case to be determined by the standard cost formula of TAP or VEP LLC, as applicable.

“Newco Confidential Information” means all documents and other confidential or proprietary information (including information relating to trade secrets, processes, unpublished patent and trademark applications and product development), all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, all patent disclosures, industrial designs, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, software, databases, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, concerning the Split-off Business and Newco.

“Newco Indemnified Parties” means Newco, its Affiliates and each of their respective Representatives.

“Newco Stock” means all of the issued and outstanding common stock, par value $0.01 per share, of Newco.

“Novartis License Agreement” means the License Agreement, dated December 19, 2005, by and between TAP Pharmaceutical Products Inc. and Novartis AG, as in effect on the date of this Agreement.

“Occurrence” has the meaning assigned to such term within the definition of Split-off Business Material Adverse Effect.

“Order” means any award, decision, writ, decree, injunction, judgment, order, ruling, or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Authority, or by any arbitrator.

“Party” means, individually, each of Takeda, TAH, Abbott, TAP, VEP LLC and Newco.

“Permitted Liens” means (i) Liens for Taxes, assessments and government charges or levies not yet due and payable or being contested in good faith and (ii) such other Liens as would not have a TAP Material Adverse Effect or a Split-off Business Material Adverse Effect.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personally Identifiable Information” means any single element, or combination of elements, of non-public information related to an individual where that information either directly or indirectly identifies that individual.

“Pharmaceutical Products” means therapeutic drug products for human use or for such other uses, if any, to which TAP has rights immediately prior to the Closing.

“Plea and Related Agreements” means (i) the Side Letter Agreement, dated September 28, 2001, between the United States of America and Abbott, (ii) the Side Letter Agreement, dated September 28, 2001, between the United States of America and Takeda, (iii) the Plea Agreement, dated September 28, 2001, between TAP and the United States of America, (iv) the Settlement Agreement and Release, entered into as of September 28, 2001, between TAP, the United States of America and Douglas N. Durand, Joseph Gerstein, M.D. and Tufts Associated Health Maintenance Organization, (v) the Corporate Integrity Agreement, dated September 28, 2001, between the Office of the Inspector General of the Department of Health and Human Services and TAP, (vi) the judgment entered against TAP on December 6, 2001 pursuant to the Plea Agreement, (vii) any and all settlement agreements between TAP and any of the individual States of the United States and (viii) any other related agreement of TAP.

“Pre-Closing TAP Matters” means any fact, event, development or circumstance prior to the Closing with respect to the Retained Business, the Retained Employees, the Split-off Business, the Lupron Employees and/or any other business or operation of TAP, including Assumed Liabilities and Retained Liabilities as of the Closing.  All matters arising out of a breach of the Special Warranty Deed and all Legal Proceedings outstanding on or prior to the Closing Date (excluding (i) Takeda Pharmaceutical Company Ltd. and TAP Pharmaceutical Products Inc. v. Teva Pharmaceutical USA, Inc. and Teva Pharmaceutical Industries Ltd. and (ii) Takeda Pharmaceutical Company Ltd., TAP Pharmaceutical Products Inc. and Ethypharm, S.A. v. Teva Pharmaceutical USA, Inc. and Teva Pharmaceutical Industries Ltd.) shall constitute Pre-Closing TAP Matters.  The disclosure of any exception to the representations and warranties contained in Article 4 or other matter on the TAP Disclosure Schedules shall not eliminate or limit in any way the indemnification rights of any Party pursuant to Article 12 with respect to such exception or matter.

“Premises” has the meaning given to such term in the Special Warranty Deed.

“Prevacid” has the meaning given to such term in the definition of Prevacid Products.

“Prevacid Competing Product” means any product (other than Prevacid Products, TAK-390 MR Products or Ilaprazole Products) that is categorized as a proton pump inhibitor product.

“Prevacid Products” means all Pharmaceutical Products containing lansoprazole (“Prevacid”) and to which TAP or any of the TAP Subsidiaries is licensed or otherwise granted rights or permission immediately prior to Closing.

“Prevacid Profits” means an amount equal to the “After-Tax Income” specified on Exhibit III for all of the Prevacid Products for the period from the Closing Date until the applicable Cap Reference Date, determined on a pro rata basis for any partial year or other period (the “Assumed Prevacid Profit Amount”); provided that such amount shall be (x) increased if actual Net Sales of all Prevacid Products in the respective period are greater than Net

Sales as specified on Exhibit III for such period and (y) decreased if actual Net Sales of all Prevacid Products in the respective period are less than Net Sales as specified on Exhibit III for such period, in each case based on the product of (i) the Assumed Prevacid Profit Amount multiplied by (ii) a percentage equal to such actual Net Sales divided by such Net Sales amount specified on Exhibit III; provided, however, that with respect to any period after 2016, Prevacid Profits means (i) the actual amount of Net Sales for all Prevacid Products during such period multiplied by (ii) the forecasted profit margin for all Prevacid Products for the year 2016 as specified on Exhibit III.

“Private Letter Ruling” means the private letter ruling issued by the IRS to TAP on March 21, 2008 (PLR 151750-07).

“Prohibited Transactions” means a “prohibited transaction” as defined in Section 4975(c) of the Code and Section 406 of ERISA.

“Representatives” means, with respect to any Person, the officers, directors, employees, accountants, counsel, consultants, advisors and agents of such Person.

“Retained Assets” means all Assets of TAP other than the Transferred Assets, which Retained Assets shall include:

(a)                        all cash, cash equivalents and bank deposits, other than any Estimated Net Asset Equalization Amount and any amount payable by TAP pursuant to Section 3.03(c)(ii);

(b)                       all accounts and notes receivable, certificates of deposit, shares of stock, securities, bonds, debentures, evidences of Indebtedness and any other debt, equity or other interests in or of any Person, other than accounts and notes receivable related exclusively to the Split-off Products; provided, however, that if the Estimated Net Assets Differential is a negative number, then the Retained Assets shall include an amount of Split-off Accounts Receivable equal to, or as near to equal as practicable to, (x) the absolute value of the Estimated Net Assets Differential multiplied by (y) the Accounts Receivable Reserve Factor;

(c)                        all refunds or credits related to any Company Shared Tax (generally as defined in the Amended and Restated Tax Agreement, but specifically including the items excepted from such definition);

(d)                       all insurance policies and proceeds received after the Closing Date under any insurance policy maintained by TAP and all rights thereunder;

(e)                        all books and records (i) that are excepted from clause (m) of the definition of Transferred Assets or (ii) that TAP is required by Law to retain; provided that TAP shall at and, subject to the document retention policy of TAP as in effect immediately prior to the Closing Date, subsequent to the Contribution Effective Time furnish Abbott and Newco with access to and complete copies of any and all of the foregoing relating to the Transferred Assets or the Split-off Business as reasonably requested by Newco or Abbott from time to time prior to the two year anniversary of the Closing Date;

(f)                         all Contracts (other than Mixed Contracts) that relate to (i) the Retained Business, (ii) Prevacid and/or Prevacid Products or (iii) the other Retained Assets;

(g)                        subject to Section 2.04(c), all Mixed Contracts;

(h)                       all software and data (including databases, electronic data, electronic mail, archival backups and files) related primarily to the Retained Business or Prevacid or the other Retained Assets and all servers and other computer hardware assigned to Retained Employees;

(i)                           all qualifications of TAP to conduct business as a foreign corporation;

(j)                          all foreign currency Contracts;

(k)                    the ISDA Incentive Stock Option Hedge under TAP’s ISDA Master Agreement dated as of September 29, 2000;

(l)                           all rights to any and all claims available to or being pursued by TAP or any of the TAP Subsidiaries relating primarily to the Retained Business, Prevacid or the other Retained Assets, whether arising by way of counterclaim or otherwise; and

(m)                   all Interchangeable Assets apportioned to the Retained Business pursuant to Section 2.04(d).

Notwithstanding anything to the contrary contained in this Agreement, Assets owned and used by Abbott or any of its Affiliates in the performance of the Transition Services Agreement do not constitute Retained Assets.

“Retained Business” means all of the business and activities of TAP and its Subsidiaries other than the Split-off Business.

“Retained Business Closing Balance Sheet” means the audited consolidated balance sheet for TAP and its Subsidiaries, excluding Newco and its Subsidiary, as of the Closing Date, giving effect to the Contribution and Assumption but not the Exchange.

“Retained Employee” has the meaning given to such term in the Amended and Restated Employee Matters Agreement.

“Retained Liabilities” means (i) all Liabilities relating to the ISDA Incentive Stock Option Hedge under the TAP ISDA Master Agreement dated as of September 29, 2000 and (ii) all other Liabilities other than Assumed Liabilities.

“Reversion Event” means any termination of a subject license or any reversion of a subject license to the licensor (i) in accordance with the provisions of such subject license in effect on the date hereof, (ii) pursuant to mutual agreement between licensor and licensee, without compensation to the licensee except in accordance with the provisions of such subject license as in effect on the date hereof, or (iii) pursuant to unilateral relinquishment by the licensee, without compensation to the licensee except in accordance with the provisions of such subject license as in effect on the date hereof.

“Royalty Amount” has the meaning given to such term in Exhibit II.

“Royalty Deduction” has the meaning given to such term in the VEP LLC Operating Agreement.

“SARM” means any compound to which TAP or any of the TAP Subsidiaries is licensed or otherwise granted rights or permission under and pursuant to that certain SARM Research, Development and License Agreement by and between Ligand Pharmaceuticals Inc. and TAP dated June 22, 2001, as amended, immediately prior to the Closing.

“SARM Products” means all Pharmaceutical Products containing SARM.

“Signing Knowledge” means, with respect to the matter in question, the actual knowledge of those persons listed on Exhibit VI-E.

“Signing Representations” means the representations and warranties in Sections 4.01, 4.02, 4.03(a), 4.03(d), 4.04, 4.06, 4.07(a), 4.08 (except for the last sentence), 4.09, 4.10, 4.11, 4.13, 4.14, 4.27, 4.28 and 4.29.

“Split-off Accounts Receivable” means accounts and notes receivable from third parties arising from the sale of the Split-off Products in existence at the Contribution Effective Time.

“Split-off Business” means all TAP activities related to the Split-off Products.

“Split-off Business Category 1 Cap” means an amount equal to $2,095,000,000 less (i) the excess of (x) the Lupron Profits over (y) the aggregate amount of all capital contributions made by the Class B Member to VEP LLC pursuant to Section 3.4(b)(ii)-(iv) of the VEP LLC Operating Agreement, in each case from the Closing Date to the applicable Cap Reference Date, and (ii) the aggregate amount of all distributions to the Class B Member pursuant to Section 4.4(b)(i)-(iv) of the VEP LLC Operating Agreement (including any distributions deemed paid pursuant to Section 3.04(a)) from the Closing Date to the applicable Cap Reference Date.

“Split-off Business Closing Balance Sheet” means the audited consolidated balance sheet for Newco and its Subsidiary as of the Closing Date, giving effect to the Contribution and Assumption but not the Exchange.

“Split-off Business Closing Net Assets” means the Net Assets of Newco and its Subsidiary (excluding the ownership interest in the Headquarters Facility and the related Assumed Liabilities) as set forth on the Split-off Business Closing Balance Sheet.

“Split-off Business Material Adverse Effect” means any fact, event, change, development or effect, including initial notice or discovery thereof (each, an “Occurrence”), that, individually or when taken together with any other Occurrence, is materially adverse or is reasonably expected to be materially adverse to the business, operations, results of operations, condition (financial or otherwise), Assets or Liabilities of the Split-off Business taken as a whole; provided that the following shall be excluded from the definition of Split-off Business Material Adverse Effect and from the determination of whether a Split-off Business Material Adverse Effect has occurred: (i) any Occurrence generally applicable to the industries and markets in which the Split-off Business is involved; (ii) any Occurrence generally applicable to the United States or global economic conditions; (iii) any Occurrence arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof or (iv) any Occurrence directly caused by the execution of the Transaction Documents or the public announcement of the Contemplated Transactions, except to the extent, in the case of clause (i), (ii) or (iii) above, that such Occurrence results in a disproportionate impact on the Split-off Business.  For purposes of Sections 11.02(e) and 11.03(f), “Split-off Business Material Adverse Effect” shall include any Occurrence that would have a material adverse effect on the likelihood that the Contemplated Transactions will qualify as a reorganization under Sections 368(a)(1)(D) and 355 of the Code.

“Split-off Intellectual Property” means (i) the Identifiable Intellectual Property set forth in Schedule 4.15(a)(i) of the TAP Disclosure Schedules and (ii) all Intellectual Property (other than Identifiable Intellectual Property) in and to which TAP or any of the TAP Subsidiaries holds, or has a right to hold, any right, title or interest and that is used primarily or held for use primarily in, that is developed primarily for, or that relates primarily to the Split-off Business or Split-off Products.

“Split-off Products” means the Lupron Products, Asoprisnil Products and SARM Products.

“Subsidiary” of Takeda, Abbott, TAH, TAP or any other Person means any corporation, partnership or other legal entity of which Takeda, Abbott, TAH, TAP or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership or other legal entity.

“Supply Agreement” means the Supply Agreement, dated as of the Closing Date, between VEP LLC and the TAP Sales Subsidiary.

“TAH Indemnified Parties” means TAH and Takeda, their Affiliates and each of their respective Representatives.

“TAK-390 MR” has the meaning specified within the definition of TAK-390 MR Products.

“TAK-390 MR Products” means all Pharmaceutical Products containing (i) any compound to which TAP or any of the TAP Subsidiaries is licensed, or otherwise granted rights or permission under and pursuant to that certain License Agreement by and between Takeda Chemical Industries, Ltd. and TAP dated February 17, 2004, as amended, immediately prior to the Closing, if a Pharmaceutical Product containing such compound is launched for commercial sale in the United States prior to a Pharmaceutical Product containing any compound to which TAP or any of the TAP Subsidiaries is licensed or otherwise granted rights or permission under and pursuant to that certain License Agreement by and between Ilyang Pharmaceutical Co. Ltd. and TAP dated September 7, 2005, as amended, immediately prior to the Closing; or (ii) any compound to which TAP or any of the TAP Subsidiaries is licensed or otherwise granted rights or permission under and pursuant to that certain License Agreement by and between Ilyang Pharmaceutical Co. Ltd. and TAP dated September 7, 2005, as amended, immediately prior to the Closing, if a Pharmaceutical Product containing any such compound is launched for commercial sale in the United States prior to a Pharmaceutical Product containing any compound to which TAP or any of the TAP Subsidiaries is licensed or otherwise granted rights or permission under and pursuant to that certain License Agreement by and between Takeda Chemical Industries, Ltd. and TAP dated February 17, 2004, as amended, immediately prior to the Closing (the compound contained in such TAK-390 MR Products, “TAK-390 MR”); provided, however, that for purposes of Section 3.4(b)(ii)-(iv), Section 4.4(b)(iv) and Section 9.3(a)-(b) of the VEP LLC Operating Agreement, TAK-390 MR Products means all Pharmaceutical Products containing any compound to which TAP or any of the TAP Subsidiaries is licensed or otherwise granted rights or permission under and pursuant to that certain License Agreement by and between Takeda Chemical Industries, Ltd. and TAP dated February 17, 2004, as amended, immediately prior to the Closing.

“TAK-390 MR Profits” means an amount equal to the “After-Tax Income” specified on Exhibit III for all of the TAK-390 MR Products for the period from the Closing Date until the applicable Cap Reference Date, determined on a pro rata basis for any partial year or other period (the “Assumed TAK-390 MR Profit Amount”); provided that such amount shall be (x) increased if actual Net Sales of all TAK-390 MR Products in the respective period are greater than Net Sales as specified on Exhibit III for such period and (y) decreased if actual Net Sales of all TAK-390 MR Products in the respective period are less than Net Sales as specified on Exhibit III for such period, in each case based on the product of (i) the Assumed TAK-390 MR Profit Amount multiplied by (ii) a percentage equal to such actual Net Sales divided by such Net Sales amount specified on Exhibit III; provided, however, that with respect to any period after 2016, TAK-390 MR Profits means (i) the actual amount of Net Sales for all TAK-390 MR Products during such period multiplied by (ii) the forecasted profit margin for all TAK-390 MR Products for the year 2016 as specified on Exhibit III.

“TAP – Abbott-Puerto Rico Marketing and Distribution Agreement” means that certain Marketing and Distribution Agreement, dated as of May 1, 1985, between TAP and Abbott-Puerto Rico, as amended prior to the effectiveness of the Amendment to Marketing and Distribution Agreement (Puerto Rico).

“TAP 2007 Audited Balance Sheet” means the audited consolidated balance sheet contained in the TAP 2007 Audited Financial Statements.

“TAP 2007 Audited Financial Statements” means the audited consolidated financial statements of TAP and the TAP Subsidiaries as of December 31, 2007 and for the year then ended prepared in accordance with GAAP.

“TAP Category 1 Cap” means an amount equal to $2,095,000,000 less (i) the excess of (x) the sum of Prevacid Profits, TAK-390 MR Profits, Ilaprazole Profits and Uloric Profits, in each case from the Closing Date to the applicable Cap Reference Date, over (y) the aggregate amount of all distributions to the Class B Member pursuant to Section 4.4(b)(i)-(iv) of the VEP LLC Operating Agreement (including any distributions deemed paid pursuant to Section 3.04(a)), in each case from the Closing Date to the applicable Cap Reference Date, and (ii) the aggregate amount of all capital contributions made by the Class B Member to VEP LLC pursuant to Section 3.4(b)(ii)-(iv) of the VEP LLC Operating Agreement from the Closing Date to the applicable Cap Reference Date.

“TAP Class A Common Stock” means all of the issued and outstanding Class A common stock, without par value, of TAP.

“TAP Class T Common Stock” means all of the issued and outstanding Class T common stock, without par value, of TAP.

“TAP Closing Balance Sheet” means the audited consolidated balance sheet of TAP and its Subsidiaries, including Newco (immediately prior to the Contribution and Assumption) as of the Closing Date.

“TAP Closing Net Assets” means the Net Assets of TAP and its Subsidiaries as of the Closing Date as set forth on the TAP Closing Balance Sheet.

“TAP Confidential Information” means all documents and other confidential or proprietary information (including information relating to trade secrets, processes, unpublished patent and trademark applications and product development), all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, all patent disclosures, industrial designs, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, software, databases, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, concerning the Retained Business.

“TAP Contract” means any Contract: (a) to which TAP or any of the TAP Subsidiaries is or may become bound or under which TAP or any of the TAP Subsidiaries has, or may become subject to, any obligation or (b) under which TAP or any of the TAP Subsidiaries has or may acquire any right or interest.

“TAP Disclosure Schedules” means the TAP Disclosure Schedules prepared by TAP relating to this Agreement and included among the Schedules referred to herein.

“TAP Finance Subsidiary” means TAP Finance Inc., a Delaware corporation.

“TAP Financial Statements” means the Audited Financial Statements and the TAP 2007 Audited Financial Statements.

“TAP Indemnified Parties” means TAP, its Affiliates and each of their respective Representatives.

“TAP Intellectual Property” shall mean any Intellectual Property owned by or licensed to TAP or any of the TAP Subsidiaries or otherwise used or held for use by TAP or any of the TAP Subsidiaries (including Newco).

“TAP Material Adverse Effect” means any Occurrence that, individually or when taken together with any other Occurrence, is materially adverse or is reasonably expected to be materially adverse to the business, operations, results of operations, condition (financial or otherwise), Assets or Liabilities of the Retained Business taken as a whole; provided that the following shall be excluded from the definition of TAP Material Adverse Effect and from the determination of whether a TAP Material Adverse Effect has occurred: (i) any Occurrence generally applicable to the industries and markets in which the Retained Business is involved; (ii) any Occurrence generally applicable to the United States or global economic conditions; (iii) any Occurrence arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof or (iv) any Occurrence directly caused by the execution of the Transaction Documents or the public announcement of the Contemplated Transactions, except to the extent, in the case of clause (i), (ii) or (iii) above, that such Occurrence results in a disproportionate impact on the Retained Business.  For purposes of Sections 11.02(e) and 11.03(f), “TAP Material Adverse Effect” shall include any Occurrence that would have a material adverse effect on the likelihood that the Contemplated Transactions will qualify as a reorganization under Sections 368(a)(1)(D) and 355 of the Code.

“TAP Material Contract” means any of the following by which TAP or any of the TAP Subsidiaries are bound:

(a)        each Contract, in each case as of the date of this Agreement, the performance of which is expected to involve payment or receipt of aggregate consideration in excess of $1,000,000 in the 12-month period immediately following the date hereof;

(b)        each Contract relating to the employment of any employee with a salary in excess of $100,000, and any “stay pay,” termination, change of control or other Contract pursuant to which TAP or any of the TAP Subsidiaries is or may become obligated to make any severance, termination, bonus or relocation payment or any other payment (other than payments in respect of salary);

(c)        each Contract with Abbott or any of its Affiliates;

(d)        each Contract with Takeda or any of its Affiliates;

(e)        each material Contract granting to TAP or any of the TAP Subsidiaries or by which TAP or any of the TAP Subsidiaries obtains rights to use or register TAP Intellectual Property or that restricts TAP’s or any of the TAP Subsidiaries’ rights, or permits other Persons, to use or register any Intellectual Property;

(f)        each other Contract, if a breach or termination of such Contract would reasonably be expected to result in a TAP Material Adverse Effect or a Split-off Business Material Adverse Effect; and

(g)        each lease of any Leased Facility.

“TAP Sales Subsidiary” means TAP Pharmaceuticals Inc., a Delaware corporation.

“TAP Subsidiary” means any Subsidiary of TAP.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect to the foregoing; the foregoing shall include any transferee or secondary liability for a tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included or required to be included in any Tax Return relating thereto).

“Tax Returns” means, with respect to any Tax, any information return for such Tax, and any return, statement, declaration, claim for refund or document filed or required to be filed under Applicable Law for such Tax.

“Territory” means with respect to Prevacid Products, TAK-390 MR Products, Uloric Products and Ilaprazole Products (x) Canada and (y) the United States of America and its territories and possessions, including Puerto Rico.

“Third Party Consents” means any approval, consent, ratification, permission, waiver or authorization from any Person other than a Governmental Authority.

“Title Commitment Headquarters Value” means an amount equal to $45.0 million.

“Tolling Agreement-Lupron” means the Tolling Agreement, dated as of the Closing Date, by and between TAP and Abbott.

“Tolling Agreement-Prevacid” means the Third Amended and Restated Tolling Agreement, dated as of the Closing Date, by and between TAP and Abbott.

“Tolling Agreement-Uloric” means the Amended and Restated Supply Agreement, dated as of the Closing Date, by and between Abbott and TAP.

“Transaction Documents” means this Agreement, the Transition Services Agreement, the Tolling Agreement-Prevacid, the Tolling Agreement-Lupron, the Tolling Agreement-Uloric, the Headquarters Lease, the Amended and Restated Tax Agreement, the Amended and Restated Employee Matters Agreement, the Amended and Restated Abbott

Guarantee, the Amended and Restated Takeda Guarantee, the Lupron License and Supply Agreement, the Marketing and Distribution Agreement (Canada), the Amendment to Marketing and Distribution Agreement (Canada) (and the agreement amended thereby, as so amended), the Marketing and Distribution Agreement (Puerto Rico), the Amendment to Marketing and Distribution Agreement (Puerto Rico) (and the agreement amended thereby, as so amended), the Amendment to Prev-Pac Co-Promotion Agreement (and the agreement amended thereby, as so amended), the Master Services and Supply Agreement, the VEP LLC Operating Agreement, the VEP LLC Contribution Agreement, the Lease Assignment and Assumption Agreement (Arlington), the Lease Assignment and Assumption Agreement (Bedminster), the Lease Assignment and Assumption Agreement (Bannockburn) and every other agreement, certificate, instrument and document required to be executed and delivered in connection with the Contemplated Transactions.

“Transfer Taxes” means transfer, sales, use, recording, value-added or similar Taxes (including any registration and/or stamp Taxes, levies and duties) that may be imposed by reason of the sale, assignment, transfer and delivery of the Transferred Assets to Newco.

“Transferred Assets” means the following in existence at the Contribution Effective Time:

(a)        the ownership interest in the Headquarters Facility and the leasehold interest in the lease of the Leased Facility;

(b)        all machinery, equipment, furniture, office equipment, communications equipment and other tangible personal property (and interests in any of the foregoing) used or held for use primarily in connection with the Split-off Business, and all furniture located at the Headquarters Facility;

(c)        the ownership or leasehold interest in all vehicles assigned to Lupron Employees or used or held for use primarily in connection with the Split-off Business;

(d)        all Contracts related exclusively to the Split-off Business or other Transferred Assets, including (i) that certain SARM Research, Development and License Agreement by and between Ligand Pharmaceuticals Inc. and TAP dated June 22, 2001 and (ii) that certain R&D Collaboration, License and Supply Agreement by and between Jenapharm GmbH & Co. KG (now Schering AG) and TAP dated September 8, 1997;

(e)        all rights and benefits related to the Split-off Business under any Mixed Contract pursuant to Section 2.04(c);

(f)        all products, compounds, raw materials, work-in-process, parts, finished goods, supplies and other inventories that are owned or held by TAP or any TAP Subsidiary and used or intended to be used in connection with the Split-off Business or Split-off Products;

(g)        all rights under or pursuant to warranties, representations and guarantees made by suppliers, manufacturers or contractors in connection with products or services provided to TAP by third parties (other than Takeda or TAH or any of their respective Affiliates) primarily in connection with the Split-off Business;

(h)        any credits, prepaid expenses, deferred charges, advance payments, prepaid items and claims for refunds or reimbursements (but excluding cash security or other deposits), in each case to the extent pertaining primarily to the Split-off Business;

(i)         all personal computers and attached computer hardware and office furniture assigned to Lupron Employees;

(j)         all Split-off Intellectual Property;

(k)        all Governmental Authorizations owned by, or granted to, or held or used by TAP or any TAP Subsidiary relating primarily to the Split-off Business or Split-off Products or to the other Transferred Assets, but excluding all Governmental Authorizations relating to the qualifications of TAP and the TAP Subsidiaries to do business in foreign jurisdictions, and only to the extent transferable as set forth in Section 2.05(b);

(l)         all regulatory submissions (whether completed or in process) to any Governmental Authority, including the FDA, relating primarily to the Split-off Products, including complete copies of all Split-off Product NDAs and INDs, annual reports, adverse event and other safety reports, including those reports required, as applicable, under 21 C.F.R. §§ 312.32, 312.33, 314.80 and 314.81, and other adverse event submission tracking information, drug establishment registration or drug listing submissions required, as applicable, under 21 C.F.R. § 207, and amendments and supplements to any of the foregoing, but only to the extent transferable as set forth in Section 2.05(b);

(m)      all business books, records, files and papers, whether in hard copy or computer format, of TAP or any TAP Subsidiary relating primarily to any of the other Transferred Assets, the Split-off Business, the Assumed Liabilities or the Lupron Employees, including books of account, invoices, research and development information, all records and files required by the FDA to be maintained by TAP or any TAP Subsidiaries relating primarily to the Split-off Products, including those records required to be maintained, as applicable, under 21 C.F.R. §§ 210, 211, 312 and 314, all correspondence between TAP or any TAP Subsidiary and FDA relating primarily to the Split-off Products, manuals and data, lists of present and former suppliers, personnel and employment records and documentation developed or used for accounting, marketing, engineering, manufacturing, or any other purpose relating primarily to the conduct of the Split-off Business at any time prior to the Closing; provided, however, that TAH and TAP shall be provided access to (and copies of) all of the foregoing subsequent to the Contribution Effective Time as reasonably requested by TAH and TAP;

(n)        the Split-off Accounts Receivable; provided, however, that if the Estimated Net Assets Differential is a negative number, then the Transferred Assets shall not include an amount of Split-off Accounts Receivable equal to, or as near to equal as practicable to, (x) the absolute value of the Estimated Net Assets Differential multiplied by (y) the Accounts Receivable Reserve Factor;

(o)        all rights to any and all claims (excluding any insurance related right or claim that constitutes a Retained Asset) available to or being pursued by TAP or any of the TAP Subsidiaries relating primarily to the Split-off Business, Split-off Products or any other Transferred Assets, whether arising by way of counterclaim or otherwise;

(p)        all goodwill associated with the Split-off Business, the Split-off Products or the other Transferred Assets, together with the right to represent to third parties that Newco is the successor to the Split-off Business;

(q)        all issued and outstanding stock of the Newco Lupron Sales Subsidiary and the Class B Interest, in each case, free and clear of all Liens;

(r)         all Interchangeable Assets apportioned to the Split-off Business pursuant to Section 2.04(d);

(s)        all other Assets expressly allocated to Newco under this Agreement or any other Transaction Document; and

(t)         all other Assets related primarily to the Split-off Business, the Split-off Products or the other Transferred Assets.

“Transferred Employee” has the meaning given to such term in the Amended and Restated Employee Matters Agreement.

“Transition Services Agreement” means the Transition Services Agreement, dated as of the Closing Date, among TAP, Newco and Abbott.

“Treasury Regulations” has the meaning specified in the definition of Code.

“Uloric” means any compound to which TAP or any of the TAP Subsidiaries is licensed or otherwise granted rights or permission under and pursuant to that certain License Agreement by and between Teijin Limited and TAP dated September 24, 1999, as amended, immediately prior to the Closing.

“Uloric Competing Product” means any product that is categorized as a xianthine oxidase inhibitor.

“Uloric Products” means all Pharmaceutical Products containing Uloric.

“Uloric Profits” means an amount equal to the “After-Tax Income” specified on Exhibit III for all of the Uloric Products for the period from the Closing Date until the applicable Cap Reference Date, determined on a pro rata basis for any partial year or other period (the “Assumed Uloric Profit Amount”); provided that such amount shall be (x) increased if actual Net Sales of all Uloric Products in the respective period are greater than Net Sales as specified on Exhibit III for such period and (y) decreased if actual Net Sales of all Uloric Products in the respective period are less than Net Sales as specified on Exhibit III for such period, in each case based on the product of (i) the Assumed Uloric Profit Amount multiplied by (ii) a percentage equal to such actual Net Sales divided by such Net Sales amount specified on Exhibit III;

provided, however, that with respect to any period after 2016, Uloric Profits means (i) the actual amount of Net Sales for all Uloric Products during such period multiplied by (ii) the forecasted profit margin for all Uloric Products for the year 2016 as specified on Exhibit III.

“VEP Amount” has the meaning given to such term in the VEP LLC Operating Agreement.

“VEP LLC Contribution Agreement” means the Contribution Agreement, dated as of the Closing Date, by and among TAP, the TAP Sales Subsidiary and VEP LLC.

“VEP LLC Operating Agreement” means the Amended and Restated Operating Agreement of Takeda Pharmaceuticals LLC, dated as of the Closing Date, by and among TAP, the TAP Sales Subsidiary and all Persons who, on or after the date thereof, become additional Members (as defined therein).

“VEP Payment” has the meaning given to such term in the VEP LLC Operating Agreement.

“VEP Period” has the meaning given to such term in the VEP LLC Operating Agreement.

“VEP Products” means the Prevacid Products, TAK-390 MR Products, Ilaprazole Products and Uloric Products.

“WARN” means the Worker Adjustment Retraining and Notification Act, 29 U.S.C. § 2101 et seq., or any similar Law.